Exhibit 10.1

Amended and Restated

Master Services Agreement

by and between

Tata America International Corporation

& Tata Consultancy Services Limited

and

ACNielsen (US), Inc.

Effective as of October 1, 2007

i

5.7	Reporting	34
5.8	Financial, Forecasting and Budgeting Support	36

Section 6. GLOBAL DELIVERY CENTER		36
6.1	General	36
6.2	Change of TCS Service Location	38
6.3	Shared Environment	38
6.4	Network Connections; Nielsen Standards	38

Section 7. THIRD PARTY AGREEMENTS		40
7.1	Assigned Agreements	40
7.2	Performance Under Assigned Agreements	40
7.3	Third Party Invoices for Assigned Agreements	41
7.4	Retained Agreements	41
7.5	Retained Agreement Invoices	41

Section 8. SERVICE LEVELS AND PERFORMANCE REQUIREMENTS		41
8.1	Service Level Performance Methodology	41
8.2	Tier One Quality of Service Metrics and Critical Service Levels	42
8.3	Failure to Perform	42
8.4	Self-Help	43
8.5	Adjustment of Critical Service Levels and Tier One Quality of Service Metrics	44
8.6	Failure to Meet Service Level	44
8.7	Exceptions to Service Level and other Performance Failure of TCS	44
8.8	Measurement and Monitoring Tools	45
8.9	Continuous Improvement and Best Practices	45
8.10	Nielsen Satisfaction Surveys	45

Section 9. RESTRICTIVE COVENANT		46
9.1	Additional Restrictions	46
9.2	Remedies For Breach of Sections 9.1(a) or 9.1(b)	47
9.3	Remedies For Breach of Section 9.1(c)	48
9.4	Advance Clearance	48

Section 10. TCS PERSONNEL		49
10.1	Levels and Retention of Resources	49
10.2	Replacement of Resources	49
10.3	Training	50
10.4	Minimum Staffing Requirements	50
10.5	Key Resources and Domain Experts	51
10.6	TCS Managers	51
10.7	Project Managers	52
10.8	Approval of TCS Managers	52
10.9	Replacement of TCS Managers and Key Resources	52
10.10	Executive Steering Committee	53
10.11	Subcontracting	53

10.12	Coordination Role	53
10.13	Access to TCS Specialized Resources	54
10.14	TCS Personnel Incentives Plan	54
10.15	Personnel Procedures	54
10.16	Background Check, Testing and Documentation of TCS Personnel	54

Section 11. NIELSEN RESPONSIBILITIES		55
11.1	General	55
11.2	Use of Nielsen Service Locations	56
11.3	Nielsen Personnel	57
11.4	Policies, Rules, Standards and Process Instructions	57
11.5	Review, Consents, Approvals	58

Section 12. GOVERNANCE, MANAGEMENT AND CONTROL		58
12.1	Governance Model	58
12.2	Change Control Procedures	58
12.3	Procedures Manuals	58

Section 13. SOFTWARE AND PROPRIETARY RIGHTS		59
13.1	TCS Software	59
13.2	Nielsen Software	59
13.3	TCS Background Technology	59
13.4	TCS Software (including TCS Productivity and TCS Project Tools)	60
13.5	Developed Software	61
13.6	Nielsen License	61
13.7	Changes and Upgrades to Software	62
13.8	Non Software Materials	62
13.9	Work Product	62
13.10	Patents	63
13.11	Residual Knowledge	64
13.12	Attorney-in-Fact	64
13.13	Waiver of Moral Rights	64
13.14	TCS Third Party Software	64
13.15	Nielsen Third Party Software	65
13.16	Section 365(n)	65

Section 14. DATA OWNERSHIP, PROTECTION AND RETURN OF DATA		65
14.1	Ownership of Nielsen Data	65
14.2	Return of Data	66
14.3	Safeguarding of Data	66
14.4	Reconstruction of Data	66

Section 15. CONSENTS		67
15.1	Nielsen Consents	67
15.2	TCS Consents	67
15.3	Contingent Consents	67

Section 16. DISASTER RECOVERY PLAN AND BUSINESS CONTINUITY PLAN		67
16.1	General	67
16.2	Disaster or Force Majeure Event	68
16.3	Termination Due to Force Majeure Events	69
16.4	Allocation of Resources	69
16.5	No Charge for Unperformed Services	69

Section 17. MINIMUM COMMITMENT AMOUNT		70
17.1	Minimum Commitment Amount	70
17.2	Exclusions from the Minimum Commitment Amount	70
17.3	Reductions to the Minimum Commitment Amount	71
17.4	Payment Upon Termination and Expiration	72

Section 18. Charges; INVOICING AND PAYMENT TERMS		72
18.1	Charges	72
18.2	T&M	73
18.3	Expenses Reimbursement	74
18.4	Invoicing and Payment Terms	75
18.5	Rights of Set Off	76
18.6	Refundable Items	76
18.7	Unused Credits	76
18.8	Proration	76
18.9	Disputed Payment	76
18.10	Productivity	77
18.11	Fixed Price Engagement	77
18.12	Most Favored Customer	77

Section 19. EXTENSION TO SUPPLIERS		77
19.1	General	77
19.2	Rate Card Variations For Suppliers	78

Section 20. COMPLIANCE WITH LAWS		78
20.1	Compliance with Laws	78
20.2	Equal Employment Opportunity/Affirmative Action	78
20.3	Occupational Safety And Health Act	79
20.4	Gramm-Leach-Bliley Act and Similar Laws	79
20.5	Immigration Laws	79
20.6	Hazardous Products or Components	79
20.7	Labor Disputes	79
20.8	Statutory and Regulatory Changes	80

Section 21. TAXES		80
21.1	Responsibilities for Taxes	80
21.2	Cooperation	81

Section 22. AUDITS		82

22.1	Processing	82
22.2	Financial Responsibility for Audit	82
22.3	Financial Audit	83
22.4	Record Retention	83
22.5	SAS 70 Type II	84
22.6	Audit Software	85
22.7	Facilities	85
22.8	Audit Assistance	85
22.9	Confidentiality and other Provisions	85
22.10	Audit Reviews and Responses	85
22.11	Regulatory and Client Audits	86

Section 23. CONFIDENTIALITY		86
23.1	Confidential Information	86
23.2	Obligations	87
23.3	Exclusions	88
23.4	Loss of Confidential Information	89
23.5	No Implied Rights	90
23.6	Injunctive Relief	90
23.7	Survival	90

Section 24. REPRESENTATIONS AND WARRANTIES		90
24.1	By TCS	90
24.2	Mutual Representations and Warranties	95
24.3	Disclaimer	96

Section 25. DISPUTE RESOLUTION		96
25.1	Mutual Discussion	96
25.2	Non-binding Mediation	96
25.3	Expedited Dispute Resolution	97
25.4	Adjudication of Disputes	97
25.5	Continuity of Services	98
25.6	Additional Dispute Resolution Terms	98

Section 26. TERMINATION		98
26.1	Termination for Convenience	98
26.2	Termination With TCS’ Right to Cure	98
26.3	Termination Without any Right to Cure	99
26.4	Termination of this Agreement Due to Legal Prohibition	100
26.5	Termination by TCS	101
26.6	Nielsen’s Payment Obligation Upon Termination or Expiration	101
26.7	Effects of Termination	102
26.8	Termination of Statements of Work	103

Section 27. TERMINATION-EXPIRATION ASSISTANCE		103
27.1	Termination-Expiration Assistance	103

v

Section 28. LIMITATION OF LIABILITY		104
28.1	NO CONSEQUENTIAL DAMAGES	104
28.2	DIRECT DAMAGES	104
28.3	EXCLUSIONS	104

Section 29. INDEMNIFICATION		105
29.1	Indemnity by TCS	105
29.2	Additional Obligations for Infringement Claims.	106
29.3	Indemnity by Nielsen	107
29.4	Additional Obligations for Infringement Claims	108
29.5	Indemnification Procedures	108
29.6	Subrogation	109

Section 30. INSURANCE, FIDELITY BOND		109
30.1	Insurance Coverage	109
30.2	Insurance Documentation	110
30.3	Insurance Provisions	110
30.4	Fidelity Insurance	110
30.5	Claims Procedures	111

Section 31. MISCELLANEOUS PROVISIONS		111
31.1	Assignment	111
31.2	Notice	111
31.3	Counterparts	112
31.4	Relationship	112
31.5	Severability	112
31.6	Waiver; Approvals	113
31.7	Publicity	113
31.8	Headings	113
31.9	Survival	113
31.10	Covenant of Further Assurance	113
31.11	Negotiated Terms	114
31.12	Governing Law and Jurisdiction	114
31.13	Permits	114
31.14	Non Solicitation of Employees	114
31.15	Changes In and Relationship of Various Parties	115
31.16	Entire Agreement	116
31.17	Existing SOWs	116
31.18	Amendment; No Electronic Signatures; Waiver	116

TABLE OF SCHEDULES

Schedule A	Services
Exhibit A-1	Form of Augmentation SOW
Exhibit A-2	Form of Project SOW
Exhibit A-3	Form of Process SOW
Exhibit A-4	Form of Project Change Request
Exhibit A-5	Form of Transition Plan

Schedule B	Service Levels
Exhibit B-1	Tier One Quality of Service Metrics
Exhibit B-2	Critical Service Levels

Schedule C	Charges

Schedule D	Nielsen Satisfaction Surveys

Schedule E	Human Resources Provisions
Exhibit E-1	Nielsen Preemption Right Employees

Schedule F	Off-Shore Leverage Percentages (Initial Geographic Service Locations) TCS Target Total Head Count Service Locations (TCS Global Delivery Centers, Other Service Locations, Nielsen Service Locations)

Schedule G	Nielsen Policies & Standards
Exhibit G-1	Travel Policies
Exhibit G-2	Network Connectivity and Security Policies
Exhibit G-3	Data Security Policies
Exhibit G-4	Physical Security Policies

Schedule H	TCS Group List of Approved Subcontractors

Schedule I	Third Party Contracts

Schedule J	Governance and Personnel

Schedule K	TCS Standard Software

Schedule L	TCS Standard Hardware

Schedule M	List of Restricted Companies Description of Restricted Businesses

Schedule N	Nielsen BCP and DR Requirements

Schedule O	Termination – Expiration Assistance

This AMENDED AND RESTATED MASTER SERVICES AGREEMENT (“Agreement”) effective as of October 1, 2007 (“Agreement Effective Date”) is made and entered into by and between:

TCS: Tata America International Corporation, doing business as TCS America, a New York corporation (“TCS America”) and Tata Consultancy Services Limited, a company established under the laws of the Republic of India (“TCSL”). TCS America is a wholly owned subsidiary of TCSL. TCSL and TCS America are collectively referred to hereinafter as “TCS”;

AND

Nielsen: ACNielsen (US), Inc. (“Nielsen”), a Delaware corporation.

TCS and Nielsen are sometimes referred to as a “Party” and collectively as “Parties”.

This Agreement amends and restates the Master Services Agreement dated as of June 16, 2004, as amended from time to time prior to the Agreement Effective Date, (the “Original MSA”) by and among the Parties and their predecessors in interest.

PRELIMINARY STATEMENTS

The Parties have renegotiated certain of the terms, conditions, rights and obligations of the Parties in connection with the Services, the overall pricing of the Services and commitments to purchase a certain volume of Services during the Term, and wish to amend and restate the Original MSA in its entirety in order to amend, supplement and consolidate in this Agreement all of the agreed terms, conditions rights and obligations of the Parties, including to:

(i) provide for Nielsen to receive a more favorable and competitive pricing structure for the Services;

(ii) provide for TCS to receive a minimum commitment from Nielsen on a ‘take or pay’ basis; and

(iii) provide for the continuation of SOWs in effect between the Parties executed pursuant to the Original MSA.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and of other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Section 1.	OBJECTIVES, OVERVIEW OF SERVICES AND DEFINITIONS

1.1	Goals and Objectives

The Parties acknowledge and agree that the specific goals and objectives of the Parties in entering into this Agreement are to:

(a) Successfully build and operate a high-performing integrated global (outsourced/offshore) IT and BPO delivery capability for Nielsen;

(b) Generate one-time and on-going committed cost reductions for each in-scope outsourced/offshored IT and business activity by utilizing the appropriate low cost qualified resources and offshore infrastructure;

(c) Improve the quality of deliverables from IT and business operations;

(d) Embed a defined and demonstrated process improvement capability and commitment to address cycle time, quality and cost objectives and to increase repeatability and predictability for Nielsen;

(e) Operate as a seamless, value-added extension of the current IT and business operations organization;

(f) Enable scalable IT and business operations capacity;

(g) Provide for active, ongoing management and evaluation of the relationship to ensure it anticipates and supports the changing business environment;

(h) Support Nielsen’s status as a world class information services company;

(i) Leverage economies of scale afforded by IT and business processing service providers;

(j) Provide for a pool of experienced, high-quality TCS Personnel that will be dedicated to the Nielsen account throughout the Term of this Agreement;

(k) Minimize disruptions to the existing IT and business operations as well as internal and external customers (through transition and beyond);

(l) Minimize negative impact on Nielsen Personnel;

(m) Establish and maintain a stable, highly cooperative and long term business relationship with Nielsen Personnel at all levels;

(n) Help establish a proven framework for cost effectively providing outsourcing and offshoring services in other information technology and business operation areas with Nielsen as the needs arise; and

(o) Support Nielsen’s efforts to integrate and consolidate its operational entities.

1.2	Interpretation

The provisions of Section 1.1 are intended to be a general introduction to this Agreement and are not intended to expand the scope of the Parties’ obligations or alter the plain meaning of this Agreement’s terms and conditions, as provided in the other sections of this Agreement. However, to the extent the terms and conditions of this Agreement are unclear or ambiguous, such terms and conditions are to be construed to be consistent and in agreement with the background and objectives provided in this Section 1.

1.3	Overview of Services

TCS shall, in accordance with the provisions of this Agreement, perform the professional services relating to information technology and business process operations (including applications development and maintenance (“AD&M”) and business support services), in each case as they may evolve, be supplemented, enhanced, modified or replaced in accordance with the procedure established in this Agreement), including providing the Deliverables as described in this Agreement and/or applicable Statements of Work (collectively, the “Services”). Schedule A describes the general scope of Services contemplated in this Agreement. Particular Services shall be described in Statements of Work attached to this Agreement (each, a “Statement of Work” or “SOW”). Each SOW shall be substantially in the form of Exhibits A-1, A-2 or A-3, as applicable, to Schedule A. Each SOW shall be effective, incorporated into and subject to this Agreement when executed in accordance with the procedures provided in Section 3.5(a)(i). The provisions of this Agreement will be applicable and extendable to IT and BPO operations areas within Nielsen (including acquisitions), and will fall into one of the following categories of Services as designated in Schedule A.

(a) Information Technology Services. Nielsen desires that certain information technology (“IT”) services presently performed and managed by or for Nielsen or Nielsen Affiliates, and certain applications Software development services and maintenance and certain other additional information technology services, as each is described in this Agreement, including the SOWs and Schedules, be performed and managed by TCS. TCS shall have carefully reviewed Nielsen’s requirements and shall have performed all due diligence it deems necessary prior to execution of each SOW; or

(b) Business Processing Services. Nielsen desires that certain BPO services presently performed and managed by or for Nielsen or Nielsen Affiliates, as each is described in this Agreement, including the SOWs and Schedules, be performed and managed by TCS. TCS shall have carefully reviewed Nielsen’s requirements and shall have performed all due diligence it deems necessary prior to execution of each SOW.

1.4	Inclusion of Affiliates

(a) A reference to Nielsen shall include Affiliates of Nielsen (and any assignees of Nielsen and Nielsen Affiliates as designated by Nielsen) in accordance with the following: (i) a reference includes Affiliates of Nielsen where expressly so provided; (ii) references to Nielsen in the following definitions include Affiliates of Nielsen (unless expressly provided to the contrary): Nielsen Data, Nielsen Information, Nielsen Software, and Third Party Service Contracts; (iii) references to sale, assignment, grant of license or the like by Nielsen means Nielsen will perform the act for itself or cause Affiliates of Nielsen to perform the act themselves; references to assets being in the name of Nielsen include Affiliates of Nielsen; and (iv) references to the business, operations, policies, procedures and the like of Nielsen include Affiliates of Nielsen to the extent Affiliates are receiving the Services. Subject to the foregoing, references to Nielsen shall include Affiliates of Nielsen as Nielsen reasonably designates.

(b) A reference to TCS shall include Affiliates of TCS in accordance with the following: (i) A reference includes Affiliates of TCS where expressly so provided; (ii) references to TCS in the following definitions include Affiliates of TCS (unless expressly provided to the contrary): TCS Data, TCS Information, TCS Software, and Third Party Service Contracts; (iii) references to sale, assignment, grant of license or the like by TCS means TCS will perform the act for itself or cause Affiliates of TCS to perform the act themselves; references to assets being in the name of TCS include Affiliates of TCS; and (iv) where Services are to be provided outside of the United States and TCS operates in the relevant country through a Majority Owned Affiliate, with respect to the provision of Service in that country references to TCS shall include such Affiliate. Subject to the foregoing, references to TCS shall include Affiliates of TCS as TCS reasonably designates.

(c) In all cases where the reference to Nielsen includes an Affiliate of Nielsen, Nielsen shall cause the applicable Affiliate of Nielsen to perform the applicable obligations of Nielsen under this Agreement, and Nielsen shall itself perform such obligations on behalf of such Affiliate of Nielsen if the applicable Affiliate of Nielsen fails to observe and perform such obligations.

(d) In all cases where the reference to TCS includes an Affiliate of TCS, TCS shall cause the applicable Affiliate of TCS to perform the applicable obligations of TCS under this Agreement, and TCS shall itself perform such obligations on behalf of such Affiliate of TCS if the applicable Affiliate of TCS fails to observe and perform such obligations.

1.5	Definitions

The capitalized terms used in this Agreement shall have the meanings specified where they are used or in this Section 1.5.

(a) “Affiliate” means with respect to any entity, any other entity Controlling, Controlled by, or under common Control with, such entity at the time in question.

(b) “Agent” means a person or entity, including a subcontractor, authorized to act for a Party.

(c) “Agreement” means this Amended and Restated Master Services Agreement and all exhibits, Schedules and appendices attached hereto.

(d) “Agreement Effective Date” has the meaning provided in the recitals.

(e) “Application” means a cohesive collection of automated procedures and data supporting a business objective. It consists of one or more components, modules, subsystems and Software.

(f) “Applications Development and Maintenance” or “AD&M” means Services related to the design, creation, development, coding, testing and implementation (development) or the maintenance, correction, support and enhancement (maintenance) of Applications.

(g) “Approved Subcontractor” has the meaning provided in Section 10.11.

(h) “Assigned Agreements” means Third Party Contracts which are assigned to TCS and which are either listed in Schedule I or in an SOW.

(i) “Assignment Agreement” means the instrument by which a Third Party Contract is assigned from Nielsen to TCS.

(j) “Attachment” means any exhibit, appendix, and other detailed information accompanying a Schedule to this Agreement, SOW or other contractual document agreed to by the Parties.

(k) “Bankruptcy Code” has the meaning provided in Section 13.16.

(l) “Baseline Service Charges” means the forecasted monthly fee for providing the Resource Baselines for the Term, covering the provision of the Services on each applicable SOW for the applicable month as provided in Section 18.2.

(m) “BPO” means any business process operations Nielsen elects to outsource to TCS under this Agreement (including reporting services, technical client care (TCC), and support services relating to human resources and finance and accounting).

(n) “Business Continuity Plan” or “BCP” has the meaning provided in Section 16.1 and Schedule N, and in general terms means the in-scope outsourced function’s specific plans and activities of Nielsen and/or TCS that are intended to enable continued business operation in the event of any unforeseen interruption. (For example, plans and activities to move a department or business unit to a new location in the event of a business disruption).

(o) “Business Day” means every day Monday through Friday other than those holidays (such holidays not to exceed fifteen (15) per calendar year) when Nielsen’s corporate headquarters is not scheduled to be open for business. References in this Agreement to “days” that do not specifically refer to Business Days are references to calendar days and, unless otherwise provided, a period of more than seven (7) days that expires on a day other than a Business Day shall be automatically extended to the next following Business Day.

(p) “Canadian Privacy Legislation” shall mean the Personal Information Protection and Electronics Documents Act, S.C. 2001, c-5, the Act Respecting the Protection of Personal Information in the Private Sector, R.S.Q. c. P-39.1, the Personal Information Protection Act, S.B.C. 2003, c-63, the Personal Information Protection Act, R.S.A., c. P-65, and any similar legislation applicable in Canada.

(q) “Change Control Procedure” means a process defined by written change control procedures used by the Parties through which requested or suggested changes to Services or this Agreement are controlled, as provided in Section 12.2.

(r) “Change Orders” means mutually agreed changes to SOWs documented and signed by the Parties in accordance with the Change Control Procedure.

(s) “Charges” means collectively all fees, costs and other charges charged to Nielsen under this Agreement for Services.

(t) “Claim” means an allegation of breach, failure, non-performance or any similar allegation, which, if proven, would lead to Losses for the Party against which the Claim is asserted.

(u) “Collective Bargaining Agreement” or “CBA” has the meaning provided in Section 20.7.

(v) “Commercially Reasonable Efforts” means taking such steps and performing in such a manner as a well managed business would undertake having regard to reasonableness and cost, where such business was acting in a determined, prudent and reasonable manner to achieve a particular desired result for its own benefit.

(w) “Confidential Information” has the meaning provided in Section 23.1.

(x) “Continuous Improvement” means the activities and actions that TCS performs as provided in Sections 8.9.

(y) “Contract Year” means: (i) the 15-month period that begins on the Agreement Effective Date and ends on December 31, 2008; and (ii) for each year after the initial Contract Year, the calendar year. With respect to any SOW, a Contract Year means a period commencing on the Services Commencement Date or an anniversary thereof and ending on the date one (1) year thereafter (or, if earlier, on the last day of the SOW Term). If any Contract Year for this Agreement or for any SOW is less than twelve (12) months, the rights and obligations under this Agreement that are calculated on a Contract Year basis will be proportionately adjusted for such shorter period.

(z) “Control” and its derivatives means possessing, directly or indirectly, the power to direct or cause the direction of the management, policies and operations of an entity, whether through ownership of voting securities, by contract or otherwise.

(aa) “Controlled Subsidiary” means any entity of which TCSL possesses Control, provided that so long as TCSL is a public company, such control shall be determined solely by reference to TCSL’s direct or indirect ownership of the equity in such entity, disregarding the ownership of any other entity (such as Tata Sons Ltd) which itself Controls TCSL.

(bb) “Critical Service Levels” means those service levels which are applicable on an SOW basis as described in Section 1(b) of Schedule B.

(cc) “Critical Services” means those Services that are mission critical or necessary for Nielsen or an Affiliate to conduct their business.

(dd) “Data” means numbers, characters, images, or other Nielsen information recorded in a form that can be input into a CPU or processor, stored and processed there, or transmitted on some digital or analog channel.

(ee) “Deliverable(s)” means each deliverable (including Software, documents and an item or work product resulting from performance of an activity) identified in either this Agreement or a Statement of Work, and any other deliverable agreed upon by the Parties in writing, including all Software, Documentation, goods, services and materials to be provided by TCS pursuant to this Agreement or any Statement of Work.

(ff) “Designated Representatives” has the meaning provided in Section 25.1.

(gg) “Developed Software” means any Software, modifications or enhancements developed pursuant to this Agreement by or among TCS, TCS Agents, and Nielsen.

(hh) “Disabling Code” has the meaning provided in Section 24.1(j).

(ii) “Disaster Recovery Plan” or “DRP” has the meaning provided in Section 16.1.

(jj) “Dispute” has the meaning provided in Section 25.1.

(kk) “Dispute Resolution Process” means the methods for resolving disagreements provided in Section 25.

(ll) “Documentation” means the user manuals and any other completed (as opposed to works in progress) materials in any form or medium related to the Services provided by TCS to Nielsen as required by this Agreement or, provided by Nielsen to TCS (to the extent such materials exist, Nielsen is aware of the existence, Nielsen has reasonable access to the materials and Nielsen has the legal right to access and provide such materials to TCS).

(mm) “Domain Expert” has the meaning provided in Section 10.5(b).

(nn) “Executive Steering Committee” has the meaning provided in Section 10.10.

(oo) “Extension Period” has the meaning provided in Section 2.2(b).

(pp) “Fidelity Bond” has the meaning provided in Section 30.4.

(qq) “Fixed Price” means Services that will be performed for a single Charge which shall be provided in the relevant SOW, and which shall be not subject to time and materials Charges or the Baseline Service Charges, but which may be subject to additional charges and credits based on Nielsen’s usage of non-personnel based resource units or changed pursuant to a Change Order.

(rr) “Force Majeure Event” has the meaning provided in Section 16.2.

(ss) “Global Delivery Center” has the meaning provided in Section 6.1.

(tt) “Global Relationship Manager” means the individual designated as the primary contact for the relevant Party under this Agreement as provided in Sections 10.6(c) and 11.3(c).

(uu) “Governance Model” has the meaning provided in Section 12.1 and Schedule J.

(vv) “Hardware” means the computers and related equipment used in connection with the provision of the Services, including central processing units and other processors, servers, controllers, modems, communications and telecommunications equipment (voice, data and video), cables, storage devices, printers, Terminals, other peripherals and input and output devices, and other tangible mechanical and electronic equipment intended for the processing, input, output, storage, manipulation, communication, transmission and retrieval of information and data.

(ww) “Initial Term” has the meaning provided in Section 2.1.

(xx) “Insured Event” has the meaning provided in Section 30.5(b).

(yy) “Intellectual Property Rights” means, on a worldwide basis, any and all: (i) rights associated with works of authorship and literary property, including copyrights, moral rights of an author of a copyrightable work (including any right to be identified as the author of the work or to object to derogatory treatment of the work), and mask-work rights; (ii) trade marks, service marks, logos, trade dress, trade names, whether or not registered, and the goodwill associated therewith; (iii) rights relating to know-how or trade secrets, including ideas, concepts, methods, techniques, inventions (whether or not developed or reduced to practice); (iv) patents, designs, algorithms and other industrial property rights; (v) rights in domain names, universal resource locator addresses, telephone numbers (including toll free numbers), and similar identifiers; (vi) other intellectual and industrial property rights of every kind and nature, however designated, whether arising by operation of law, contract, license or otherwise; and (vii) registrations, initial applications (including intent to use applications), renewals, extensions, continuations, divisions, or reissues thereof now or hereafter in force (including any rights in any of the foregoing).

(zz) “ISO 17799” means the set of standards for information security published by the International Organization for Standardization.

(aaa) “ISO 9000” means the set of standards for quality management systems published by the International Organization for Standardization.

(bbb) “IT” means Information Technology.

(ccc) “JAMS” has the meaning provided in Section 25.3.

(ddd) “Key Personnel” means TCS Key Resources and Managers.

(eee) “Key Resources” means the TCS Resources identified pursuant to Section 10.5.

(fff) “Knowledge Transfer” means the formal, systematic and comprehensive collection and documentation of the processes, activities, know-how, rules of thumb and related information used by TCS for the efficient, accurate and timely provision of the Services and the conveyance of such information in verbal and tangible form to Nielsen.

(ggg) “Labor Dispute” has the meaning provided in Section 20.7.

(hhh) “Law” means all national, common law, federal, state, provincial, regional, territorial and local laws, statutes, ordinances, regulations, rules, executive orders, supervisory requirements, directives, circulars, opinions, interpretive letters and other official releases of or by any government, or any authority, department or agency thereof. References to any Law shall also mean references to such Law in changed or supplemented form or to a newly adopted law replacing such Law.

(iii) “Losses” means all losses, liabilities, damages and Claims, and all related costs and expenses (including reasonable legal fees and disbursements and costs and expenses of investigation and litigation, and costs of settlement, judgment, interest and penalties).

(jjj) “Majority Owned Affiliate” means (i) in the case of Nielsen, an Affiliate whose Control is measured at greater than 50% disregarding Control of any entity owning equity in The Nielsen Company B. V. and (ii) in the case of TCS any Controlled Subsidiary.

(kkk) “Material Disruption” has the meaning provided in Section 8.4.

(lll) “Milestone” means a specific objective, delivery, task completion, goal or other item identified in the applicable Transition Plan or Project Plan, and which may have an associated completion date.

(mmm) “Minimum Commitment Amount” or “MCA” has the meaning provided in Section 17.1.

(nnn) “Nielsen” has the meaning provided in the recitals.

(ooo) “Nielsen Clients” means any or all of Nielsen’s or its Affiliates’ past, present or future customers and their Affiliates.

(ppp) “Nielsen Consents” means all consents, licenses, permits, authorizations or approvals necessary to allow TCS and TCS Agents to perform the Services, including any necessary governmental, third party or other security clearances, and/or to access and/or to use any of the following that are used solely to provide the Services Nielsen Data, Nielsen Information, Nielsen Non-Software Material, Nielsen Software, tools or any other material provided or permitted by Nielsen under this Agreement.

(qqq) “Nielsen Data” means all data and information submitted to TCS by Nielsen or obtained, developed or produced by TCS in connection with the Services, including information relating to Nielsen Clients, Nielsen employees, technology, operations, facilities, consumer markets, products, capacities, systems, procedures, security practices, research, development, business affairs and finances, ideas, concepts, innovations, inventions, designs, business methodologies, improvements, trade secrets, copyrightable subject matter and other proprietary information.

(rrr) “Nielsen Information” means all information, including Nielsen Data, in any form, furnished or made available directly or indirectly to TCS by Nielsen or otherwise obtained by TCS from Nielsen.

(sss) “Nielsen Non-Software Materials” has the meaning provided in Section 13.8.

(ttt) “Nielsen Personnel” means employees of Nielsen and its Affiliates.

(uuu) “Nielsen Preemption Right Employee” means those certain former Nielsen employees who are Key Resources and are designated in Exhibit E-1 to Schedule E.

(vvv) “Nielsen Regulatory Requirements” means the laws, rules and regulations to which Nielsen is required to submit on an international, Federal, state and local level.

(www) “Nielsen Satisfaction Surveys” means the surveys performed by TCS as provided in Section 8.10.

(xxx) “Nielsen Software” means the systems Software and applications Software owned or licensed by Nielsen that are used to provide the Services.

(yyy) “Nielsen Standards” means those information management, technical architecture, security and product rules and standards provided in Schedule G.

(zzz) “Nielsen Third Party Software” means Third Party Software licensed by Nielsen.

(aaaa) “Non-Software Materials” has the meaning provided in Section 13.8.

(bbbb) “Notice” has the meaning provided in Section 31.2.

(cccc) “Notice of Election” has the meaning provided in Section 29.5.

(dddd) “OFAC” has the meaning provided in Section 10.16(b)(ii).

(eeee) “Off-Shore” has the meaning provided in Section 3.2.

(ffff) “Off-Shore Leverage Percentages” has the meaning provided in Section 3.2.

(gggg) “Original MSA” has the meaning provided in the recitals.

(hhhh) “Other Service Location” means a TCS site from which Services are provided other than the Global Delivery Center(s) specified in Section 6.

(iiii) “Party” and “Parties” have the meaning provided in the recitals.

(jjjj) “Pass-Through Expenses” means any expense for which TCS will have management and administrative responsibility, including administrative costs for negotiation and communication with other third parties, as well as actual costs incurred by TCS in connection with receiving approval for payment, but which Nielsen agrees to pay directly to a third party or parties or reimburses TCS.

(kkkk) “Permits” has the meaning provided in Section 31.13.

(llll) “Personally Identifiable Information” means any information that is defined as “personal information” (or an equivalent Term) under the GLB Act, HIPAA. Canadian Privacy Legislation, or the EU Data Protection Directive.

(mmmm) “Procedures Manual” means an operating document relating to this Agreement produced in accordance with Section 12.3.

(nnnn) “Process Norms” means the procedures, methods and business processes designated in an SOW or if not specified in the relevant SOW those employed by a well-managed commercial enterprise providing services similar to the Services.

(oooo) “Project Manager” means the individual with primary responsibility for the execution, oversight and management of SOWs, as provided in Sections 10.6 and 11.3(b).

(pppp) “Project” means any discrete component of work under an SOW.

(qqqq) “Rate” means the hourly billing amount for an IT or BPO Resource as provided on the Rate Card in Schedule C.

(rrrr) “Rate Card” means the IT and BPO Rates identified for each type of TCS resource for each year of this Agreement, as provided in Schedule C.

(ssss) “Renewal Term” has the meaning provided in Section 2.2(a).

(tttt) “Reports” has the meaning provided in Section 5.7(a).

(uuuu) “Required Consent” means such Nielsen Consents or TCS Consents as may be required for the assignment to TCS or Nielsen, or the grant to TCS or Nielsen of rights of access or use, of resources (i.e., Hardware or Software) otherwise provided for in this Agreement or a Statement of Work.

(vvvv) “Required Registrations” has the meaning provided in Section 24.1(h)(vii).

(wwww) “Residual Knowledge” has the meaning provided in Section 13.11.

(xxxx) “Resource” means TCS Personnel assigned to the Nielsen account on a full-time basis.

(yyyy) “Restricted Business” means the lines of business engaged in by Nielsen and its Affiliates as described in Section 3 of Schedule M. If Nielsen and its Affiliates cease to be engaged in any such line of business (unless at the time TCS is engaged in such line of business in violation of the provisions of Section 9.1(a)) the divested or discontinued business shall no longer be deemed a Restricted Business. If Nielsen and its Affiliates enter into a new line of business or expand a line of business that was not previously sufficiently material enough to be described in Nielsen’s parent company’s securities filings (and TCS or a TCS Controlled Subsidiary is not then currently engaged in such a line of business) if requested by Nielsen, TCS shall not unreasonably refuse to consent to expanding the definition of Restricted Business to cover such new or expanded line of business. Any modification to Section 3 of Schedule M shall require mutual written consent of the Parties approved by their respective Chief Legal Officer or General Counsel.

(zzzz) “Retained Agreements” means the third party agreements for which Nielsen retains financial responsibility, as provided in Schedule I.

(aaaaa) “Retained Agreement Invoices” means any invoices submitted by third parties in connection with the Retained Agreements.

(bbbbb) “Review Committee” has the meaning provided in Section 17.3(f)(ii).

(ccccc) “Scope Changes” means any change to a previously executed SOW.

(ddddd) “SAS 70 Report” has the meaning provided in Section 22.5.

(eeeee) “Selecting Partners” has the meaning provided in Section 25.2(c).

(fffff) “Service Level” means individually and collectively, TCS performance standards for the Services agreed by the Parties in accordance the provisions of Schedule B and its applicable Attachments.

(ggggg) “Service Location” means any site from which the Services are delivered.

(hhhhh) “Service Taxes” means all value-added (VAT), services, consumption, sales, use, excise, and other similar taxes that are assessed against either Party on the provision of the Services as a whole, or on any particular Service received by Nielsen or its Affiliates from TCS, excluding taxes levied on Nielsen’s net income, as provided in Section 21.1(c).

(iiiii) “Services” has the meaning provided in Section 3, as further defined in Schedule A or as otherwise agreed by the Parties from time to time pursuant to a SOW hereunder, collectively including TCS services, functions and responsibilities for both Off-Shore services and on-site services as described in this Agreement as they may be supplemented, enhanced, modified or replaced during the Term in accordance with this Agreement.

(jjjjj) “Services Commencement Date” means the date provided in the applicable SOW and associated SOW Transition Plan as the date on which TCS will start providing Services under such SOW. Unless and to the extent not otherwise expressly stated in an SOW, on the Services Commencement Date:

(i) TCS assumes full operational responsibility for the IT or BPO services that are the subject of the applicable SOW; and

(ii) all Critical Service Levels and other performance metrics and obligations of TCS provided in this Agreement and such SOW become fully effective and enforceable.

(kkkkk) “Shared Environment” has the meaning provided in Section 5.6(d).

(lllll) “Software” means computer programs which perform specific functions (applications software) or programs used to run computers or networks and develop and run applications software (system software).

(mmmmm) “Statement of Work” or “SOW” means the documents that describe the scope and requirements of the particular Project or set of Services that are to be provided by TCS under this Agreement as provided in Section 3.5.

(nnnnn) “Systems” means Software and Hardware, collectively.

(ooooo) “TCS” has the meaning provided in the recitals.

(ppppp) “TCS America” has the meaning provided in the recitals.

(qqqqq) “TCS Background Technology” means any formulae, algorithms, processes, process improvements, methodology, procedures, ideas, concepts, research, inventions (whether or not patentable or reduced to practice), know-how, and all records thereof, including documentation, design documents and analyses, studies, plans, flow charts, reports and drawings, and all Intellectual Property Rights subsisting in each of the foregoing developed or acquired by TCS or its affiliates prior to the effective date of the Original MSA or completely independent of its engagement with Nielsen under the Original MSA or this Agreement and which TCS may use in providing the Services.

(rrrrr) “TCS Consents” means all consents, licenses, permits, authorizations or approvals necessary to allow TCS and TCS Agents to:

(i) use any:

(A) TCS Software, including any Third Party Software which is TCS Software;

(B) any assets owned or leased by TCS or TCS Agents; and

(C) any third party services retained by TCS to provide the Services during the Term and during any Termination/Expiration Assistance Period; and

(ii) assign to Nielsen the Developed Software and the Work Product.

(sssss) “TCSL” has the meaning provided in the recitals.

(ttttt) “TCS Group” has the meaning provided in Section 10.11.

(uuuuu) “TCS Managers” has the meaning provided in Section 10.6.

(vvvvv) “TCS Non-Software Materials” has the meaning provided in Section 13.8.

(wwwww) “TCS Personnel” means any individual employed or engaged by TCS, TCS Group, or Approved Subcontractors.

(xxxxx) “TCS Productivity Tools” means the TCS Software designated as TCS Productivity Tools in Schedule K and used to create efficiencies and reduce the work effort required to provide the Services.

(yyyyy) “TCS Project Tools” means the TCS Software designated as TCS Project Tools in Schedule K and used to manage the workflow, inspection, quality and related aspects of the Services.

(zzzzz) “TCS Software” means all Applications Software (including applications such as TCS Productivity Tools and TCS Project Tools) and Systems Software and any related documentation and other related materials owned or licensed by TCS that are used to provide the Services. Schedule K provides an initial list of TCS Software.

(aaaaaa) “TCS Third Party Software” means Third Party Software licensed by TCS.

(bbbbbb) “Term” has the meaning provided in Section 2.

(cccccc) “Termination - Expiration Assistance” has the meaning provided in Section 27.1.

(dddddd) “Termination - Expiration Assistance Period” has the meaning provided in Section 27.1.

(eeeeee) “Third Party Service Contracts” means those agreements pursuant to which a third party was, immediately prior to the Agreement Effective Date, furnishing or providing services to Nielsen similar to the Services.

(ffffff) “Third Party Services” means services similar to the Services performed by Third Parties.

(gggggg) “Third Party Software” means any Software used to provide the Services that is provided under license to TCS or Nielsen by a third party, and includes any related ongoing services (e.g., maintenance and support services, upgrades, subscription services) provided by third parties.

(hhhhhh) “Tier One Quality of Service Metrics” means those service levels designated in Exhibit B-1 of Schedule B.

(iiiiii) “Tier One Restricted Company” means any entity designated as such in Section I of Schedule M and any Affiliate of such entity engaged in the Restricted Business and bearing indicative portion of its parent’s name described in Section 1 of Schedule M or using such parent’s trademark.

(jjjjjj) “Tier Two Restricted Company” means any entity designated as such in Section 2 of Schedule M and any Affiliate of such entity engaged in the Restricted Business and bearing indicative portion of its parent’s name described in Section 2 of Schedule M or using such parent’s trademark.

(kkkkkk) “Time and Materials” or “T&M” means Services that will be performed for Charges based on the time and materials required to provide the Services. T&M Services may be subject to the Baseline Service Charge or invoiced on the basis of actual efforts as provided in Section 18.2(a).

(llllll) “Total TCS Target Headcount” has the meaning provided in Section 10.4(a).

(mmmmmm) “Transition” means the associated timeline and all the required work activities to enable the changing or passing of ADM, BPO or other service responsibilities and accountabilities between the Parties, as further defined in Section 4.

(nnnnnn) “Transition Acceptance Testing” has the meaning provided in Section 4.5.

(oooooo) “Transition Acceptance Testing Plan” means Nielsen reviewed and approved set(s) of instructions and tasks organized into a project plan to perform the required Transition Acceptance Testing.

(pppppp) “Transition Completion Date” has the meaning provided in Section 4.6.

(qqqqqq) “Transition Manager” means an individual designated by either Party to oversee a Transition.

(rrrrrr) “Transition Milestones” has the meaning provided in the applicable Statement of Work.

(ssssss) “Transition Plan” has the meaning provided in Section 4.1.

(tttttt) “Transition Services” has the meaning provided in Section 4.2.

(uuuuuu) “Transition Schedule” has the meaning provided in Section 4.1.

(vvvvvv) “User” means Nielsen, Nielsen Clients and/or Nielsen Agents who Nielsen desires to use the Services provided by TCS under this Agreement in the performance of their duties on behalf of Nielsen or in connection with their relationship with Nielsen and who are authorized and enabled (e.g., valid user ID) by Nielsen to access and utilize the Services and have been identified by Nielsen to TCS, and any other individual or enterprise who is an approved person or customer to receive or use the Services provided by TCS.

(wwwwww) “Virus” means:

(i) program code, programming instruction or set of instructions intentionally constructed with the ability to damage, interfere with or otherwise adversely affect computer programs, data files or operations; or

(ii) other code typically designated to be a virus.

1.6	Interpretation

(a) Terms other than those defined within this Agreement shall be given their plain English meaning, and those terms, acronyms and phrases known in the IT and BPO industries shall be interpreted in accordance with their generally known meanings. Unless the context otherwise requires, words importing the singular include the plural and vice-versa, and words importing gender include both genders. Unless the context otherwise requires to “persons” includes individual natural persons and juridical legal entities.

(b) Where there is similar, but not identical, construction of phrases, sentences, or clauses of this Agreement no implication is made that a “negative pregnant” is intended and they shall each be construed separately, in accordance with their plain meaning.

(c) The words “include”, “includes”, “including”, and “e.g.” when following a general statement or term, are not to be construed as limiting the general statement or term to any specific item or matter provided or to similar items or matters, but rather as permitting the general statement or term to refer also to all other items or matters that could reasonably fall within its broadest scope.

(d) The word “may” (unless followed by “not”) shall be construed as meaning “shall have the right, but not the obligation, to”.

(e) The word “provided in” means the particular things or items listed in, described in, provided for or as provided in the referenced document, Section or article.

Section 2.	TERM

2.1	Term

Unless terminated earlier pursuant to the provisions of this Agreement, the term of this Agreement shall begin on the Agreement Effective Date and shall expire on December 31, 2017 (the “Initial Term”, as may be extended pursuant to Section 2.2 (b), the (“Term”)). Notwithstanding the termination or expiration of the Term, any SOWs executed during the Term that are incomplete upon such termination or expiration shall, at Nielsen’s option, continue until performance under such SOWs is completed or terminated in accordance with the provisions of Section 26 of this Agreement. The Charges for continued Services under any surviving SOWs on or after the expiration date of the Initial Term or the Extension Period, if applicable, shall be as mutually agreed by the Parties unless the Parties have agreed on a Renewal Term in accordance with Section 2.2(a) prior to the expiration of Initial Term or the Extension Period, if applicable.

2.2	Renewal Term; Expiration-Termination Assistance Period

(a) If Nielsen desires to renew this Agreement, Nielsen shall provide written request of Nielsen’s intention to renew, such notice to be provided prior to the end of the eighth year of this Agreement. The Parties shall negotiate in good faith the terms and conditions applicable to such renewal period (“Renewal Term”). If no agreement on a Renewal Term is reached between the Parties prior to end of the ninth Contract Year of this Agreement, Nielsen may request Termination – Expiration Assistance Services and TCS shall be obligated to provide such Services in accordance with Section 27 of this Agreement.

(b) Unless the Parties have previously agreed upon a Renewal Term in accordance with Section 2.2(a), Nielsen may elect to extend the Term of this Agreement one (1) time for up to one (1) year (“Extension Period”) provided that Nielsen provides ninety (90) days prior written notice to TCS. The Charges for the Extension Period shall be as provided in Section 2 of Schedule C to this Agreement.

2.3	Request to Review Terms

At any time during the ninety (90) days following the fifth (5th) anniversary of the Agreement, either Party may submit in writing to the other Party a request to review and revise one or more specific terms and conditions of the Agreement. Upon receipt of such request, the Parties may, without being obligated to do so, enter into discussions regarding appropriate modifications to the terms.

Section 3.	SERVICES

3.1	Scope of Services

Commencing as of the Services Commencement Date, TCS shall perform the Services for Nielsen and Nielsen Affiliates identified in the applicable SOW in accordance with the terms of this Agreement, as such Services may evolve during the Term or be supplemented, enhanced, modified or replaced. The Services to be provided by TCS hereunder include:

(a) the services described in this Agreement, including Schedule A to this Agreement or a SOW as described in Section 3.5 to this Agreement;

(b) any services, functions or responsibilities not specifically described in this Agreement or an SOW but which are:

(i) an inherent, necessary or customary part of the Services, or

(ii) are required for proper performance or provision of the Services in accordance with the preceding Section 3.1(a) shall be deemed to be included within the scope of the Services to be delivered for the Charges, as if such services, functions or responsibilities were specifically described in this Agreement;

(c) the services, functions and responsibilities performed in the twelve (12) months prior to the Agreement Effective Date by the employees and contractors of Nielsen with respect to the Services included in the applicable SOWs even if the service, function or responsibility is not specifically described in this Agreement; and

(d) all services within the scope of this Agreement which TCS is already providing to Nielsen under SOWs already in effect as of the Agreement Effective Date.

3.2	Off-Shore Services

For the purposes of this Agreement, “Off-Shore” shall mean any facility designated, owned or leased by TCS in India and any other location outside the continental United States that is proposed by either Party and approved in writing by both Parties. The initial agreed upon Service Locations are provided in Schedule F, which may be amended from time to time during the Term by the Parties. The Parties will work in good faith to achieve the percentage of Off-Shore Services specified by quarter and year as provided in Schedule F (“Off-Shore Leverage Percentages”). The Off-Shore Leverage Percentages shall be calculated by dividing (A) the total number of billed hours performed Off-Shore by TCS in a calendar month by; (B) the combined on-shore and Off-Shore total number of billed hours performed by TCS for during such calendar month; and (C) multiplying the result by one hundred (100). Except for those hours performed by Resources from TCS Service Locations provided in Schedule F, all hours billed shall be counted as on-shore for the purpose of determining the Off-Shore Leverage Percentages. Notwithstanding anything to the contrary contained herein, if the Off-Shore Leverage Percentages are not achieved in any two (2) consecutive quarters, the Parties will review opportunities for inclusion of additional Services with high Off-Shore potential to facilitate the achievement of the Off-Shore Leverage Percentages, however, failure to achieve such Off-Shore Leverage Percentages will not be a breach of this Agreement or result in increases in or additional Charges of any kind.

3.3	Services Performed by Nielsen or Third Parties

(a) Notwithstanding any request made to TCS by Nielsen pursuant to Section 3.4(a), but without in any way limiting Nielsen’s obligations and commitments under this Agreement, Nielsen shall have the right to perform itself or contract with a third party to perform any services similar to the Services. If Nielsen contracts with a third party to perform any services which would be Services if provided hereunder, TCS shall reasonably cooperate in good faith with Nielsen and any such third party, including:

(i) providing in writing, applicable requirements, standards and policies for the Services including all information required so that any enhancements or developments of such third party may be operated by TCS;

(ii) subject to compliance with TCS’ reasonable site and security rules, allowing reasonable access to the facilities being used by TCS to provide the Services as reasonably necessary for Nielsen or a third party to visit in connection with performing its work (where necessary and appropriate, with escort by TCS Personnel and subject to execution of confidentiality agreement by the applicable third party); and

(iii) allowing access to the Hardware and Software (to the extent permitted under any underlying agreements with unaffiliated third parties), and making available such information regarding such Hardware and Software as reasonably necessary for Nielsen or a third party to perform its work (where necessary and appropriate, with escort by TCS Personnel and subject to execution of confidentiality agreement by applicable third party).

3.4	Acquisition, Divestiture and Alliance Services

TCS shall provide the following Services related to businesses acquired or divested by Nielsen (regardless of the legal form of such transactions):

(a) Acquisition, Alliance and Other Transaction Support. With respect to potential acquisitions, joint ventures, strategic alliances and other similar transactions contemplated or to be entered into by Nielsen, upon Nielsen’s request, TCS will provide support as requested by Nielsen (including assessments of the current technology environments to be acquired, used or combined, potential integration approaches, and the potential net economic impact of the acquisition in connection with the Services) as reasonably necessary to assist Nielsen’s assessment of the portion of the transaction to which the Services will relate. Such support will be provided within the timeframe reasonably requested by Nielsen or as required by the timing of the transaction. TCS shall provide these services as part of the Services at no additional charge or cost to Nielsen as long as the work can be accomplished with existing TCS resources, subject to the work prioritization as provided in Section 3.6.

(b) Migration of Systems and Business Processes. As requested by Nielsen and as they relate to the Services, TCS will migrate business processes, the systems, applications and data of the counterparty entity to the Nielsen services support environment.

(c) On-site Support. As requested by Nielsen, TCS will provide personnel to staff vacancies and to provide management for the business process operations and information technology functions needed to support an acquisition, joint venture, strategic alliance or other similar transaction, including on-site support at the location of the acquired entity.

(d) Divestitures. From time to time, Nielsen may divest businesses, whether standalone units or product lines and regardless of the form of transaction, who at the time of such divestiture are receiving the Services. In such cases, TCS will provide Services to Nielsen, the divested business unit or product line and/or the acquirer in accordance with the following:

(i) For the first six (6) months after any such divesture pursuant to this Section 3.4(d), if requested by Nielsen, TCS shall provide the services at the then current Rates and Nielsen shall retain financial responsibility for such services and any revenues, resources or other similar usage measures shall count toward Nielsen’s fulfillment of the MCA.

(ii) After such six (6) month period, if requested by Nielsen, TCS shall provide the services at mutually agreed upon rates; provided that such rates may not exceed one hundred and ten percent (110%) of the then current Rates. Any TCS revenues, resources or other similar usage measures in connection with services provided by TCS pursuant to this Section 3.4 shall be counted toward Nielsen’s fulfillment of the MCA; provided that Nielsen shall retain secondary liability for financial responsibility for such services. If Nielsen does not want to remain secondarily liability for financial responsibility for services provided to such divested entities then, subject to sixty (60) days prior written notice, Nielsen shall be relieved of any future obligation with regards to the provision of services to such divested entity. In such cases where Nielsen has notified TCS of Nielsen’s unwillingness to remain secondarily liable for such charges then TCS may negotiate a separate arrangement directly with such divested entity without regard to the terms and conditions of this Agreement. If TCS continues to provide services to such divested entity, whether pursuant to this Agreement or under a separate agreement as aforesaid, the fees collected for such charges by TCS from the divested entity during the Term shall be counted toward Nielsen’s fulfillment of the MCA.

(e) Parties To SOWs. SOWs may be executed by Nielsen Affiliates and (for Services to be received outside of the United States) by TCS’ Controlled Subsidiaries. Provided that execution of the SOW has been approved by the Nielsen Project Manager as indicated on such SOW, Nielsen shall remain secondarily liable for payment of the Charges under such SOW if the party thereto fails to pay the amount in a timely manner. TCS shall be secondarily liable for performance of each SOW to which any of its Affiliates is a party. TCS shall not be obligated to execute such SOW with Nielsen Affiliates or provide Services to any such Nielsen Affiliates outside the United States if TCS requests approval of the SOW by the Nielsen Project Manager and Nielsen Project Manager declines such approval.

3.5	Statements of Work

(a) The Services that Nielsen will obtain under this Agreement will be provided pursuant to separate SOWs issued under this Agreement. Each SOW, as described further in Schedule A, will:

(i) be subject to the terms of, and become part of, this Agreement;

(ii) describe the Services covered by the SOW;

(iii) detail the maximum number of TCS Personnel Nielsen will be billed for under the SOW;

(iv) to the extent not already addressed in this Agreement, contain provisions governing the terms for performance of the relevant Services including payment provisions, applicable Service Levels and performance requirements, and other provisions that are specific to such SOW; and

(v) include, if applicable, a SOW Transition Plan in the form provided in Exhibit A-5 to Schedule A.

(b) Agreement Modification. SOWs shall not be used to amend the terms and conditions of this Agreement. Any SOW that modifies, or purports to modify, the terms and conditions of this Agreement or Nielsen’s rights or responsibilities thereunder shall be subject to the review and approval of Nielsen’s legal department and Nielsen’s Global Business Services division as well as TCS’ legal and finance department.

(c) New SOWs; Amendments to SOWs. The process to be followed with respect to new SOWs and amendments to existing SOWs requested by Nielsen is described in Schedule A. Either party may propose a SOW and amendments to existing SOWs, but Nielsen shall have the sole right to accept or reject any such proposal made by TCS. Failure of the Parties to reach agreement on a SOW or an amendment to a SOW shall be subject to Section 17.2 and 26.3(i) of this Agreement.

3.6	Additional Work, Reprioritization and Adjustments to Schedules or Service Level

The Nielsen Project Manager or his or her designee may identify new or additional work activities to be performed by TCS Personnel or reprioritize or reset the schedule for existing work activities or Services to be performed by TCS Personnel. Unless otherwise agreed, Nielsen shall incur no additional charges for the performance of such work activities performed by TCS Personnel to the extent such work activities can be performed with the same level of Resource support as is provided in the SOW. TCS shall use Commercially Reasonable Efforts to perform such work activities without impacting the established schedule for other tasks or the performance of the Services in accordance with the Critical Service Levels and Tier One Quality of Service Metrics. If it is not possible to avoid such an impact, TCS shall notify Nielsen of the anticipated impact and obtain Nielsen’s consent prior to proceeding with such work activities. Nielsen, in its sole discretion, may forego or delay such work activities or temporarily adjust the work to be performed by TCS, the schedules associated therewith or the Tier One Quality of Service Metrics or Critical Service Levels to permit the performance by TCS of such reprioritized work activities. TCS shall not make any service performance adjustments that will affect Tier One Quality of Service Metrics or Critical Service Levels without obtaining Nielsen’s prior written approval. TCS shall not make changes to any SOW that may affect the projected cost to Nielsen or the schedule for completion of the activities and Deliverables under such SOW without obtaining Nielsen’s prior written approval.

3.7	TCS Briefing

At no additional charge to Nielsen, TCS shall meet with Nielsen at least semi-annually to brief Nielsen regarding technological developments and advances as well as new or enhanced services, Software, tools, products, processes or methodologies of possible interest or applicability to Nielsen. Such briefing shall include TCS’ assessment of the business impact, performance improvements and cost savings associated with each if adopted by Nielsen.

3.8	Nielsen Obligations to Purchase Services in Future

Section 17.1 provides the obligations of Nielsen to purchase certain minimum volume of Services during the Term and the consequences of Nielsen’s failure to meet its commitment to so purchase. Except as provided in Section 17.1, Nielsen shall be under no future obligation to acquire additional or future services from TCS.

3.9	Pre-Approval Required

Any new Hardware or Software acquired by TCS which are paid for by Nielsen or for the cost of which Nielsen may be required to reimburse TCS shall be subject to Nielsen’s prior approval.

3.10	Permitted Users of the Services

The Services may be used by Nielsen and, as permitted by Nielsen, its Affiliates and those third parties (such as customers, suppliers (subject to Section 19, as applicable), and joint venturers) solely in connection with their commercial relationship with Nielsen or any Affiliate which is broader than mere resale of the Services provided hereunder. Services provided to such entities shall be deemed to be Services provided to Nielsen. Nielsen shall be responsible for any breach of this Agreement caused by a party permitted by Nielsen to use the Services hereunder.

Section 4.	TRANSITION

4.1	Transition Plan

For each SOW where TCS is taking over services or functions previously performed by Nielsen (a “Transition”), the Parties shall develop and agree upon a detailed transition plan (“Transition Plan”) which shall be an Attachment to such SOW. The Transition Plan shall include a schedule for the transition of the Services (the “Transition Schedule”). TCS shall perform the Services described in such Transition Plan (the “Transition Services”) without causing a Material Disruption to Nielsen’s business or operations. Except as otherwise provided in this Agreement or SOW, the applicable Transition Plan or as agreed to in advance by the Nielsen Project Manager, TCS shall not assume or plan on any significant level of Nielsen’s resources being dedicated to the Transition Services. Unless otherwise agreed by the Parties, TCS shall not be required to commence Transition Services prior to six (6) weeks after the execution of the applicable SOW.

4.2	Transition Services

TCS shall:

(a) perform all functions and services necessary to accomplish the Transition of the business process operations and related information technology operations as indicated within the specific Transition Plan for each SOW by the applicable Milestone dates provided in each applicable SOW transition plan; and

(b) for each SOW, designate an individual who shall be responsible for managing and implementing the Transition Services with respect to that operational area. With Nielsen’s approval, TCS may use the same individual to manage Transition Services under more than one transitioning work area. Until the completion of the applicable SOW Transition Plan, each such responsible individual shall review the status of the Transition Services for which they are responsible with the Nielsen Transition Manager on a weekly basis or as reasonably requested by the Nielsen Transition Manager.

4.3	Failure to Perform Transition-Related Obligations

(a) The Parties intend that IT Services Transitions will take a maximum of three (3) months and BPO Services Transitions will take a maximum of six (6) months. Nielsen’s overall cost savings and the six (6) week free transition period provided for in Section 10.2(c) are based on these timelines. Any Transition Plan which is estimated to take longer than six (6) months for BPO Services or three (3) months for IT Services must receive prior written approval from both the TCS and Nielsen Global Relationship Managers.

(b) TCS’ Failure. Unless otherwise specified in the applicable SOW, if Transition is not complete on or before the applicable date provided in the Transition Plan due to causes other than as provided in Section 8.7, then TCS shall have two (2) additional weeks to complete the Transition. If, after such two (2) week period, the Transition is not complete due to TCS’ failure, Nielsen shall be entitled to recover its internal cover costs and any incremental expenses of incumbent providers who TCS was to have replaced.

(c) Nielsen’s Termination Right. If TCS (i) is found to be responsible for the failure to complete a Transition as detailed in Section 4.3(b) or (ii) fails to meet material Transition Milestones due to reasons other than as provided in Section 8.7, then Nielsen may, at its option, terminate the Services for the specific SOW as provided in Section 26.7.

(d) Nielsen’s Failure. For delay beyond two (2) weeks in achievement of Transition caused by Nielsen or any Transition Schedule extension requested by Nielsen, a financial analysis of such delay will be performed and agreed to by the Parties regarding TCS’ additional costs incurred as a result of such delay. In the event of such delay Nielsen shall pay TCS any additional or incremental costs and expenses actually incurred by TCS during the duration of such delay (beyond such two (2) weeks). TCS shall document such expenses in detail and before they are incurred they shall be approved in writing by the Nielsen Project Manager.

(e) If (i) a Transition is delayed for more than two (2) weeks beyond the three (3) month period for IT Services or the (2) weeks beyond the six (6) month period for BPO Services (or any longer Transition Period as agreed to in accordance with Section 4.3(a)); and (ii) it is found that the Parties share responsibility for such delay, such delay was caused partly by the failure of Nielsen and partly by the failure of TCS, then, any incremental costs of Transition incurred by each of Nielsen and TCS as a result of such delay shall be shared equally by the Parties.

4.4	Additional Staffing

Before completion of Transition Services, at Nielsen’s request, TCS will support Nielsen in filling staffing vacancies if there is attrition of key Nielsen Personnel before transition is completed. In such cases, the Parties will discuss in good faith the impact on the Transition Schedule to determine whether existing resources will be used or whether additional personnel are to be acquired. The services of additional personnel will be charged at the applicable Rate provided in Schedule C.

4.5	Transition Acceptance Tests

As part of the Transition Services, the Parties shall perform Transition acceptance testing based on objective acceptance criteria and procedures to be provided in the Transition Plan (the “Transition Acceptance Testing Plan”). TCS shall provide all cooperation and assistance reasonably required or requested by Nielsen in connection with Nielsen’s evaluation or testing of the Deliverables provided in the Transition Acceptance Testing Plan. Knowledge Transfer entry and exit evaluation criteria shall be approved by Nielsen before transition activities begin and before actual work may be moved Off-Shore. After expiration of the agreed review or acceptance period, if Nielsen has not yet rejected the relevant Deliverables, Nielsen will be considered to have approved if Nielsen does not provide TCS with written notification of its objections with reasons after three (3) Business Days notice that a decision needs to be made.

4.6	Transition Completion

When TCS demonstrates that all Transition Acceptance Testing Criteria have been met, Nielsen shall notify TCS in writing that Transition Acceptance Testing has been successfully completed (the “Transition Completion Date”). After expiration of the agreed review or acceptance period Nielsen will be considered to have signed off if Nielsen does not provide any written notification of its objections with reasons after three (3) Business Days notice from TCS that a decision needs to be made.

4.7	Transition Risk Management and Mutual Cooperation

Prior to undertaking any transition activity:

(a) the Transition Plan shall be reviewed and approved in writing by both the Nielsen Transition Manager and the TCS Transition Manager;

(b) The Parties’ Transition Managers shall discuss with each other all known Nielsen-specific and TCS-specific material risks and shall not proceed with such activity until Nielsen is reasonably satisfied with the mitigation plans with regard to such risks (provided, however, that, neither TCS’ disclosure of any such risks to Nielsen, nor Nielsen’s acquiescence in TCS’ plans, shall operate or be construed as limiting either Party’s responsibilities under this Agreement); and

(c) TCS shall identify and resolve, with Nielsen’s reasonable assistance, any problems that may impede or delay the timely completion of each task in the detailed Transition Plan that are TCS’ responsibility and shall use all Commercially Reasonable Efforts to assist Nielsen with the resolution of any problems that may impede or delay the timely completion of each task in the Transition Plan that are Nielsen’s responsibility.

Section 5.	CROSS SERVICES

5.1	Licenses and Permits

As part of the Services, TCS is responsible for obtaining, and has financial responsibility for, all necessary licenses, consents, approvals, permits and authorizations required by legislative enactments and regulations applicable to it that are legally required to be obtained in connection with the performance and delivery of the Services.

5.2	Provision of Technology; Services Evolution

TCS shall work with Nielsen to improve the quality, efficiency and effectiveness of the Services to keep pace with technological advances and as part of the Services, support Nielsen’s evolving business needs by (i) identifying and applying (to the extent within TCS’ control) ‘best practices’, and TCS’ most current, techniques, methods and tools in performing and delivering the Services; and (ii) identify and maintain the currency of the tools, infrastructure and other resources used by TCS to render the Services. The cost associated with upgrade, maintenance or replacement of Software, tools, equipment or other infrastructure items shall be borne by the Party that is financially responsible to provide such Software, tools, equipment or other infrastructure items. In fulfilling these obligations, TCS shall, at a minimum:

(a) determine the least cost/highest benefit methods (with any trade offs being brought to Nielsen for its decision) to implement technology changes;

(b) maintain a level of technology that allows Nielsen to take advantage of technological advances in order to remain competitive in the markets which Nielsen serves;

(c) advise Nielsen on the latest information processing trends and directions; and

(d) meet with Nielsen’s Project Manager, at Nielsen’s request, to inform Nielsen of any new information processing technology TCS is developing or information processing trends and directions of which TCS is otherwise aware that could reasonably be expected to have an impact on Nielsen’s business.

5.3	Knowledge Sharing

As part of the Services, up to twice every twelve (12) months during the Term, or on request after at least thirty (30) days notice from Nielsen, TCS shall meet with representatives of Nielsen in order to:

(a) explain to Nielsen how the business processing of transactions is occurring, how the Systems work, and should be operated;

(b) explain to Nielsen how the Services are provided; and

(c) provide to Nielsen such training and documentation as may be necessary to enable Nielsen to understand and operate the Systems and understand and provide the Services after the expiration or termination of this Agreement.

5.4	TCS Office Space

TCS shall provide to Nielsen without charge on an as needed basis, furnished office space at any TCS Service Location, including reasonable office supplies and access to photocopiers, fax machines, telephones, desktop computers and Internet access for the use of the Nielsen Project Manager or his designees when visiting such location. The Nielsen Project Manager or his designees shall comply with all reasonable and equally applied policies and procedures governing access to and use of such locations of which they have been notified, and shall leave such space in the same condition it was in immediately before they used the space, ordinary wear and tear excepted.

5.5	Quality Assurance

(a) TCS shall develop and implement quality assurance processes and procedures to ensure that the Services are performed in an accurate and timely manner.

(b) TCS shall submit such processes and procedures to Nielsen for its review, comment and approval within sixty (60) days after each Services Commencement Date. Prior to the approval of such processes and procedures by Nielsen, TCS shall adhere to Nielsen’s then-current policies, procedures and/or standard business practices in effect at the time of Transition.

(c) The quality assurance processes and procedures shall conform to the best practices of the IT and BPO industries.

5.6	Safety and Security Procedures

(a) TCS will maintain comprehensive physical security procedures to control access to any TCS facility where TCS performs the Services, including the Global Delivery Center and any Other Service Location, which shall include, at a minimum: (i) securing building perimeters and controlling and logging access to the facility; (ii) controlling and logging access to data floors and any areas from which the Services are performed; and (iii) 24x7 environmental (temperature and humidity) monitoring of all data centers used to provide the Services, including detection of water, smoke and fire. Detailed security procedures and requirements are provided in Schedule G.

(b) If access to Nielsen’s computer systems, other equipment or personal property is required in order for TCS to fulfill its obligations to Nielsen, then Nielsen shall determine the nature and extent of such access. TCS shall implement data security practices necessary and at all times maintain security consistent with best practices, defined to mean those security practices which are not less than highest of any one practice that is within either:

(i) the Nielsen security standards provided in Schedule G (“Nielsen Policies and Standards”) as reasonably upgraded and enhanced;

(ii) the security standards employed by TCS with respect to the protection of its similar property (for clarity, security for trade secrets at least equivalent to the security TCS employs to protect its own trade secrets) as they are upgraded and enhanced;

(iii) security standards equivalent to the highest of those provided by TCS to its other customers at no additional charge to such customers as upgraded and enhanced; and

(iv) generally accepted as industry-standard security practices (including compliance with BS7799 and ISO 17799 on the schedule agreed to by the Parties) with respect to the nature and scope of Nielsen’s businesses as upgraded and enhanced.

(c) At any time that TCS is not in compliance with the obligations of this Section 5.6, TCS shall be liable for the costs, Losses and damages suffered by Nielsen as a result of each breach of security for which TCS is responsible under the terms of this Agreement, including this Section 5.6 and Section 14.3. TCS shall be responsible for any security breaches caused by TCS, its subcontractors or TCS Personnel or otherwise resulting from TCS’ failure to comply with the requirements of Section 5.6 and Section 14.3 of this Agreement.

(d) Security Relating to Competitors. Services may not be performed by TCS in a shared Resource model, facilities, Hardware or Software environment (“Shared Environment”) except as may be approved in writing by Nielsen pursuant to Section 6.3. If Nielsen approves and TCS provides the Services to Nielsen from a Shared Environment and any part of the business of TCS or any such third party is now or in the future becomes competitive with Nielsen’s business, then TCS shall establish and comply with such security practices as are consistent with the obligations provided in Section 14.3, so that TCS or TCS Agents providing services to such competitive business shall have no access to Nielsen’s Confidential Information.

5.7	Reporting

(a) General. TCS shall provide Nielsen with reports pertaining to the performance of the Services and TCS’ other obligations under this Agreement sufficient to permit Nielsen to monitor and manage TCS’ performance (“Reports”). The Reports to be provided by TCS shall include those described in this Section 5.7 and elsewhere in this Agreement, and those provided in any SOW(s). In addition, from time to time, Nielsen may identify additional Reports to be generated by TCS and delivered to Nielsen on an ad hoc or periodic basis as part of the Services. All Reports shall be deemed Nielsen Confidential Information. To the extent reasonably applicable, all Reports shall be reviewed and approved by Nielsen regarding content, format and distribution methods and shall be provided to Nielsen:

(i) by secure on-line connection in an electronic format capable of being accessed by Microsoft Office components, with the information contained therein capable of being downloaded or displayed graphically and accessible from a web browser; and/or (at Nielsen’s option)

(ii) in traditional printed form.

The content, format and distribution methods for all Reports shall be approved by Nielsen.

(b) Required Reports. As of the Agreement Effective Date, reports required of TCS shall include the following:

(i) Off Shore Reports. TCS shall provide Nielsen with (i) monthly, (ii) quarterly, (iii) yearly, and (iv) for any other period as may be reasonably designated by Nielsen from time to time, reports of the Off-Shore Leverage Percentages achieved for the relevant period by Nielsen. Each Off-Shore Leverage Percentage report shall contain the Off-Shore Leverage calculation described in Section 3.2 for the relevant period as well as cumulative information as of the Agreement Effective Date to such current period for each designated Affiliate and the aggregate Leverage Percentages for Nielsen as a whole.

(ii) MCA Report. Within thirty (30) days of the end of each calendar quarter TCS shall provide Nielsen with a detailed reconciliation of the amount remaining in the MCA, showing the amount remaining from the prior calculation and all events occurring during the quarter reported upon (or which should have been reflected in prior statements), which have reduced the MCA and the amount of each such reduction, including all adjustments pursuant to Section 17.

(iii) SOW Reports. TCS shall report monthly, or on such other timeframe as mutually agreed by the Parties on (i) Draft SOWs being evaluated, and (ii) progress against existing SOWs, including on the charges, actual resources and expenses for each non-fixed price SOW for the applicable reporting period and Contract Year, comparisons of such actual resources and expenses against estimated resources and expenses from a Service Location that is also used to provide services to a third party or third parties, and any other pertinent information requested by Nielsen. TCS shall provide Nielsen with reports on a regular basis, as determined by Nielsen and agreed to by TCS. It is anticipated that during the first two (2) Contract Years, TCS shall report in detail the same Resource information on a monthly basis, Resource time and material Rate Card SOWs, fixed and variable priced SOWs, and other SOW tracking methods. Thereafter, the Parties shall determine and mutually agree upon whether to scale back on the monthly detail Resource reporting and charging information provided to Nielsen.

(iv) Network Connections Reports. TCS will provide reports to Nielsen at least quarterly detailing data, voice and video usage originating to and from each Global Delivery Center. Nielsen may reasonably request and TCS shall provide additional reports from time to time.

(v) Services Performance Reports. As part of the Services, TCS shall provide monthly Services performance reports to Nielsen in a form agreed upon by the Parties. These reports shall detail TCS’ compliance under this Agreement with the (i) Tier One Quality of Service Metrics; (ii) Critical Service Levels; and (iii) any other Service Level metrics provided in each outstanding SOW. Unless otherwise specified in this Schedule, each Critical Service Level and Tier One Quality of Service Metrics shall be measured on a monthly basis.

(c) Back-Up Documentation. TCS shall provide Nielsen with such documentation and other information available to TCS as may be reasonably requested by Nielsen from time to time in order to verify the accuracy of the Reports provided by TCS. In addition, TCS shall provide Nielsen with all documentation and other information reasonably requested by Nielsen from time to time to verify that TCS’ performance of the Services is in compliance with the Critical Service Levels and Tier One Quality of Service Metrics and this Agreement.

(d) Correction of Errors. TCS shall promptly correct any errors or inaccuracies in or with respect to the Reports, the information or data contained in such Reports, or other contract deliverables caused by TCS or its agents, subcontractors, or third party product or service providers.

5.8	Financial, Forecasting and Budgeting Support

(a) TCS shall provide to Nielsen a quarterly rolling forecast with respect to the Services to be provided during such quarter for Nielsen’s forecasting and budgeting purposes, including:

(i) actual and forecasted utilization of Resources;

(ii) actual and budgeted Pass-Through Expenses; and

(iii) changes to the environment impacting Nielsen’s costs or utilization.

(b) Consistent with and to support Nielsen’s budgeting and planning cycle, TCS will develop annual and quarterly financial objectives and budgets and performance goals in connection with all SOWs. Such objectives, budgets and goals will be subject to review and approval by Nielsen before incorporation into TCS’ working plans. In addition, during Nielsen’s fiscal year budget planning cycle, TCS shall provide information to Nielsen regarding opportunities to modify or improve the Services, and reduce the total cost to Nielsen of receiving the Services.

Section 6.	GLOBAL DELIVERY CENTER

6.1	General

(a) TCS has identified, and Nielsen has approved, the TCS’ facility located in Chennai, India to be the primary Off-Shore facility where TCS shall provide a dedicated secure area in which only Services for Nielsen will be performed (together with each other TCS facility offering dedicated secure area for performance of Service, proposed by TCS to serve as a global development center under this Agreement and approved by Nielsen, each a “Global Delivery Center”). TCS shall obtain Nielsen’s prior written approval for using any other TCS facility (located in a building other than the building for which such approval was granted) in the same or any other geographic location from which TCS may propose to perform Services, whether or not such facility is to serve as a Global Delivery Center pursuant to this Section 6.1, an Other Service Location pursuant to Section 6.2, or Shared Environment pursuant to Section 5.6(d). Nielsen hereby approves TCS’ service location in Baroda, India for TCS to use as one of the Global Delivery Centers utilized under this Agreement.

(b) TCS shall be responsible for providing and maintaining, at no additional cost to Nielsen, (i) the base facility infrastructure of each Global Delivery Center including standards in accordance Sections 5.1, 5.6, 6.4, and 16.1, and with Schedule G, and secure floor space for personnel and (ii) the Software and Hardware identified in Schedules K (“Software”) and L (“Hardware”). Nielsen is financially responsible for providing or reimbursing on a Pass-Through Expense basis the cost of all other Software not identified on Schedule K which is either requested in writing by Nielsen or which the parties mutually agree in writing is necessary for the performance of Services. All changes or additions to Hardware (except for items described in Schedule L) shall be made in accordance with mutual written agreement of the Parties. TCS undertakes to maintain standards of services that the Parties will mutually agree as adequate for the conduct of work under this Agreement. If any changes in the requirements of such standards are specified by Nielsen from time to time, TCS will use Commercially Reasonable Efforts to implement such requirements and the Parties will mutually agree on any reimbursement for additional or incremental cost of complying with such additional requirements (including the addition of any Hardware not provided in Schedule L) subject to the procedure provided below provided that the cost of any infrastructure adjustments requested by TCS and approved by Nielsen shall be borne by TCS.

(c) Except as otherwise provided in Section 6.1(b): (i) major infrastructure needs to support the delivery of Services will be identified and agreed upon by the Parties in writing ninety (90) days in advance to ensure adequate resources will be set aside by TCS to implement infrastructure improvements and changes in a timely manner; and (ii) implementation of major infrastructure adjustments require adequate notification (a minimum of ninety (90) days prior written notice) to TCS prior to commencement of the adjustments to ensure that there are no disruptions to service levels. Such adjustments, including expansion of existing facilities or establishment of new facilities from which SOWs are to be executed, will only be undertaken by TCS upon receiving written approval from an authorized representative of Nielsen.

(d) TCS will maintain an inventory of all Hardware and Software purchased for servicing Nielsen’s and its Affiliates’ work that are paid for by Nielsen. Upon expiration or termination of this Agreement or as provided in the applicable SOW, at the request of Nielsen TCS shall return such Hardware and Software to Nielsen, such Affiliate or their respective vendors or, if requested by TCS and agreed to by Nielsen, TCS may purchase such Hardware and Software at the lower of (i) the fair market value, as determined by an agreed-upon appraisal or (ii) book value, if applicable. TCS acknowledges that, as between the Parties, Nielsen or such Affiliate has all rights and title to such Hardware and Software. TCS shall be responsible to exercise the same level of care to prevent damage or loss to such Hardware and Software as it exercises to prevent damage or loss to its own Hardware and Software, but in no event less than reasonable care, and TCS shall (in addition to maintaining the required insurance amounts provided in Section 30) maintain sufficient property insurance to provide for replacement cost coverage for Nielsen’s Hardware or Software in TCS’ possession. TCS shall use such Hardware and Software only for purposes of providing Services to Nielsen.

6.2	Change of TCS Service Location

(a) TCS shall obtain Nielsen’s prior approval (which Nielsen may withhold in its sole discretion) of Other Service Locations from which TCS may propose to perform Services. Both Parties agree to use Commercially Reasonable Efforts to work towards minimizing the disruption of services to Nielsen during the transition and to minimize the transition or additional costs associated with a TCS service location work transfer. Prior to any such movement to Other Service Locations, TCS shall identify to Nielsen in writing all changes to the DRP and BCP required by such relocation.

(b) Except for (i) relocation to Other Service Locations required by this Agreement or an applicable SOW or (ii) relocation to Other Service Locations at the request of or due to the requirements of Nielsen, any incremental costs and expense incurred by Nielsen (including any incremental Service Taxes) as a result of a relocation to an Other Service Location shall be reimbursed to Nielsen by TCS. Nielsen shall reimburse TCS for any initial and/or incremental costs and expenses (including any incremental Service Taxes) on a Pass-Through Expenses basis incurred by TCS as a result of any relocation to an Other Service Location required by this Agreement or an applicable SOW or made at the request of or due to the requirements of Nielsen.

(c) TCS shall obtain Nielsen’s prior written approval for any relocation of Services except for a transfer to another area of the same site or floor from which the Services are already being provided (i.e., moves to a new floor or new buildings must be approved by Nielsen). Such approval shall not be unreasonably delayed or withheld by Nielsen. Where TCS relocates Resources to another area of the same site or floor from which the Services are already being provided, TCS will give Nielsen reasonable advance notification of such move, but in no case shall such notification be provided less than one (1) week before such move.

6.3	Shared Environment

Prior to migrating or relocating any of the Services to a Shared Environment, TCS shall provide to Nielsen, for Nielsen’s approval, a proposal for such migration or relocation, including cost and price benefits and savings or risks to Nielsen.

6.4	Network Connections; Nielsen Standards

(a) TCS shall be linked to one or more Nielsen location(s), as mutually agreed by the Parties, via high speed data link(s) with appropriate bandwidth as reasonably required in accordance with the requirements of this Section 6.4. Notwithstanding anything to the contrary herein, the initial and recurring cost of the network and any additional link(s) will be borne by TCS. The cost of any network demark equipment (e.g., routers) that need to be installed at such premises and the “last mile” connectivity to Nielsen (up to Nielsen’s firewall) will be borne by TCS. The cost of any equipment behind any such firewall will be borne by Nielsen, with the exception of productivity Hardware/Software that Nielsen or the Affiliate and TCS agree are required in order for TCS to perform Off-Shore Services in as efficient a manner as if the Services were performed on-shore. The costs of any such productivity Hardware/Software, and the cost of installation and maintenance of such Hardware/Software, shall be borne by TCS.

(b) TCS shall ensure complete redundancy on the “last mile” circuits (no single point of failure) between TCS’ and Nielsen’s networks. TCS shall provide sufficient capacity such that usage of links will not exceed an average of seventy percent (70%) of available bandwidth over any fifteen (15) minute time period over a ten (10) hour day for normal use. Occasional file transfer requirements are exempt from this seventy percent (70%) standard. Nielsen will provide assistance in measuring the link utilization. If in a calendar month seventy percent (70%) or more of the samples show that the link utilization exceeds seventy percent (70%), TCS shall take necessary actions to either add capacity or increase efficiency to reduce future link utilization below the required threshold without adversely impacting Nielsen operations, in accordance with Section 6.4(c).

(c) TCS shall promptly, and in any event no later than thirty (30) days after the end of any month where the bandwidth standard provided in Section 6.4(b) above is not met, provide the upgrade plans for the non-conforming link with Nielsen and, upon mutual agreement of the Parties, TCS will initiate necessary actions to reduce future link utilization and shall complete the implementation of such plan within ninety (90) days. If TCS reasonably determines that installation of additional Hardware/Software behind the firewall of Nielsen will increase the efficiency and productivity of the data links, Nielsen will consider the recommendation, and if acceptable in Nielsen’s reasonable discretion, Nielsen will work with TCS to effect the installation. The cost of acquiring, installing and maintaining any such Hardware/Software shall be borne by TCS.

(d) With Nielsen’s approval TCS may buy network lines and equipment at Nielsen’s internal costs, when possible. Subject to Schedule G, all equipment connected to Nielsen’s system must adhere to Nielsen’s then current standards and technology stacks. Nielsen will provide standards to TCS and update them regularly. Nielsen shall be responsible to provide standards, and TCS shall have a reasonable amount of time for TCS to move to any new standards, subject to Schedule G.

(e) If any equipment provided or used by TCS or TCS Personnel is connected directly to the network(s) of Nielsen, TCS shall be responsible to ensure that such Hardware shall be:

(i) submitted for review and receive approval in advance by Nielsen;

(ii) in strict compliance with Nielsen’s then-current security policies, architectures, standards, rules and procedures provided in Schedule G; and

(iii) in strict compliance with Nielsen’s then-current Hardware and Software specifications.

(f) TCS shall not install or permit the installation of any other Software on such Hardware for use in providing the Services or connected to Nielsen’s network without Nielsen’s prior written approval.

(g) Nielsen will consider opportunities to sub-license or loan for appropriate portions of the Term and at no charge to TCS, appropriate portions of any Hardware, Software, case tools etc. that Nielsen uses to enhance productivity (to the extent permitted by the relevant product license) so as to ensure usage of common “best practices” among Personnel of the Parties. Any such transaction will be as agreed upon in writing by the Parties.

(h) TCS shall comply with the Nielsen Standards provided in Schedule G, as the same may be modified at any time during the Term and any Termination Assistance Period.

Section 7.	THIRD PARTY AGREEMENTS

7.1	Assigned Agreements

Throughout the Term and as part of the Services, TCS shall assume financial, administrative and maintenance responsibility for the Assigned Agreements provided in Schedule I (“Third Party Contracts”) to the same extent as if TCS were directly obligated under such agreements. Nielsen shall, if requested by TCS, execute an appropriate Assignment Agreement making the assignment effective as of the date of assignment indicated in the Assignment Agreement or SOW and obtain the Required Consent as may be necessary for the assignment. TCS and its Affiliates shall comply with the duties imposed on Nielsen by such Assigned Agreements. Nielsen retains responsibility for all liabilities and Claims under the Assigned Agreement as they relate to the period prior to the date of assignment indicated in the Assignment Agreement or SOW. TCS or its Affiliates shall pay directly, or reimburse Nielsen if Nielsen or an Affiliate has paid, the charges and other amounts under such contracts that are attributable to periods from and after the date of assignment indicated in the Assignment Agreement or SOW. TCS may, to the extent permitted by the Assigned Agreements, renew, modify, terminate or cancel any such Assigned Agreements. Any modification, termination or cancellation fees or charges imposed upon Nielsen in connection with any modification, termination or cancellation of the Assigned Agreements shall be paid by TCS.

7.2	Performance Under Assigned Agreements

The Parties shall abide by the terms of, and shall not breach or violate, any of the Assigned Agreements. The Parties shall promptly inform the other Party of any breach of, or misuse or fraud in connection with, any of the Assigned Agreements of which the notifying Party becomes aware and shall cooperate with the other Party to prevent or stay any such breach, misuse or fraud. Each Party shall pay all amounts due for any penalties or charges (including amounts due to a third party as a result of a Party’s failure to promptly notify the other Party pursuant to the preceding sentence), associated taxes, legal expenses and other incidental expenses incurred as a result of such Party’s nonperformance of its obligations with respect to the Assigned Agreements.

7.3	Third Party Invoices for Assigned Agreements

TCS shall pay the invoices submitted by third parties in connection with the Assigned Agreements as they relate to the period on or after the date of assignment indicated in the Assignment Agreement or SOW and shall be responsible for any late fees in respect of such third party invoices. Nielsen shall reimburse TCS for the amount of any such invoice and late fee as they relate to the period prior to the date of assignment indicated in the Assignment Agreement or SOW.

7.4	Retained Agreements

TCS shall manage, administer and maintain the Retained Agreements provided in Schedule I. TCS shall provide Nielsen with reasonable notice of any renewal, termination or cancellation dates and fees with respect to the Retained Agreements. TCS shall not renew, modify, terminate or cancel any such Retained Agreements without Nielsen’s consent. Any unauthorized modification, termination or cancellation fees or charges imposed upon Nielsen in connection with any such modification, termination or cancellation shall be paid by TCS.

7.5	Retained Agreement Invoices

(a) TCS shall:

(i) receive all Retained Agreement Invoices;

(ii) review and correct any errors in any such Retained Agreement Invoices in a timely manner; and

(iii) use Commercially Reasonable Efforts to submit such Retained Agreement Invoices to Nielsen for payment within a reasonable period of time prior to the due date or, if a discount for such payment is given, the date on which Nielsen may pay such Retained Agreement Invoice with a discount.

(b) Nielsen shall pay the Retained Agreement Invoices received and approved by TCS. Nielsen shall only be responsible for payment of the Retained Agreement Invoices and shall not be responsible to TCS for any management, administration or maintenance fees of TCS in connection with the Retained Agreement Invoices. Nielsen shall be responsible for any late fees in respect of the Retained Agreement Invoices unless TCS’ act or omission is the cause of such late fees. If TCS fails to submit a Retained Agreement Invoice to Nielsen for payment in a timely manner due to its fault or the fault of a party under its control, TCS shall be responsible for any discount not received or any late fees in respect of such Retained Agreement Invoice.

Section 8.	SERVICE LEVELS AND PERFORMANCE REQUIREMENTS

8.1	Service Level Performance Methodology

The Tier One Quality of Service Metrics shall measure TCS’ performance at the Agreement level. Critical Service Levels shall measure TCS’ performance at the SOW level.

The Service Level performance methodology for both the Tier One Quality of Service Metrics and the Critical Service Levels shall be provided in Schedule B (“Service Levels”). If certain Critical Service Levels apply to the Services under an SOW, the applicable Critical Service Levels shall be identified and provided in such SOW and the applicable metrics for each Critical Service level shall be developed and agreed by the Parties in accordance with the Service Level methodology described in Schedule B.

8.2	Tier One Quality of Service Metrics and Critical Service Levels

(a) As of each Services Commencement Date, TCS shall perform the Services at the levels of accuracy, quality, completeness, timeliness, responsiveness and productivity that are equal to or higher than:

(i) the accepted industry norms applicable to the performance of such Services by top tier service providers; and

(ii) the documented or otherwise verifiable levels of accuracy, quality, completeness, timeliness, responsiveness and productivity as described in the SOW or SOW Transition Plan provided internally by Nielsen (or by the previous service provider) in the six (6) months prior to the applicable Services Commencement Date.

(b) Without limiting the generality of the foregoing or the other obligations of TCS, where Service Levels apply, TCS shall perform the Services so as to meet or exceed the Critical Service Levels and Tier One Quality of Service Metrics as of the Services Commencement Date or such other date agreed in the applicable SOW or Attachments thereto in accordance with the Service Level methodology provided in Schedule B. As part of the Services, TCS shall be responsible for meeting the applicable Critical Service Levels and Tier One Quality of Service Metrics even when doing so requires the provision of additional full-time or temporary TCS Personnel resources, temporary contract personnel resources, Services provided by Approved Subcontractors, or other unique service needs provided by non-TCS Personnel.

(c) Nothing in this Agreement shall be construed as preventing the Parties from agreeing to a Service Level credit regime on a SOW basis. If either Party refuses to agree to a Service Level credit regime for a particular SOW, however, such refusal shall not be deemed to be unreasonable for purposes of Sections 17.3(a) or 26.3(i).

8.3	Failure to Perform

(a) Tier One Quality of Service Metrics and Critical Service Level Failures. TCS recognizes that its failure to meet the Tier One Quality of Service Metrics and Critical Service Levels may have a materially adverse impact on the business and operations of Nielsen. Accordingly, Nielsen may wholly or partially terminate this Agreement or an SOW, as applicable, for failures of TCS to achieve the Tier One Quality of Service Metrics and Critical Service Levels as described in this Section 8.3, Schedule B or a SOW, as applicable.

(b) Tier One Quality of Service Metric Failures. Beginning four (4) months after the Agreement Effective Date, if for reasons other than those exceptions provided in Section 8.7, TCS fails to meet any single Tier One Quality of Services Metric (A) for three (3) consecutive months or (B) in more than any six (6) months in a rolling twelve (12) month period, or (C) fails to meet at least seventy percent (70%) of Tier One Quality of Service Metrics in any three (3) months in a rolling twelve (12) month period, then Nielsen shall upon thirty (30) days written notice Nielsen may terminate this Agreement, in whole or in part, as provided in Section 26.3(ii). If Nielsen exercises the termination right provided in this Section 8.3, then the MCA shall be reduced in accordance with Section 17.3.

(c) Use of Alternate Sources. In addition to the termination rights provided in Section 8.3, if TCS fails to meet the same Critical Service Levels for three (3) consecutive measurement periods, Nielsen may, upon thirty (30) days written notice, in addition to any other remedy it may have under this Agreement:

(i) require TCS to obtain, at TCS’ sole cost, expert assistance from a third party reasonably acceptable to Nielsen to assist TCS to comply with the applicable Service Level and TCS shall comply with such required Service Level; or

(ii) Nielsen acting reasonably determines to send Nielsen Personnel or have TCS Resources sent to Nielsen’s facility to assist in the resolution of the problem and the resumption of the affected Services, in which case TCS shall promptly reimburse Nielsen for the travel and out-of-pocket costs for such Nielsen Personnel.

8.4	Self-Help

Without limiting the generality of the foregoing or the other obligations of TCS, if as a result of failure of TCS to provide the Services with the performance standards and service levels as required under this Agreement, any Material Disruption in the Services occurs, upon notification by Nielsen of such Material Disruption, TCS shall promptly use best efforts, with reasonable cooperation from Nielsen, to mitigate the impact of such Material Disruption and to rework and to restore the Services. If TCS fails to correct and restore the Services within three (3) days after Nielsen notifies TCS of the Material Disruption, Nielsen shall be entitled, upon notice to TCS, to procure or correct the Services until TCS is able to restore and perform the Services as required under this Agreement. “Material Disruption” as used in this Section 8.4 shall mean a failure of TCS to meet the Service Levels and other applicable performance standards under this Agreement or otherwise fulfill its obligations under this Agreement that causes Nielsen’s failure to meet its contractual obligations to Nielsen clients. Notwithstanding the foregoing, TCS obligations under this provision shall not apply to a Material Disruption caused by any exceptions described in Section 8.7 or due to reasons primarily attributable to Nielsen or to Nielsen Agents. In the event of a disagreement between the Parties as to the primary cause of the Material Disruption, TCS shall, at Nielsen’s request, proceed with best efforts for rework or restoration of the Services as required by this Section 8.4, pending resolution of such disagreement between the Parties. Any such amounts payable by Nielsen pursuant to this Section 8.4 shall count toward the MCA.

8.5	Adjustment of Critical Service Levels and Tier One Quality of Service Metrics

(a) The Tier One Quality of Service Metrics may be modified or adjusted only by mutual agreement of the Parties.

(b) The Critical Service Levels shall be adjusted in accordance with the following:

(i) Nielsen shall periodically review TCS Services performance in accordance with the methodology and process outlined in Schedule B and its applicable Attachments, but at least annually; and

(ii) with respect to any Critical Service Levels that require periodic adjustment pursuant to this Agreement or are no longer appropriate because of an increase, decrease or change to the Services, Nielsen shall adjust such Critical Service Levels accordingly.

8.6	Failure to Meet Service Level.

(a) If TCS fails to meet any Service Level, TCS shall:

(i) investigate and report on the causes of the problem;

(ii) provide a root cause analysis of such failure as soon as practicable after such failure;

(iii) advise Nielsen, as and to the extent requested by Nielsen, of the status of remedial efforts being undertaken with respect to such problems; and

(iv) correct the problem and begin meeting the Critical Service Levels and Tier One Quality of Service Metrics.

(b) TCS shall use Commercially Reasonable Efforts to complete the root cause analysis within five (5) Business Days for Critical Service Levels and ten (10) Business Days for Tier One Quality of Service Metrics after the occurrence of the failure, notice by Nielsen or the monthly reporting period that identified the deficiency; provided, however, that, if it is not capable of being completed within the specified timeframes, TCS shall complete such root cause analysis as quickly as possible and shall notify Nielsen prior to the end of the initial period as to the status of the root cause analysis and the estimated completion date.

8.7	Exceptions to Service Level and other Performance Failure of TCS

TCS shall be relieved of failures to comply with the Tier One Quality of Service Metrics, Critical Service Levels or any other performance measures or Milestones under this Agreement or SOW and TCS shall not be in breach nor shall not suffer any liability therefore, to the extent and only to the extent that such failure results from:

(a) a Force Majeure Event (including during implementation of the Business Continuity Plan and/or Disaster Recovery Plan in response to such Event);

(b) delay or failure of Nielsen or Nielsen representatives and agents to perform a Nielsen task or obligations identified under this Agreement or applicable SOW, including delay or failure of Nielsen to provide TCS with required review, approval, rejection or other actions in a timely manner and any other breach of this Agreement by Nielsen that materially adversely impacts TCS’ ability to perform or comply;

(c) prioritization of tasks, reallocation of resources among different Projects, reduction of resources for a Project requested by Nielsen to the extent that Nielsen agrees in writing for relief of TCS to achieve Tier One Quality of Service Metrics or Critical Service Levels or any other performance measures or Milestones under this Agreement or SOW;

(d) Failures resulting from network, Hardware, Software, desktops, data centers, and facilities problems for which Nielsen or Nielsen’s other contractors have retained operational or administrative responsibility; or

(e) Any activities and/or outages mutually agreed upon by the Parties.

8.8	Measurement and Monitoring Tools

As part of the Services, TCS shall implement the necessary measurement and monitoring tools and procedures required to measure and report TCS’ performance of the Services against the applicable Critical Service Levels and Tier One Quality of Service Metrics. Such measurement and monitoring shall permit reporting at a level of detail sufficient to verify compliance with the Critical Service Levels and Tier One Quality of Service Metrics, and shall be subject to audit by Nielsen. TCS shall provide Nielsen with information and access to such tools and procedures upon request, for purposes of verification.

8.9	Continuous Improvement and Best Practices

TCS shall identify ways to improve the Critical Service Levels and Tier One Quality of Service Metrics as provided in the applicable SOW or processing schedule, including:

(a) on a continuous basis, as part of its total quality management process, identify ways to improve the Critical Service Levels and Tier One Quality of Service Metrics; and

(b) identify and apply proven techniques and tools from other installations within its operations or other third party processes that would benefit Nielsen either operationally or financially. TCS shall implement such processes at no charge to Nielsen.

8.10	Nielsen Satisfaction Surveys

(a) Nielsen Satisfaction Surveys shall:

(i) contain the content and scope provided in Schedule D;

(ii) be administered in accordance with Schedule D; and

(iii) be subject to Nielsen’s approval.

(b) Schedule and Requirements. During the seventh (7th) month following the Services Commencement Date of each operational process area and yearly thereafter, TCS shall conduct and complete customer satisfaction surveys, as approved by Nielsen, of appropriate (either internal or external) users of the service approved by Nielsen. The results of the initial Nielsen Satisfaction Survey shall be the baseline for the measurement of the performance improvements described in Section 24.1(n). Each survey conducted according to the provisions of this Section 8.10, shall, at a minimum, cover a representative sampling of Nielsen users and senior management of Nielsen, in each case as specified by Nielsen. TCS agrees that Nielsen satisfaction (as determined in accordance with TCS’ internal evaluation procedures) will be taken into account in the performance evaluations for TCS Key Personnel. If the results of the Nielsen Customer Satisfaction Survey indicate that there has been a decrease in customer satisfaction, TCS shall, at its cost (unless the Parties otherwise agree):

(i) submit to Nielsen, for Nielsen’s approval, a plan to improve customer satisfaction (consistent with Nielsen’s cost reduction objectives); and

(ii) upon Nielsen’s approval of such plan, implement and adjust such plan. If TCS fails to conduct a Nielsen Customer Satisfaction Survey in accordance with the provisions of this Section 8.10, then upon thirty (30) days notice, Nielsen may engage a third party to conduct the Nielsen Customer Satisfaction Survey pursuant to this Section 8.10, at TCS’ cost. The results of such third party survey shall be binding on the Parties.

(c) Nielsen Conducted Surveys. In addition to the satisfaction surveys to be conducted by TCS pursuant this Section 8.10, Nielsen may at its sole discretion survey selected Users and Nielsen Clients about satisfaction with TCS’ performance in connection with and as part of satisfaction surveys periodically conducted by TCS. At Nielsen’s request, TCS shall cooperate and assist Nielsen with the formulation of the survey questions, protocols and procedures and the execution and review of such surveys. Nielsen will share the results of said survey with TCS. Internal Nielsen surveys are non-binding with respect to Critical Service Levels or Tier One Quality of Service Metrics as identified in Schedule D and its applicable Attachments.

Section 9.	RESTRICTIVE COVENANT

9.1	Additional Restrictions

In addition to, and not in substitution for, the restrictions on TCS with respect to the use of Nielsen Confidential Information hereunder and the allocation of Intellectual Property Rights between the Parties, and as a material inducement to Nielsen to enter into this Agreement, TCS agrees that, during the Term of this Agreement and for two (2) years thereafter:

(a) TCS and its Controlled Subsidiaries will not engage in a Restricted Business. For clarity, except as provided in Section 9.1(b) and 9.1(c), nothing contained in this Agreement, including this Section 9.1(a), shall restrict TCS and its Controlled Subsidiaries from performing services or providing work product to their unaffiliated customers as part of TCS’ information technology outsourcing or business process outsourcing services, even if such customers are themselves engaged in a Restricted Business or even if some of the services provided by TCS or its Controlled Subsidiary to such customers are similar or identical to the services or products offered by the portions of Nielsen and its Affiliates engaged in the Restricted Business;

(b) TCS and its Controlled Subsidiaries will not perform services for, provide work product to, or license technology to, any Tier One Restricted Company or any Affiliate of any Tier One Restricted Company anywhere in the world; and

(c) Except with prior written consent of Nielsen (which it may withhold in its discretion), TCS will not assign any Domain Expert who in the prior twenty four (24) months has performed Services under this Agreement to perform any services for any entity that is a Tier Two Restricted Company or an Affiliate of a Tier Two Restricted Company regardless of whether the work for such Tier Two Restricted Company relates to the work such Domain Expert performed for Nielsen; provided, however:

(i) If despite TCS’ Commercially Reasonable Efforts to the contrary TCS is not able to find other work for such Domain Expert (and it is not as part of a general lack of demand for TCS’ services such that it is not only the Domain Expert who is unallocated) TCS may so inform Nielsen and if Nielsen is unwilling to have such Domain Expert perform Services for Nielsen as a non-Domain Expert until the restriction lapses (or Nielsen is otherwise willing to pay the charges which such Domain Expert would incur while he or she awaited the lapse of the restriction), then TCS may assign such Domain Expert to perform services for such Tier Two Restricted Company;

(ii) If the proposed assignment is for an Affiliate of the Tier Two Restricted Company and such Affiliate is truly separate and distinct from the Tier Two Restricted Company and is not engaged in any business competitive with Nielsen or its Affiliates, then provided that adequate assurances are provided to Nielsen, Nielsen will not unreasonably withhold its consent; and

(iii) The provisions of this Section 9.1(c)(iii) shall not apply after two (2) years after such Domain Expert ceased to be associated with Nielsen account or if this Agreement or an applicable SOW is terminated by TCS pursuant to Section 26.5 or by Nielsen pursuant to Sections 26.2 or 26.3.

9.2	Remedies For Breach of Sections 9.1(a) or 9.1(b)

(a) If Nielsen believes that TCS or a Controlled Subsidiary is in breach of the provisions of Sections 9.1(a) or 9.1(b), Nielsen may notify TCS who shall promptly investigate the matter and within ten (10) Business Days TCS shall report to Nielsen on whether TCS agrees or disagrees that TCS or a Controlled Subsidiary is in breach. If TCS disagrees it shall provide reasonable detail about the activities it is engaged in with respect to Nielsen’s claim and state the basis for TCS’ belief that it or its Controlled Subsidiary is not in breach. If TCS reports that it or its Controlled Subsidiary is not in breach, if Nielsen desires to further pursue the matter the dispute shall be submitted to binding arbitration in accordance with the provisions of Section 25, solely for determination of whether TCS is in breach of Sections 9.1(a) or 9.1(b), with hearings being held no later than ten (10) Business Days thereafter and the arbitrator instructed to issue a decision no later than ten (10) Business Days thereafter.

(b) If (i) TCS acknowledges that it or its Controlled Subsidiary is in breach of Sections 9.1(a) or 9.1(b) and does not immediately begin good faith efforts to cure the breach or does not actually cure the breach within sixty (60) days of TCS’ notice to Nielsen, (ii) the arbitrator determines that TCS or its Controlled Subsidiary is in breach and TCS does not immediately begin good faith efforts to cure the breach or does not actually cure the breach within sixty (60) days of such decision, (iii) the arbitrator determines that due to insufficient cooperation or participation in the arbitration by TCS it cannot determine whether TCS or such Controlled Subsidiary is in breach, or (iv) TCS fails to respond to Nielsen’s notice in the time period required by Section 9.2(a), then Nielsen shall be entitled to seek and obtain injunctive relief which TCS agrees it will not oppose and TCS will waive Nielsen’s posting of bond or proving irreparable injury. For clarity, it is agreed that transferring of the Restricted Business by TCS or applicable TCS Controlled Subsidiary to an Affiliate of TCS which is not a Controlled Subsidiary shall be deemed to be a cure, so long as neither TCS nor any Controlled Subsidiary exercises management control of such business.

(c) The remedies provided in this Section 9.2 are the sole and exclusive remedies of Nielsen with respect to any breach of Sections 9.1(a) or 9.1(b) by TCS or any TCS Controlled Subsidiary.

9.3	Remedies For Breach of Section 9.1(c)

If TCS is in breach of Section 9.1(c), Nielsen shall be entitled to seek and obtain injunctive relief which TCS agrees it will not oppose and TCS will waive Nielsen’s posting of bond or proving irreparable injury. The time period of the restriction shall be extended for a period of time equal to the period of the breach.

9.4	Advance Clearance

If during period of the above restrictions TCS or a Controlled Subsidiary desires to engage in a new line of business and TCS is in doubt about the applicability of the restriction of Section 9.1(a) to such new line of business, TCS may (without being obligated to do so) notify Nielsen that it intends to enter into such specific new line of business or agreement with a customer which might constitute a new line of business, fully describing the circumstances. If Nielsen does not respond within ten (10) Business Days of receipt of the notice (or responds that it agrees that the restriction does not apply), TCS shall be free to undertake the described activity. If Nielsen does object, the Parties shall attempt to resolve the disagreement expeditiously, but if it is not resolved within ten (10) days of Nielsen’s objection TCS may have the matter resolved pursuant to Section 25, with hearings being held no later than ten (10) Business Days thereafter and the arbitrator instructed to issue a decision no later than ten (10) Business Days thereafter.

Section 10.	TCS PERSONNEL

10.1	Levels and Retention of Resources

(a) TCS shall provide Nielsen with the number of TCS Resources dedicated full time to providing the Services at the end of every ninety (90) day period after the Agreement Effective Date. If a SOW contains a Baseline Service Charge, TCS shall not reduce the number of such Resources providing the Services under any SOW until such time as Nielsen confirms that TCS has met the Critical Service Levels and Tier One Quality of Service Metrics or completion requirements of the applicable SOW. For all SOWs, any changes in staffing requirements at (i) Nielsen Service Locations; (ii) TCS Service Locations; and (iii) Other Service Locations must be approved in advance by Nielsen.

(b) TCS shall use Commercially Reasonable Efforts to keep the Resource turnover rate at a minimum across the Nielsen account. Except as provided in Section 10.9, TCS shall not voluntarily remove a Resource assigned to Nielsen account without obtaining prior written approval of Nielsen (i) in the case of a Key Resource assigned on a particular SOW, prior to twenty-four (24) months after initial assignment to such SOW, or (ii) in all other cases prior to eighteen (18) months after initial assignment to Nielsen account. Nielsen acknowledges that rotation of a Resource between on-site and Off-Shore shall not count as removal of Resources a pursuant to this Section 10.1.

10.2	Replacement of Resources

(a) Nielsen may notify TCS if Nielsen determines that the continued assignment to the Nielsen account of any TCS Resource is not in the best interests of Nielsen. Upon receipt of such notice, TCS shall have a reasonable time period, not to exceed five (5) days, to investigate the matters stated therein, discuss its findings with Nielsen and attempt to resolve such matters to Nielsen’s satisfaction, including the permanent removal of such Resource upon continued Nielsen objection. To the maximum extent possible, the removal and replacement of any Resource under this Section 10.2(a) shall be conducted so as not to interrupt or adversely affect the Services.

(b) In addition to the removal rights provided in Section 10.2(a), if Nielsen is not satisfied with the Services provided by any individual Resource at any time during the first four (4) weeks of such Resource’s assignment, TCS shall replace such Resource and re-perform such Services at no charge to Nielsen (including charges for the original or re-performed Services, or any costs incurred in replacing such Resource).

(c) Whenever any resource providing Services to Nielsen is replaced or transitioned (other than in the case of where a Resource is transitioned from on-site to Off-Shore or vice versa within a particular SOW) by a Resource, TCS will provide, at no charge to Nielsen, up to a maximum of six (6) weeks of Services by the replacement Resource to account for the training/transition period expected to be taken by the replacement Resource to begin performing the Services at the expected level, irrespective of when the replacement Resource is placed into a Project (whether at the Project’s inception or after the Project has begun); provided that TCS may begin to charge Nielsen for days actually worked by such a replacement Resource prior to such period of six (6) weeks, if the Parties mutually agree that such Resource is able to perform his or her assignment to Nielsen’s satisfaction.

(d) If TCS fails to meet the Critical Service Levels and Tier One Quality of Service Metrics and if Nielsen reasonably believes such failure is attributable in whole or in part to TCS’ reassignment, movement, or other changes in the Resources allocated to Nielsen to the performance and delivery of the Services and/or to TCS Approved Subcontractors assigned to the Nielsen service team, Nielsen will notify TCS of such belief. Upon receipt of such notice from Nielsen, TCS will:

(i) promptly provide to Nielsen a report setting forth TCS’ position regarding the matters raised by Nielsen in its notice;

(ii) meet with Nielsen to discuss the matters raised by Nielsen in its notice and TCS’ positions with regard to such matters; and

(iii) diligently work to eliminate with respect to the Services any such TCS human resource practices and/or processes identified and agreed to by the Parties as adversely impacting the performance and delivery of the Services by TCS.

(e) If TCS is having difficulty meeting Critical Service Levels or other requirements of an IT SOW, then Nielsen, at its sole discretion, may require for such SOW that TCS meet the staff experience pyramid provided in Section 2.2 of Schedule F. TCS shall have thirty (30) days from Nielsen’s notification to meet such levels.

(f) If TCS is having difficulty meeting Critical Service Levels or other requirements of a BPO SOW, then Nielsen, at its sole discretion, may require that TCS promptly deploy a full time Six Sigma Black Belt to analyze and make recommendations to improve any applicable processes in order to eliminate TCS’ difficulty for TCS to meet such Critical Service Levels or other requirements of a BPO SOW.

10.3	Training

Unless otherwise agreed by the Parties, training of Resources in accordance with TCS’ standard training programs shall be at TCS’ cost. If (i) a Deliverable or SOW involves technology or skills that the Parties mutually agree are unique to Nielsen, and (ii) TCS Personnel must be specifically trained in order to properly create the Deliverable or perform Services under such SOW, TCS will provide such training and, unless agreed otherwise in writing, Nielsen will reimburse any reasonable out-of-pocket cost of such training, provided that TCS obtained Nielsen’s prior written approval for such training (such approval not to be unreasonably withheld). Training of Nielsen Personnel in the use of Deliverables shall be as agreed and provided in the applicable SOW.

10.4	Minimum Staffing Requirements

(a) Throughout the Term, TCS shall meet the minimum staffing requirements provided in Schedule F. TCS will immediately notify Nielsen if TCS’ staffing falls below the minimum requirements, and will provide Nielsen with assurances that TCS has taken appropriate measures to promptly correct the failure and to ensure that such failure will not re-occur.

(b) The Parties’ Relationship Managers shall meet each year of the Term to recalculate the minimum staffing levels required to fulfill the MCA (“Total TCS Target Headcount”). In so doing, the parties shall take into account (i) the actual fees credited against the MCA and (ii) Nielsen’s projection of staffing levels for each year of the Term.

10.5	Key Resources and Domain Experts

(a) The Parties will identify up to thirty percent (30%) of TCS Resources performing Services on each Project as “Key Resources.” Key Resources shall be not be replaced or re-assigned without Nielsen’s consent for 24 months after their assignment to Nielsen account. All removal and replacement of Key Resources shall be based on a rolling six (6) month Key Resources replacement plan, the status of which shall be reported to Nielsen Project Manager at the end of each month. At TCS’ request, the Project Manager for each SOW will cooperate with TCS to determine each Key Resource’s stated exit date from that specific Project.

(b) As applicable, Nielsen will designate certain Resources in SOWs as Domain Experts (“Domain Experts”). The aggregate number of Resources designated as Domain Experts may not exceed ten percent (10%) of the Total TCS Target Headcount provided for in Schedule F. Domain Experts shall be subject to the restrictions provided in Section 9.1.

10.6	TCS Managers

(a) At its sole expense, TCS shall designate the following Personnel to service the Nielsen account (“TCS Managers”), each of whom shall be Key Resource:

(b) a full-time global account executive empowered to make all staffing and execution decisions for the Nielsen account;

(c) a full-time global Relationship Manager who shall be authorized to act as the primary contact for TCS with respect to all matters relating to this Agreement and any related SOWs. The Relationship Manager shall have overall responsibility for managing and coordinating the performance of TCS under this Agreement and, unless otherwise specified herein, shall attempt to resolve disputes in accordance with this Agreement. TCS shall designate a Relationship Manager within fifteen (15) days of the Agreement Effective Date. The TCS Relationship Manager shall be devote his or her full time and effort to managing the Services provided to Nielsen and shall remain in this position for a minimum period of two (2) years from initial assignment;

(d) a full-time on-site staffing coordinator, who shall be located at a site designated by Nielsen. The TCS staffing coordinator shall devote his or her full time and effort to managing the staffing requirements to provide the Services to Nielsen and shall remain in this position for a minimum period of two (2) years from initial assignment;

(e) a full-time Transition Manager during the period of time required to complete a major transition activity, located at a site designated by Nielsen; and

(f) a full-time manager at each site where such a manager is needed in order to facilitate TCS’ performance hereunder, and such other sites as may be specified by Nielsen from time to time, with a minimum of ten (10) such full-time managers to be so designated at all times during the Term. The need for additional managers shall be determined by mutual agreement between the Parties. All requests for any additional managers over and above ten (10) must be validated by Nielsen’s Resource Optimization Program Management Vice President and TCS’ Relationship Manager. Each full time manager shall remain in this position for at least of two (2) years.

10.7	Project Managers

TCS shall designate a Project Manager for each SOW, who shall be located at a site designated by Nielsen. Each Project Manager is a billable Resource and will interface on all day-to-day matters relating to Services to be delivered under that SOW. Each Project Manager shall devote his or her full time and effort to overseeing the SOW (unless otherwise specified in such SOW), and shall remain in this position for a minimum of two (2) years, unless the SOW expires or is terminated earlier.

10.8	Approval of TCS Managers

TCS shall obtain Nielsen’s prior written approval for each TCS Manager, such approval not to be unreasonably withheld. If vacated for any reason, a TCS Manager position must be backfilled within fifteen (15) days. The appointment of any such replacement Resource shall be subject to Nielsen’s prior approval, such approval not to be unreasonably withheld.

10.9	Replacement of TCS Managers and Key Resources

(a) Nielsen shall have the right to request replacement of any TCS Manager specified in Section 10.6 at any time and TCS shall make such replacement within fifteen (15) days of such request. Replacement of Key Resources shall be as provided in Section 10.2(a).

(b) Notwithstanding the retention provisions related to TCS Managers and Key Resources, they may be replaced or reassigned upon consent of Nielsen or if such Manager or Resource:

(i) voluntarily resigns from TCS;

(ii) is dismissed by TCS for misconduct (e.g., fraud, drug abuse, theft);

(iii) materially fails to perform his or her duties and responsibilities; or

(iv) is unable to work due to retirement, death or disability.

(c) To the maximum extent possible, the removal and replacement of any TCS Manager or Key Resource under this Section 10.9 shall be conducted so as not to interrupt or adversely affect the Services.

10.10	Executive Steering Committee

Within sixty (60) days after the Agreement Effective Date, the Parties shall form an “Executive Steering Committee” consisting of a mutually agreed number of senior executives and technical leaders equally from each Party. Upon agreement as to the total number of members, the Parties shall each notify the other of the name and contact details of the individuals designated to be the members of the Executive Steering Committee. The Executive Steering Committee will meet on a regular basis, but at least twice a year, to review the operation of this Agreement.

10.11	Subcontracting

Nielsen acknowledges and agrees that in the performance of Services, TCS may subcontract, draw resources from and use the facilities of TCS affiliates (“TCS Group”) and business associates of TCS provided in Schedule H. TCS shall obtain Nielsen’s prior written approval to subcontract, draw resources from or use the facilities of any entity not provided in Schedule H (together with any business associate listed in Schedule H, the “Approved Subcontractors”). Nielsen shall have the right to review the list of Approved Subcontractors on an annual basis and to remove any entity from the list of Approved Subcontractors. If Nielsen exercises its right to remove any entity from the list of Approved Subcontractors which results in TCS’ inability to use any TCS Personnel performing Services for Nielsen at that time, TCS shall have sixty (60) days to replace such TCS Personnel. Any personnel of TCS Group assigned by TCS to perform the Services hereunder shall be considered TCS Personnel and not a subcontractor. TCS shall remain responsible for the Services performed by, and be liable for the performance by, its Approved Subcontractors, TCS Group and any TCS Personnel under this Agreement on behalf of TCS.

10.12	Coordination Role

TCS may be required to act in a coordination role for certain of Nielsen’s employees on such terms as the Parties may mutually agree. In such event, TCS shall:

(a) follow Nielsen’s work rules, and

(b) cooperate with Nielsen in supervisory scheduling and disciplinary issues.

Nielsen acknowledges and agrees that Nielsen employees are, and will remain, the employees of Nielsen and under no circumstances shall TCS be considered the employer of such persons.

10.13	Access to TCS Specialized Resources

As part of the Services, TCS shall provide Nielsen with access to TCS’ specialized technical personnel and resources at a level no less favorable than provided by TCS to its other similar commercial customers receiving substantially similar goods and services.

10.14	TCS Personnel Incentives Plan

In order to provide incentive for TCS Personnel assigned to Nielsen account to dedicate their efforts to serve Nielsen, TCS shall develop and administer (consistent with its general personnel policies) a compensation structure for TCS Personnel that includes a significant portion of their compensation being determined based on Nielsen’s satisfaction with the Services, including meeting Critical Service Levels and Tier One Quality of Service Metrics.

10.15	Personnel Procedures

(a) TCS shall maintain records relating to all personnel provided pursuant to this Agreement, which records shall include, at a minimum, verification of qualifications, licenses, certifications, and references, verifying that such personnel are qualified in light of applicable law, industry standards, and this Agreement, to perform the work contracted for herein. TCS shall also maintain records of in service training and records of assignments. Subject to any restrictions under applicable Law, upon Nielsen’s request, TCS shall promptly provide to Nielsen copies of the records described herein.

(b) TCS shall advise personnel supplied hereunder of their obligation to comply with the rules, regulations, policies, and procedures of Nielsen and shall, without limitation on the generality of the foregoing, inform personnel of the confidentiality of Nielsen Data.

10.16	Background Check, Testing and Documentation of TCS Personnel

(a) General. Nielsen may request that TCS conduct background, reference, educational, criminal record, credit, driving and other checks (including fingerprinting and drug screens) in connection with the performance of Services under this Agreement where such checking or testing is permitted by law. All costs related to such checking and testing performed by TCS over and above TCS’ then standard background check procedure requested by Nielsen will be billed to Nielsen as a Pass-Through Expense as provided in Schedule C. TCS agrees to indemnify Nielsen against all liability and Claims arising from such checking or testing and the lawful use and reporting of the results thereof.

(b) Additional Requirements Regarding TCS Personnel. Within two (2) months after the Agreement Effective Date, and thereafter within two (2) months after a TCS Personnel is assigned to Nielsen account, TCS Personnel will be subject to the following screening activities in connection with their assignment to Nielsen account:

(i) a federal and state criminal background check for TCS Personnel assigned to work in the United States (except to the extent restricted by law) for the ten (10) years prior to such assignment;

(ii) a determination as to whether the person has been identified by the Department of Treasury Office of Foreign Assets Control (“OFAC”) as an individual that U.S. persons are prohibited from engaging in transactions with; and

(iii) confirmation that the individual’s employment complies with relevant immigration law.

(c) Restrictions on Assignment. TCS shall not assign any person to perform the Services who (i) has failed a drug screen required by Nielsen; (ii) has in the last ten years been convicted of a crime involving dishonesty or a felony; (iii) has been identified by OFAC as an individual that U.S. persons are prohibited from engaging in transactions with; or (iv) does not meet the requirements under immigration law to be employed. Under no circumstances shall TCS provide Nielsen with the results of any of drug testing or screening, criminal or credit background checks or other employment verification processes that TCS performs or causes to be performed with respect to TCS Personnel. The Parties shall work together to develop and implement improved screening and background checking processes in response to changing legal requirements and technological advancements over the course of the Term.

(d) Labor Harmony Obligation. TCS shall conduct its activities in such a manner as to seek to avoid:

(i) any labor-related disruption of work or material non-compliance in the provision of any Services; and

(ii) any interference with the work or activities of the Recipients or other persons.

Whenever TCS Key Personnel have knowledge of any actual Labor Dispute involving the employees of TCS, TCS Agents, or others that may materially affect the provision of Services, TCS shall promptly so inform Nielsen and the Parties shall cooperate to minimize the effect of such dispute on the provision of Services, whether or not such Labor Dispute occurs at an TCS Service Location, Nielsen Service Location or Other Service Location.

Section 11.	NIELSEN RESPONSIBILITIES

11.1	General

(a) As required for TCS to perform the Services and upon request to Nielsen, Nielsen shall provide TCS, without charge and on reasonable advance notice and for reasonable periods, furnished office space at Nielsen Service Locations facilities, including reasonable office supplies and access to photocopiers, desktop computers, telephones and Internet access and resources reasonably necessary for Personnel to perform work on-site. Further, Nielsen shall provide to TCS Personnel with access and use of Nielsen systems and Nielsen Software for or in connection with which Services are required to be performed or as reasonably necessary for TCS Personnel to perform the Services. TCS and all TCS Personnel and agents utilizing such resources shall comply with all Nielsen policies and procedures governing access to and use of such resources of which TCS has been notified, and shall leave all such resources in the same conditions they were in immediately before their use by TCS, normal wear and tear excepted.

(b) As required to perform the Services and upon request to Nielsen, Nielsen shall provide or reimburse any other reasonable on-site costs, expenses or charges incurred by TCS at Nielsen’s facilities in connection with the Services, at actual cost, including TCS’ cost for Hardware, Software and equipment necessary for servicing Nielsen (Software, laptops, cell phones, pagers etc. provided to Resources at Nielsen’s request, or deemed necessary to perform the Services or meet Service Levels described in a specific SOW where applicable), provided that in each case TCS must obtain Nielsen’s written approval prior to incurring any such expense.

(c) If Services under a SOW required to be performed at TCS Global Development Center or Other Service Location require any Hardware or Software not included in Schedule K and L respectively, Nielsen shall provide to TCS such Hardware and/or Software or reimburse TCS of the cost of such Hardware and Software acquired by TCS on Nielsen account, provided that in each case TCS must obtain Nielsen’s written approval prior to incurring any such cost and expense.

(d) Nielsen shall provide or reimburse TCS of costs and expenses incurred for the refresh or replacement of all Hardware and Software (other than described in Schedules K and L respectively).

11.2	Use of Nielsen Service Locations

(a) Provision of Services to Nielsen Only; No Leasehold Granted. Except as expressly provided in this Agreement, TCS shall use Nielsen Service Locations for the sole and exclusive purpose of providing the Services. TCS and TCS Agents may not provide or market services to a third party from any Nielsen Service Location without Nielsen’s consent. Nielsen’s allowing TCS to use a Nielsen Service Location does not constitute a leasehold, a usufruct, or other real property interest in favor of TCS. Such resources shall be utilized by TCS solely for the purposes of providing Services to Nielsen.

(b) Procedures. TCS, its employees and agents shall keep Nielsen Service Locations in good order, not commit or permit waste or damage to such facilities, not use such facilities for any unlawful purpose or act and comply with all of Nielsen’s standard policies and procedures regarding access to and use of the Nielsen Service Locations, including procedures for the physical security of the Nielsen Service Locations and procedures for the security of computer network.

(c) Access. TCS shall permit Nielsen and their agents, employees, and representatives to enter into those portions of the Nielsen Service Locations occupied by TCS Personnel at any time.

(d) Structure. TCS shall not make any improvements or changes involving structural, mechanical or electrical alterations to the Nielsen Service Locations without Nielsen’s prior approval.

(e) Condition. When the Nielsen Service Locations are no longer required for performance of the Services, TCS shall return such locations to Nielsen in substantially the same condition as when TCS began use of such locations, ordinary wear and tear excepted.

(f) Employee Services. Subject to applicable security and real estate lease requirements, Nielsen will permit TCS Personnel to use certain employee facilities (e.g., designated parking facilities, cafeteria, and common facilities) at the Nielsen Service Locations specified in a SOW that are generally made available to the employees and contractors of Nielsen. The employee facilities in question and the extent of TCS Personnel’s permitted use shall be specified in writing by Nielsen and shall be subject to modification without advance notice in Nielsen’s sole discretion. TCS Personnel will not be permitted to use employee facilities designated by Nielsen as being for the exclusive use of certain Nielsen employees and TCS will not be entitled to the provision or reimbursement of paid parking.

11.3	Nielsen Personnel

(a) Within fifteen (15) days after the Agreement Effective Date, Nielsen shall designate a full-time Global Relationship Manager who shall be authorized to act as the primary contact for Nielsen with respect to all matters relating to this Agreement and any related SOWs. The Relationship Manager shall have overall responsibility for managing and coordinating the performance of Nielsen under this Agreement and, unless otherwise specified herein, shall attempt to resolve disputes in accordance with this Agreement.

(b) Nielsen shall designate a Project Manager for each SOW. Each Project Manager will interface on all day-to-day matters relating to Services to be delivered under that SOW.

(c) Nielsen shall designate a global Relationship Manager who shall be authorized to act as the primary contact for TCS with respect to all matters relating to this Agreement and any related SOWs.

(d) Nielsen shall designate a full-time Transition Manager during the period of time required to complete a major transition activity,

(e) Nielsen shall designate members of the Executive Steering Committee as provided in Section 10.10.

11.4	Policies, Rules, Standards and Process Instructions

Nielsen shall provide TCS with update copies of all Nielsen Policies, Rules, Standards and process instructions as well as any changes thereof made from time to time, to the extent TCS, Affiliates of TCS, Approved Subcontractors and Personnel are required to comply with such Nielsen Policies, Rules, Standards and process instructions and changes thereof.

11.5	Review, Consents, Approvals

Nielsen shall promptly attend to and provide TCS on a timely basis any inputs, reviews, consents and approval (or rejection) upon TCS’ submission or request for such review, consent or approval in accordance with the requirements of this Agreement or an applicable SOW

Section 12.	GOVERNANCE, MANAGEMENT AND CONTROL

12.1	Governance Model

The Parties will comply with, and conduct themselves in accordance with, the Governance Model provided in Schedule J (the “Governance Model”). The Governance Model defines the management structure, roles, responsibilities and membership of the governing entities. the Parties shall periodically prepare and provide updates to such Governance Model to reflect any mutually agreed upon changes to the procedures as defined in Schedule J.

12.2	Change Control Procedures

Nielsen or TCS may, upon written notice to the other Party, including via email, propose changes to the Services. Changes implemented pursuant to the Change Control Procedure described in this Section 12.2 shall not vary the Baseline Resource Charges or result in any additional expenses for Nielsen by more than ten percent (10%) individually or twenty percent (20%) in the aggregate for any applicable SOW. Any other changes requested under a Statement of Work that vary the Baseline Resource Charges or result in any additional expenses for Nielsen may only be implemented by an amendment of the applicable SOW made pursuant to Section 3.5(c)of this Agreement. Upon receiving such notice, TCS shall review the proposed change and, at no additional cost to Nielsen, shall either (i) inform Nielsen directly, including via email, of its acceptance of the proposal or, (ii) if necessary, submit a change proposal to Nielsen within ten (10) Business Days of TCS’ receipt of Nielsen’s written proposed changes (the “Change Proposal”) which shall outline in sufficient detail the tasks to be performed to accomplish such proposed changes to the Services. Nielsen, at its sole discretion, may accept, modify with TCS’ consent, or reject any or all Change Proposals received from TCS. If Nielsen does not accept TCS’ Change Proposal, neither Party shall have an obligation to the other under the Change Proposal and Nielsen shall have no obligation to pay for the proposed change. Acceptance of a particular Change Proposal and authorization to begin work will be based upon Nielsen instructing TCS in writing, including via email, to commence work. All modifications to the Services made pursuant to this Section 12.2. must be within the scope provided in the relevant SOW, including the allowed variations of the Baseline Service Charges.

12.3	Procedures Manuals

Upon Nielsen’s request at no additional cost to Nielsen, TCS shall deliver to Nielsen for its review, comment and approval Procedures Manuals which may include the following:

(a) Details of calculating the Off-Shore Leverage Percentages;

(b) Details of all reporting requirements;

(c) Quality assurance processes and procedures;

(d) Procedures and matters to be brought to the Executive Steering Committee;

(e) Procedures for reconstruction of data; and

(f) Methodology for determining the difference between the Baseline and actual quarterly provision of Services.

Section 13.	SOFTWARE AND PROPRIETARY RIGHTS

13.1	TCS Software

Schedule K lists the TCS Software (including TCS Project Tools and TCS Productivity Tools), and TCS Third Party Software that TCS will provide in connection with the Services at no additional cost. Any license or other fees associate with such Software shall be TCS’ sole responsibility. Attachment A to Schedule K describes the optional TCS Productivity Tools along with applicable license fees and usage charges.

13.2	Nielsen Software

(a) Subject to Section 15 and Section 21, Nielsen hereby grants to TCS, solely to provide the Services, a non-exclusive, non-transferable, limited right to:

(i) access, use and operate the Nielsen Software;

(ii) access, use and operate, Nielsen Third Party Software, subject to Nielsen obtaining the Required Consent (it being agreed that Nielsen will obtain the Required Consent if applicable and notify TCS if such Required Consent is unavailable or any other restrictions applies); and

(iii) use any related Documentation in Nielsen’s possession on or after the Agreement Effective Date.

(b) To the extent permissible under the applicable third party agreement and reasonably necessary for the performance of Services and subject to Nielsen obtaining the Required Consent, TCS may sublicense to TCS Agents the right to access, use and operate Nielsen’s Software and Nielsen Third Party Software solely to provide those Services such TCS Agents are responsible for providing and as may otherwise be agreed to by the Parties (it being agreed that Nielsen will obtain the Required Consent if applicable and notify TCS if such Required Consent is unavailable or any other restrictions applies).

13.3	TCS Background Technology

To the extent it is reasonably necessary for Nielsen to receive or use the Services, Deliverables and developed Software, TCS grants to Nielsen a non-exclusive, transferable, perpetual worldwide, fully paid up license to use the TCS Background Technology used by TCS in the performance of Services or creation of Deliverables or Developed Software, in each case solely for the use of Services, Deliverables and Developed Software for the benefit of Nielsen (with a right to Nielsen to allow third parties to access and use such TCS Background Technology solely to provide services to Nielsen in connection with the Services, Deliverables and Developed Software (subject to TCS’ reasonable requirement for confidentiality requirements).

13.4	TCS Software (including TCS Productivity and TCS Project Tools)

(a) TCS shall not introduce any TCS Software, TCS Project Tools or TCS Productivity Tools described in Schedule K without Nielsen’s approval, which approval Nielsen may withhold in its discretion. If Nielsen provides its approval, TCS may use such TCS Software, TCS Project Tools or TCS Productivity Tools described in Schedule K and charge Nielsen the usage charges described in Schedule K in addition to the Charges and fees for Services.

(b) To the extent it is reasonably necessary for Nielsen to receive or use the Services, Deliverables and developed Software, TCS grants to Nielsen during the Term a non-exclusive, worldwide, fully paid up license to use such TCS Software and TCS Project Tools described in Schedule K (excluding TCS Productivity Tools described in Attachment A to Schedule K) in object code form only, solely for the receipt and use of Services, Deliverables and Developed Software for the benefit of Nielsen (with a right to Nielsen to allow Affiliates and contractors of Nielsen to access and use such TCS Software and TCS Project Tools solely to provide services to Nielsen in connection with the Services, Deliverables and Developed Software, subject to TCS’ reasonable requirement for confidentiality requirements). The license granted pursuant to this Section 13.4(b) shall extend perpetually beyond the Term if any such TCS Software and TCS Project Tools described in Schedule K (excluding TCS Productivity Tools described in Schedule K) is a TCS product not commercially available to others. If any such TCS Software and TCS Project Tools described in Schedule K (excluding TCS Productivity Tools described in Schedule K) is a TCS product commercially offered to others by TCS, Nielsen shall have an option to obtain non-exclusive, perpetual, worldwide license (with a right to Nielsen to allow Affiliates and contractors of Nielsen to access and use such TCS Software and TCS Project Tools solely to provide services to Nielsen, subject to TCS’ reasonable requirement for confidentiality requirements) upon payment of the license fee described in Schedule K).

(c) If Nielsen approves TCS to use any optional TCS Software and Productivity Tools described in Schedule K, Nielsen shall have an option to obtain a non-exclusive, perpetual, worldwide license (with a right to Nielsen to allow Affiliates and contractors of Nielsen to access and use such TCS Software and TCS Productivity Tools solely to provide services to Nielsen, subject to TCS’ reasonable requirement for confidentiality requirements). Nielsen shall execute a separate agreement for the aforesaid license rights and be subject to payment of the license fee described in Attachment A to Schedule K.

(d) Any usage or license fee for TCS Software, including Productivity Tools, will be applicable only if agreed to by Nielsen prior to Nielsen’s approving its use in delivery of the Services, or the designated Nielsen representative authorizes the use of such Software with the agreement that Nielsen will not have a license to use such Software following expiration of the Term.

13.5	Developed Software

Developed Software shall include the following: (i) modifications to, or upgrades or enhancements (derivative works) of, Nielsen Software; (ii) newly developed Software that does not modify or enhance then existing Software; and (iii) modifications to, or enhancements (derivative works) of, Nielsen Third Party Software. Subject to Section 13.6 below, all Developed Software shall be owned by Nielsen. Nielsen shall have all rights, title and interest (limited to the extent permitted by the terms of any governing Third Party Software licenses with respect to item (iii) above) in and to Developed Software and all copies made from them. As requested by Nielsen TCS shall deliver to Nielsen one copy each in electronic “soft copy” format of any Developed Software (including source code) and related Documentation used to provide the Services which is not resident on Nielsen Hardware.

13.6	Nielsen License

(a) TCS shall not incorporate or embed any TCS Software, TCS Background Technology, TCS Productivity Tools, TCS Project Tools or Third Party Software licensed by TCS or any improvement or enhancement of the forgoing into any Developed Software or Deliverable without the prior approval of Nielsen. Notwithstanding anything to the contrary contained in this Agreement, TCS shall retain unfettered title and ownership to any and all TCS Software, TCS Background Technology and TCS Project Tools, other TCS Intellectual Property Rights or TCS Third Party Software or any improvement or enhancement of the forgoing used in the performance of Services or incorporated in any Developed Software or Deliverables. To the extent any TCS Software, TCS Background Technology, other TCS Intellectual Property Rights or Third Party Software licensed to TCS or any improvements or enhancement of the forgoing is incorporated or embedded in any Developed Software or Deliverables, TCS grants, or shall cause the applicable Third Party Software provider to grant, to Nielsen an irrevocable, non-exclusive, worldwide, royalty-free, perpetual, paid-up license to use, have access to, copy, modify, distribute, display, perform, import, manufacture, have made, sell, offer to sell, exploit, and sublicense such Intellectual Property Rights for the purpose of exercising Nielsen’s right, title, and interest in the Developed Software or Deliverable. The foregoing license shall not authorize Nielsen to separate the TCS Software or other TCS Intellectual Property Rights from the Developed Software for enhancing or creating derivative works or to exploit or independently offer for sale such TCS Property in any way as standalone Software.

(b) At least once per Contract Year or as otherwise required by a SOW, TCS shall provide updated information for the Parties to make appropriate changes to Schedule K to reflect all TCS Software, TCS Background Technology and TCS Project Tools and TCS-provided Third Party Software used to provide the Services as of the date of the update.

13.7	Changes and Upgrades to Software

Except as may be approved by Nielsen, TCS shall not make any changes or modifications to the Software that would alter the functionality of the applications Software, degrade the performance of the applications Software or materially affect the day to day operations of Nielsen’s business, except as may be necessary on a temporary basis to maintain the continuity of the Services. TCS shall be responsible, at no charge to Nielsen, for any modification or enhancement to, or substitution for, the Nielsen Software, the Developed Software and any other equipment or Software used in connection with the Services necessitated by unauthorized changes to Nielsen’s Software or the Developed Software. TCS shall, at Nielsen’s option, and to the extent permitted by third party vendor, install for Nielsen in connection with, and as part of, the Services, any upgrade, modification or enhancement to the Systems at the then current level at the time such upgrade, modification or enhancement is available.

13.8	Non Software Materials

With respect to literary works or other works of authorship generated or used pursuant to this Agreement, such as manuals, training materials, templates and other materials containing TCS’ technical or operational procedures, including the Procedures Manual (“Non-Software Materials”), TCS and its Affiliates shall retain ownership of pre-existing materials included in the Non-Software Materials and owned by TCS or its Affiliates prior thereto (“TCS Non-Software Materials”). TCS grants to Nielsen a perpetual, worldwide, fully paid up, non-exclusive license to use, copy, maintain, modify, enhance, distribute and create derivative works of TCS Non-Software Materials. Nielsen shall own any Non-Software Materials which are not TCS Non-Software Materials (“Nielsen Non-Software Materials”).

13.9	Work Product

Developed Software and Nielsen Non-Software Materials shall be deemed “works made for hire.” To the extent any of the Developed Software or Nielsen Non-Software Materials are not deemed “works made for hire” by operation of law, TCS hereby irrevocably assigns, transfers and conveys, and shall cause TCS Agents to assign, transfer and convey, to Nielsen in consideration of fees paid by Nielsen for the Services, all of its right, title and interest in and to in such Developed Software and Nielsen Non-Software Materials, including all rights of patent, copyright, trade secret or other proprietary rights in such materials. TCS acknowledges that Nielsen and the assigns of Nielsen shall have the right to obtain and hold in their own name the Intellectual Property Rights in and to such materials. TCS agrees to execute any documents or take any other actions as may reasonably be necessary, or as Nielsen may reasonably request, to perfect Nielsen’s ownership of any such Developed Software or Nielsen Non-Software Materials. Nielsen hereby grants to TCS a nonexclusive, worldwide, paid-up, revocable license for the sole purpose of furnishing the Services to use, reproduce, display, perform, modify (including preparing derivative works based on), the Developed Software and Nielsen Non-Software Materials. Notwithstanding anything to the contrary contained in this Agreement, including this Section 13.9, the assignment provided in this Section 13.9 shall not apply to any TCS Software, TCS Background Technology and TCS Project Tools, other TCS Intellectual Property Rights or TCS Third Party Software or any improvement or enhancement of the forgoing that are incorporated or embedded in Work Product. The rights and licenses granted to Nielsen for such embedded TCS Software, TCS Background Technology and TCS Project Tools, other TCS Intellectual Property Rights or Third Party Software licensed by TCS or any improvement or enhancement of the forgoing are provided in Section 13.6(a).

13.10	Patents

(a) During the Term, other than modifications to TCS Software, TCS Project Tools, TCS Productivity Tools or other TCS pre-existing intellectual property, TCS shall promptly disclose to Nielsen any inventions or improvements made or conceived by TCS that result from work done under this Agreement or as a result of information supplied to TCS, directly or indirectly, by Nielsen. At Nielsen’s request, TCS shall assign, and shall cause TCS Agents to assign, all right, title, and interest in and to any and all such inventions and improvements (other than modifications to the TCS Software, TCS Project Tools, TCS Productivity Tools or other TCS pre-existing intellectual property) and to execute such documents as may be required to file applications and to obtain patents in the name of Nielsen or its nominees, in any countries, covering such inventions or improvements. TCS represents it does not have any commitments to any third party under which TCS is obligated to assign to such others inventions or improvements or rights therein in conflict with TCS’ obligations to Nielsen pursuant to this Agreement.

(b) Unless the SOW provides that in performing the Services TCS is to use one or more specifically identified patented processes (or processes for which TCS has a patent application pending or a patentable process for which TCS has a right to file a patent application) owned or licensed by TCS or any TCS Affiliate and such disclosure complies with the provisions of the following sentence, at the end of the term of the SOW Nielsen and its Affiliates shall have a non-exclusive fully paid up royalty free perpetual world wide right and license (with the right to sublicense to businesses divested by Nielsen or its Affiliates (regardless of the form of the transaction) and to successor suppliers solely in connection with their performance of Services for Nielsen or Nielsen Affiliates) to practice such patent for the scope of the use of the patent which TCS performed as part of the Services when it was providing the same. Any SOW that identifies such patented process (or processes for which a patent application is pending or a patentable process for which TCS has a right to file a patent application) shall also provide the specific amount of the license fees, if any, which shall be payable if Nielsen desires to obtain a non-exclusive perpetual world wide right and license to Nielsen and its Affiliates (with the right to sublicense to businesses divested by Nielsen or its Affiliates (regardless of the form of the transaction) and to successor suppliers solely in connection with their performance of service for Nielsen or Nielsen Affiliates) to practice such patent (when issued in the case of patents not yet issued) for the scope of the use of the patent which TCS performed as part of the Services when it was providing the same (it being deemed non compliant if the license fees payable are subject to conditions or future agreement by the Parties).

(c) If (whether during or after the Term) TCS believes that Nielsen (or any Nielsen Affiliate or any supplier to Nielsen on behalf of Nielsen or any Nielsen Affiliate) is infringing a patent owned or licensed by TCS or a TCS Affiliate (beyond the scope of any license granted in the foregoing section), prior to bringing suit for such infringement TCS shall give Nielsen notice of infringement and Nielsen or its Affiliate (as the case may be) shall have two (2) years from the date of such notice to cure such infringement. If the infringement is not cured within two (2) years from the date of such notice TCS (or the appropriate TCS Affiliate) may then bring suit and may seek damages which relate back to (i) the date of notice, if it is determined that the appropriate individuals at Nielsen did not have actual knowledge when the infringement began that Nielsen was infringing upon the TCS patent (constructive notice being insufficient); and (ii), in other cases, the date the infringement began.

13.11	Residual Knowledge

Subject to patents owned by either Party and Section 9, nothing contained in this Agreement shall restrict a Party from the use of any general knowledge, experience and know-how, as well as any knowledge retained in unaided human memories including discoveries, methods, inventions, works, processes, ideas, concepts, tools and techniques learnt or developed by TCS in performing the Services hereunder (collectively, “Residual Knowledge”), provided that in doing so such party does not breach its obligations under Section 14 or infringe the Intellectual Property Rights of the other Party or third parties who have licensed or provided materials to the other party.

13.12	Attorney-in-Fact

If after reasonable notice to TCS, Nielsen is unable to secure TCS’ or any TCS employee’s or subcontractor’s signature to any lawful and necessary document to which Nielsen is lawfully entitled under the terms of this Agreement, to apply for or execute any application with respect to the perfection of Nielsen’s Intellectual Property Rights, TCS hereby irrevocably designates and appoints Nielsen and its duly authorized officers and agents as TCS’ agents and attorneys-in-fact coupled with an interest to act for and in TCS’ or such TCS’ behalf and to execute and file any such documents to perfect Nielsen’s ownership in such Intellectual Property, and to do all other lawfully permitted acts to perfect such ownership with the same legal force and effect as if executed by TCS or such TCS employee or subcontractor. Before exercising its authority under this Section 13.12, Nielsen shall provide TCS at least thirty (30) days prior written notice.

13.13	Waiver of Moral Rights

TCS waives and agrees not to assert any “moral rights,” “rights of integrity,” “rights of paternity,” or similar rights to object to or prevent modification of any Intellectual Property, or to insist upon being identified as the creator or author of any Intellectual Property.

13.14	TCS Third Party Software

TCS-provided Third Party Software that TCS has licensed and will be used by TCS to provide the Services (“TCS Third Party Software”) is provided in Schedule K. Nielsen acknowledges and agrees that such licenses do not necessarily permit TCS to assign, transfer or sublicense such Third Party Software or allow TCS to grant any use or access rights to such Third Party Software to other parties.

13.15	Nielsen Third Party Software

Subject to Nielsen’s prior written approval, any third party Software that is not TCS Third Party Software and required for the performance of Services as agreed by the Parties will be provided or made available by Nielsen or an Affiliate of Nielsen (or Nielsen may cause an Affiliate of Nielsen to provide or make available or direct TCS to obtain such Third Party Software, at Nielsen’s expense) to TCS to provide the Services (“Nielsen Third Party Software”). TCS shall not be permitted to use Nielsen Third Party Software for the benefit of any entities other than Nielsen and its Affiliates or any other service recipients directed or permitted by Nielsen as provided in Section 3.10, without the prior consent of Nielsen, which may be withheld at Nielsen’s discretion. Subject to Nielsen having obtained any requisite consent (if applicable), TCS shall install, operate, and support Nielsen Third Party Software that Nielsen designates as Nielsen Third Party Software from time to time during the Term. Except as otherwise requested or approved by Nielsen, TCS shall cease all use of Nielsen Third Party Software upon expiration or termination of this Agreement and any Termination/Expiration Assistance Services.

13.16	Section 365(n)

All rights and licenses granted under or pursuant to this Agreement by TCS to Nielsen are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses to rights to “intellectual property” as defined under the Code. The Parties agree that Nielsen, as licensee of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of any bankruptcy proceeding by or against TCS under the Bankruptcy Code is commenced, Nielsen shall be entitled to retain all of their rights under this Agreement.

Section 14.	DATA OWNERSHIP, PROTECTION AND RETURN OF DATA

14.1	Ownership of Nielsen Data

(a) All of Nielsen Data is, or will be, and shall remain the property of Nielsen and shall be deemed Confidential Information of Nielsen. Nielsen Data shall not be:

(i) used by TCS other than in connection with providing the Services;

(ii) disclosed, sold, assigned, leased or otherwise provided to third parties by TCS or TCS Agents; or

(iii) commercially exploited by or on behalf of TCS or TCS Agents.

(b) TCS shall bear the full and complete risk and liability for all loss, theft or destruction to any of Nielsen Data provided to TCS; except that TCS shall not be liable for loss, theft or destruction of such Nielsen Data to the extent resulting from the actions or omissions of Nielsen, or Nielsen Agents.

(c) TCS shall:

(i) adequately mark or otherwise identify Nielsen Data as Nielsen’s property;

(ii) store Nielsen Data separately from TCS’ property; and

(iii) promptly remove Nielsen Data at Nielsen’s request.

(d) Nielsen Data shall not be utilized by TCS for any purpose other than the performance of Services under this Agreement and the resolution of Disputes (consistent with Section 25). TCS shall not possess or assert any lien or other right against or to Nielsen Data.

14.2	Return of Data

(a) Upon expiration or termination of this Agreement, or upon request by Nielsen at any time, TCS shall:

(i) at Nielsen’s expense, promptly return to Nielsen, in the format and on the media requested by Nielsen, all of Nielsen Data; and

(ii) erase or destroy all of Nielsen Data in TCS’ possession.

(b) Any archival tapes containing Nielsen Data shall be used by TCS and TCS Agents solely for back up purposes.

14.3	Safeguarding of Data

TCS shall, subject to Nielsen’s approval, establish and maintain environmental, safety and facility procedures, data security procedures and other safeguards against the destruction, loss, unauthorized access or alteration of Nielsen Data in the possession of TCS which are consistent with the obligations and standards provided at Section 5.6 and as are adequate to meet the requirements of Nielsen’s record retention policy and applicable Laws.

14.4	Reconstruction of Data

As part of the Services, TCS shall be responsible for developing and maintaining procedures for the reconstruction of lost Nielsen Data which are:

(a) no less rigorous than those maintained by Nielsen as of the Agreement Effective Date (or implemented by Nielsen in the future to the extent deemed necessary by Nielsen); and

(b) no less rigorous than those maintained by TCS for its own information of a similar nature.

Section 15.	CONSENTS

15.1	Nielsen Consents

All Nielsen Consents shall be obtained by Nielsen with TCS’ cooperation. Nielsen shall pay any costs of obtaining the Nielsen Consents. TCS agrees to use Commercially Reasonable Efforts to minimize the costs associated with obtaining Nielsen Consents, including utilizing TCS’ bargaining power with Software licensors when appropriate to obtain Software licenses to be used to provide the Services.

15.2	TCS Consents

All TCS Consents shall be obtained by TCS. TCS shall, with reasonable cooperation from Nielsen, pay all costs of obtaining TCS Consents.

15.3	Contingent Consents

(a) If, despite using Commercially Reasonable Efforts, neither Nielsen or TCS is able to obtain a required third party consent, then, unless and until such third party consent is obtained, TCS shall use all Commercially Reasonable Efforts to determine and adopt, subject to Nielsen’s prior written approval, such alternative approaches as are necessary and sufficient to provide the Services without such third party required consent. If such alternative approaches are required for a period longer than one hundred twenty (120) days following the SOW commencement date, the Parties will review the matter to decide whether to implement a work-around or to reduce or eliminate the affected Services as provided in subsection (b) of this Section 15.3. If the work-around is required as a result of TCS’ failure to obtain any consent required of TCS, TCS shall bear all costs and expenses associated with the work-around as well as any incremental costs of performing the Services through such work-around. If the work-around is required as a result of Nielsen’s failure to obtain any consent required of Nielsen, Nielsen shall bear all costs and expenses associated with the work-around as well as any incremental costs of performing the Services through such work-around. If Services are reduced or eliminated, the Parties shall equitably adjust the terms and reduce the Charges to reflect any Services not being received by Nielsen as a result of not obtaining a consent.

(b) If TCS fails to obtain a TCS required consent from a specific third party within ninety (90) days of the applicable SOW commencement date and such failure has a material adverse impact on the use or provision of the Services by Nielsen, Nielsen may terminate the SOW in accordance with Section 26.2(i).

Section 16.	DISASTER RECOVERY PLAN AND BUSINESS CONTINUITY PLAN

16.1	General

(a) Schedule N (“Nielsen BCP and DR Requirements”) contains Nielsen’s DRP and BCP requirements. Nielsen will identify necessary changes to be made to each plan and TCS will revise each plan to address Nielsen’s desired changes by the delivery date set by Nielsen. Unless agreed to by TCS, for any additional and incremental costs related to or arising from implementation of Nielsen-specified changes shall be a Pass-Through Expense to be reimbursed to TCS by Nielsen provided, however, that prior to incurring any such incremental costs, TCS shall provide Nielsen a detailed comparison of the costs of the DRP and BCP plans proposed by TCS and the DRP and BCP plans as modified by Nielsen and shall obtain written approval from Nielsen as to the changes it requires and the associated costs for which Nielsen shall be responsible. All changes to the DRP and BCP shall be completed no later than thirty (30) days following completion of the transition of those applicable functions to TCS.

(b) For avoidance of doubt, the BCP shall include and precisely describe, at a minimum, the emergency response, crisis management and business recovery processes and activities that TCS will undertake after a disaster. The final form of the DRP and BCP shall also address the recovery time for each of the categories of Services. The DRP and the BCP shall be updated at least once every six (6) months during the Term.

(c) In addition, TCS shall:

(i) have an active DRP and BCP that is in compliance with the standards provided in Schedule N in place for each Global Delivery Center location;

(ii) annually confirm the operability of the DRP and BCP during every Contract Year, including performing periodic backup of all data related to this Agreement, in compliance with Schedule N, which backup shall be stored securely to facilitate disaster recovery;

(iii) certify to Nielsen at least once during each such Contract Year that the DRP and BCP are fully operational following an annual test of each of the DRP and the BCP, which tests shall be observed by a designated representative of Nielsen;

(iv) implement the DRP and/or BCP upon the occurrence of a disruption in the Services or a disaster (as such term is defined in the DRP and BCP). In the event of a disruption or a disaster, TCS may not increase its Charges under this Agreement or charge Nielsen additional amounts (except as agreed by Nielsen in the DRP and BCP); and

(v) designate a crisis management leader with the responsibility for TCS’ compliance with this Section 16.1.

16.2	Disaster or Force Majeure Event

(a) So long as such failure to perform could not have been prevented by reasonable precautions, neither Party will be responsible for any failure to perform due to causes beyond its reasonable control (each a “Force Majeure Event”) including acts of God, war, riot, embargoes, acts of civil or military authorities, acts of terrorism, fire, floods, earthquakes, pestilence, or lightning; provided however, that such Party gives prompt written notice thereof to the other Party. The time for performance will be extended for a period equal to the duration of the Force Majeure Event but in no event longer than thirty (30) days, after which the other Party affected by the Force Majeure Event may terminate this Agreement as provided in Section 26.2.

(b) In the event of a Force Majeure Event, TCS shall promptly notify Nielsen and submit a plan to Nielsen to restore the Services consistent with the DRP and BRP.

Upon Nielsen’s acceptance of the proposed plan, TCS shall reinstate the Critical Services within forty-eight (48) hours of the occurrence of the Force Majeure Event. If Nielsen rejects the proposed plan, or if TCS fails to submit a plan within twelve (12) hours after occurrence of the Force Majeure Event, and the event prevents, hinders, or delays performance of the Critical Services for more than seventy-two (72) hours and TCS is still unable to resume Services directly or through a TCS initiated alternative, then Nielsen may, upon written notice to TCS, procure the Services from an alternate source.

16.3	Termination Due to Force Majeure Events

(a) If during a Force Majeure Event, Nielsen elects to obtain services from an alternate source, TCS shall reimburse Nielsen for the reasonable additional costs incurred by Nielsen in procuring such Services for up to sixty (60) days from the disaster or Force Majeure Event. In addition, the amount that would have been spent with TCS but for such Force Majeure Event will count toward MCA.

(b) For Force Majeure Events affecting TCS if after thirty (30) days TCS is unable to resume full Services, Nielsen may resource on a long term basis with another vendor and terminate the affected SOW and the amount that would have been spent with TCS but for such Force Majeure Event shall count against the MCA. As of the termination date, TCS shall no longer be required to reimburse Nielsen for the additional costs as described in Section 16.3. If the Parties disagree on the amount Nielsen would have spent with TCS but for the Force Majeure Event, the amount shall be determined in accordance with the dispute resolution process described in Section 17.3(f).

(c) If after one hundred and twenty (120) days from the Force Majeure Event, the Force Majeure Event is not ameliorated, then the impacted party may terminate the impacted Services and any remaining portion of the MCA will be reduced in accordance with the dispute resolution process described in Section 17.3(f). If the Force Majeure Event is impacting Nielsen, then Nielsen shall pay for the Services until notice of termination by Nielsen and any remaining portion of the MCA will be reduced in accordance with Section 17.3(f).

16.4	Allocation of Resources

Whenever a Force Majeure Event or a disaster causes TCS to allocate limited resources between or among TCS, TCS’ customers and Nielsen at the affected Service Locations, Nielsen shall receive no less priority in respect of such allocation than that provided by TCS to similar customers.

16.5	No Charge for Unperformed Services

Nothing in this Section 16 shall limit a Party’s obligation to pay any amount due to the other Party under this Agreement; provided, however, that, if TCS fails to provide the Services in accordance with this Agreement due to a TCS Force Majeure Event, the Baseline Service Charges shall be adjusted in a manner such that Nielsen is not responsible for the payment of any Baseline Service Charges or costs for Services that TCS has failed to provide.

Section 17.	MINIMUM COMMITMENT AMOUNT

17.1	Minimum Commitment Amount

Subject to and pursuant to the terms and conditions provided in this Agreement, Nielsen will purchase Services from TCS during the Initial Term and, if elected by Nielsen, the Extension Period, in an amount not less than the minimum commitment amount provided in Schedule C (“Minimum Commitment Amount” or “MCA”). For the avoidance of doubt, Nielsen Affiliates are not obligated to separately purchase a minimum aggregate amount and any fees paid for Services delivered to Affiliates of Nielsen pursuant to this Agreement shall count toward the MCA. Nielsen shall be under no obligation to purchase any additional Services during the Term once the aggregate amount of Services purchased pursuant to this Agreement equals the MCA. The following amounts shall count toward Nielsen’s fulfillment of the MCA:

(a) all fees paid to TCS by Nielsen and its Affiliates for Services (including fees paid for Services performed by TCS Group and Approved Subcontractors under Section 10.11 of this Agreement on behalf of TCS) during the Term and, in the case of termination of this Agreement prior to the end of the Term, for Termination-Expiration Services performed during the Termination-Expiration Period;

(b) all fees paid to TCS by Nielsen and its Affiliates for Services performed on or after the Agreement Effective Date for SOWs in effect as of the Agreement Effective Date;

(c) all fees paid to TCS by Nielsen and its Affiliates or its suppliers for any services provided to such suppliers pursuant to Section 19 herein;

(d) all fees paid to the alternate source pursuant to Section 16.2(b) during the thirty (30) day period described therein less any amount paid or reimbursed to Nielsen by TCS pursuant to Section 16.2(b) for such period;

(e) all fees paid to TCS by Nielsen under any other agreements or SOWs between the Parties or any Nielsen Affiliate (except and to the extent any such other agreement expressly excludes eligibility of fees paid thereunder counting toward the MCA as approved by Nielsen’s Executive Vice President and both Parties’ Global Relationship Managers); and

(f) Services provided by TCS to divested Nielsen business as provided in Section 3.4(d).

17.2	Exclusions from the Minimum Commitment Amount

The following payments made by Nielsen shall not count toward the fulfillment of MCA:

(a) Any Pass-Through Expenses incurred under this Agreement or applicable SOW, including Out of Pocket expenses and other reimbursable expenses, such as procurement of any Hardware, Software or third party material or equipment, billed at cost by TCS to Nielsen;

(b) Any fees paid or incurred for Services or Termination-Expiration Services performed by TCS after the Term pursuant to any SOWs;

(c) TCS’ travel and living expenses for personnel traveling to an initial assignment location for assignments of less than six (6) months duration, including on-site visits by personnel for the purpose of acquiring knowledge or otherwise required in order to provide quality support from TCS facilities, and any other work related travel and living expenses paid to TCS;

(d) All costs incurred by TCS in performing Off-Shore Services (including costs for floor space, facilities and standard computer Hardware and Software included in the Rates as specified in Schedule C, unless expressly stated otherwise in this Agreement or in the applicable SOWs) recognizing that such costs are not reimbursable expenses by Nielsen;

(e) All actual, documented, initial and incremental costs and expenses arising from any permanent relocation of Personnel, as may be required by Nielsen, and agreed to in writing by Nielsen, as applicable, and TCS; and

(f) All initial or incremental costs reimbursed to TCS for relocation of Services pursuant to Section 6.2.

17.3	Reductions to the Minimum Commitment Amount

The MCA shall be reduced if:

(a) TCS unreasonably refuses to negotiate, or fails to reach agreement with Nielsen on, a specific SOW proposed by Nielsen, respectively, in accordance with this Agreement;

(b) TCS fails to comply with staffing or any other requirement provided in a specific SOW (including Transition and Critical Service Levels);

(c) TCS’ staffing falls below (90%) of the “Total TCS Target Headcount” requirement provided in Schedule J during any two (2) consecutive quarters, provided that TCS has received SOWs requesting at least the minimum volume of staff required to meet such targets with at least thirty (30) days lead time for TCS to fill Off-Shore requests and ninety (90) days lead time for TCS to fill On-site requests;

(d) TCS fails to meet the Tier One Quality of Service Metrics provided in Exhibit B-1 to Schedule B, provided such failures are not excused pursuant to Section 8.7; and/or

(e) A Force Majeure event occurs as provided in Section 16.3.

(f) In the circumstances described in Section 17.3(a) through 17.3(e), the process provided in this Section 17.3(f), shall be used to determine how much the Minimum Commitment Amount shall be reduced. The MCA process is as follows:

(i) The parties will form a review committee (the “Review Committee”) comprised of an equal number of representatives of the Parties;

(ii) If the issue is the circumstance provided in Section 17.3(a) or Section 17.3(b), Nielsen will provide written information on the requirements for the assignment covered by the respective SOW to the Review Committee and TCS may demonstrate whether TCS’ failure was excused pursuant to section 8.7 and will provide written information on why it failed to negotiate or agree to such SOWs or comply with requirements contained in such SOWs;

(iii) If the Review Committee cannot resolve the dispute within thirty (30) days, the dispute will be jointly escalated to a direct discussion between senior executives of the Parties; and

(iv) If such senior executives of the Parties are unable to resolve the dispute to the mutual satisfaction of such senior executives of the Parties, then the ultimate decision as to whether the MCA shall be reduced and, if so, the amount by which the MCA shall be reduced, shall be made in good faith by the Nielsen Executive Vice President of Global Business Services. Such determination by Nielsen shall be final and binding upon the Parties and shall not be subject to further dispute resolution. If the Executive Vice President of Global Business Services position ceases to exist, then the CEO of Nielsen shall designate a successor for such role.

(g) Nielsen’s rights under Section 17.3(f) are Nielsen’s sole and exclusive remedy for TCS’ failure to reasonably agree on an SOW pursuant to Section 17.3(a) and may not be the basis for termination of the Agreement.

17.4	Payment Upon Termination and Expiration

Subject to the provisions provided in Section 26, if, at the end of the Term or upon the earlier termination of this Agreement, the fees for Services purchased pursuant to this Agreement from TCS under this Agreement is not equal to or greater than the MCA, Nielsen shall pay to TCS the difference between the MCA and the aggregate amount of fees counted towards Nielsen’s fulfillment of the MCA as provided in Section 17.1, offset by any credits expressly provided in this Agreement and amounts owed by TCS to Nielsen pursuant to this Agreement.

Section 18.	CHARGES; INVOICING AND PAYMENT TERMS

18.1	Charges

(a) Rate Card. The Rates described on the Rate Card provided in Schedule C shall be firm and fixed during the Term (including the Extension Period) except as provided in Section 19 below, for all Personnel, regardless of inflation, changes in exchange rates, skill or level. Unless otherwise provided in Schedule C, all prices are in U.S. dollars per person per hour and will be billed in accordance with Section 18.4.

(b) Exclusions from Rate Card. Except for any fees payable for Services provided under a Fixed Price SOW, Services provided to suppliers of Nielsen and its Affiliates pursuant to Section 19, and Services provided to Nielsen divested businesses pursuant to Section

3.4(d) throughout the Term, the Services will be based on the Rates provided forth in the Rate Card in Schedule C and the provisions provided in this Section 18. The Charges for continued Services under any surviving SOWs on or after the expiration date of the Initial Term or the Extension Period, if applicable, shall be as mutually agreed by the Parties unless the Parties have agreed on Renewal Term in accordance with Section 2.2(a) prior to the expiration of Initial Term or if applicable, the Extension Period.

(c) Service Credits. TCS shall provide Nielsen with credits against the charges as described in Section 4 of Schedule C.

18.2	T&M

(a) General. TCS shall invoice Nielsen monthly for T&M Projects for the agreed upon level of Resources assigned to each applicable SOW (“Baseline Service Charges”). TCS may not invoice Nielsen for Resources in excess of the number provided in the applicable SOW as the maximum number of TCS Personnel and Baseline Service Charges used to provide the Services, except as provided below. For those SOWs that are T&M Projects but are not subject to the Baseline Service Charges, then invoicing shall be based on actual efforts. Subject to mutual agreement by the parties, the Baseline Service Charges for any individual SOW may be adjusted up to a ten percent (10%) variance for a single adjustment and a maximum of twenty percent (20%) cumulatively pursuant to the SOW Change Control Procedure as provided in 12.2. Variations to the Baseline Service Charges in excess of ten percent (10%) shall be as described in Section 3.5(a).

(b) Baselining.

(i) The Parties intend for there to be a 1:1 headcount ratio when work is transitioned from Nielsen or a third party to TCS such that work is transitioned at the same level of productivity.

(ii) Notwithstanding the foregoing, Parties acknowledge and agree that given the nature of offshoring, there may be in exceptional cases, up to a maximum of fifteen percent (15%) higher resources in the end state compared to the pre-transition number. If such higher resource utilization is necessary, it shall be identified and approved by the Parties in the Transition Plan and/or the relevant SOW. Nielsen shall not be required to pay for loss of productivity in excess of fifteen percent (15%), attributable to outsourcing and offshoring the Services to TCS, unless specifically discussed and agreed to by the Parties in writing prior to the commencement of Services. Except as set forth in this Section 18(2)(b)(ii), TCS will be required to utilize its resources bench at TCS’ cost in order to meet Service Levels and productivity commitments to Nielsen.

(c) Rates Fully Loaded.

(i) Resources assigned to Nielsen’s account will be charged at forty (40) hours a week up to a maximum of two thousand eighty (2,080) hours per year. Any work performed outside of normal weekly or daily business hours by Resource is included in the Rates provided in Schedule C (i.e., there shall be no additional charge for overtime work). If a Resource actually works for more than forty (40) hours during a week with prior approval of the Nielsen Project Manager such additional work may be offset by compensatory time off, provided nothing provided herein shall be construed as an entitlement to compensatory time off. Nielsen shall not be charged for time spent by a Resource while on vacation or for training days unless otherwise specified in this Agreement or otherwise agreed to in writing by Nielsen.

(ii) Except as expressly provided in this Agreement, a SOW or in Schedule C, any expenses relating to the Services are included in the Rate Card and shall not be reimbursed by Nielsen unless agreed to by Nielsen in writing in advance. Unless otherwise expressly provided in Schedule C or approved by the Nielsen Project Manager in writing, travel time shall not be charged to Nielsen. Unless otherwise expressly provided in Section 18.3, all such reimbursable travel related expenses incurred by TCS must be approved in writing by Nielsen in advance and shall be subject to Nielsen’s then-current corporate travel policies.

(iii) Except to the extent expressly stated in this Agreement or an SOW, costs incurred by TCS in connection with establishing and operating the Global Development Center (i.e., costs for floor space, facilities and standard computer Hardware and Software specified in Schedule K and L) are included in the Rates provided in the Rate Card.

18.3	Expenses Reimbursement

(a) TCS will only be reimbursed for expenses that are reasonable, warranted and cost effective, and have been approved in advance by Nielsen’s Project Manager. For each item of expense for which reimbursement is requested, TCS will submit supporting documentation in accordance with Nielsen’s policies. All approved business expenses and Pass-Through Expenses will be reimbursed at cost (as actually incurred), without mark-up.

(b) If Nielsen requests that a Resource undertake work related travel outside of such individual’s normal place of work or if Nielsen provides advance written authorization for such work related travel, Nielsen shall reimburse all reasonable, actual travel expenses for such requested or authorized travel.

(c) If any Resource is initially assigned to work outside the Global Delivery Center for a duration of less than six (6) months at Nielsen’s request or authorization, Nielsen shall be charged reasonable, actual living expenses and round trip air travel cost for such Resource to the extent relating to the Resource’s provision of such on-site work. The provisions of this Section 18.3(c) shall not apply to those Resources temporarily assigned for the purpose of Knowledge Transfer, transition and on-site Off-Shore rotation.

(d) All reimbursable expenses shall be in accordance with the Nielsen’s Expense Management Policy provided in Schedule G.

(e) Further, Nielsen shall provide or reimburse any other reasonable costs, expenses or charges incurred by TCS in connection with the Services as described in Sections 11.1(c) and 11.1(d).

(f) For any relocation of Resources requested by Nielsen, Nielsen shall reimburse TCS for all actual, documented, initial and incremental costs and expenses arising from any relocation of Resources, as may be required by Nielsen, and agreed to in writing by the Parties.

(g) Nielsen is responsible to reimburse the initial and incremental costs and expenses of relocation of Service Locations requested by Nielsen as described in Section 6.2(b).

(h) Subject to prior approval of Nielsen of the costs and expenses, Nielsen shall reimburse TCS of the reasonable costs and expenses incurred by TCS in implementing any changes in applicable Laws (excluding changes in laws applicable to the business of TCS as a service provider), Nielsen Policies or Standards to the extent TCS is required to implement or comply with such changes under the terms of this Agreement, including Section 20.8.

18.4	Invoicing and Payment Terms.

(a) Payment of undisputed amounts shall be due thirty (30) days after the date of receipt of invoice.

(b) Invoicing for any Fixed Price SOW shall be as provided in the applicable SOW. Invoicing for T&M Projects shall be as provided in Section 18.2(a).

(c) At Nielsen’s request or as a result of applicable Law Nielsen may require TCS to present more than one invoice for Charges or amounts for Services received or performed for Nielsen service recipients in different geographic territories. The mechanics of local country billing are described in Section 5 of Schedule C. In such cases, subject to Section 5 of Schedule C, the Parties will mutually agree on the procedure for separate invoicing to conform to applicable Laws.

(d) TCS’ monthly invoices shall separately state the amount charged for each SOW along with service fees for approved, Scope Changes or new Projects within the SOW. Without limiting the following, each invoice shall show details as to Charges as necessary to meet Nielsen requirements under accounting rules and regulations, validate volumes and fees, including:

(i) monthly Baseline Service Charges with Project level detail where Project work is performed within baseline Service Charges;

(ii) additional Project charges;

(iii) identification of all reimbursable costs and expenses for the month to which the invoice corresponds;

(iv) identification of the amounts of any taxes TCS is collecting from Nielsen;

(v) such other details and billing information as is necessary to satisfy Nielsen’s internal accounting and chargeback requirements, including as necessary to allow Nielsen to accurately allocate charges (including reimbursable expenses) by Nielsen legal entity, business unit, product line, department, location, Project and unit of consumption;

(vi) the pricing calculations and related data utilized to establish the Charges; and

(vii) each invoice shall be provided electronically (duplicated in both Adobe .pdf and Microsoft Excel file formats) and shall be in the form and include the information specified in Schedule C.

18.5	Rights of Set Off

With respect to any undisputed amount which (a) should be reimbursed to a Party; or (b) is otherwise payable to a Party pursuant to this Agreement, such Party may upon notice to the other Party set off any undisputed amount and deduct the entire amount owed to such Party against the Charges otherwise payable or expenses owed to the other Party under this Agreement.

18.6	Refundable Items

If TCS receives any refund, credit or other rebate (including deposits) in connection with an Assigned Agreement that is attributable to periods prior to the Assignment Effective Date, then TCS shall promptly notify Nielsen of such refund, credit or rebate and shall promptly pay to Nielsen the full amount of such refund, credit or rebate. If TCS is required to pay any fees, late fees, penalties or other amount in connection with an Assigned Agreement that is attributable to periods prior to the date of assignment indicated in the Assignment Agreement or SOW, then TCS shall promptly notify Nielsen and Nielsen shall promptly pay or reimburse TCS of such amount.

18.7	Unused Credits

Any unused credits against future payments owed to either Party by the other Party pursuant to this Agreement shall be paid to the applicable Party within thirty (30) days of the expiration or termination of this Agreement.

18.8	Proration

Unless otherwise specified herein, all periodic fees or charges under this Agreement are to be computed on a calendar month basis and shall be prorated on a per diem basis for any partial month.

18.9	Disputed Payment

Nielsen may withhold payment of particular charges in an invoice that Nielsen disputes in good faith. If charges cover both disputed and undisputed items, Nielsen shall pay all undisputed items in accordance with this Section 18. If Nielsen withholds payment of particular charges in an invoice, then Nielsen shall make a good faith effort to notify TCS before the invoice due date of the reason for such withholding, and in any case, and regardless of whether

Nielsen made such good faith effort, within seven (7) days of a request from TCS for explanation of the withholding, Nielsen shall notify TCS in writing, describing in reasonable detail the reason for such withholding. The Parties shall diligently pursue an expedited resolution of such dispute.

18.10	Productivity

TCS commits to ensure the productivity savings from year to year during the Term provided in Section 24.1(n). The Parties shall work together to come up with productivity improvement proposals. TCS shall provide Nielsen with at least one (1) significant proposal regarding productivity savings each year during the Term. During the Term, TCS will provide Nielsen with annual reports on the productivity savings achieved by TCS.

18.11	Fixed Price Engagement

At Nielsen’s request TCS will offer Nielsen proposals for SOWs priced on a Fixed Price basis where such pricing is desired by or can benefit Nielsen. Upon mutual agreement of the Parties on: (a) the pricing of a Fixed Price engagement; (b) the Service Levels; and (c) the scope of Services and Deliverables of the engagement, the Parties may mutually agree in writing to change any applicable SOWs to a Fixed Price SOW at any point in time. Such pricing will be based on the hourly rates provided in the Rate Card and will take into account the additional risks and costs, in order to align the Parties incentives to drive productivity. Nielsen shall have transparency into the Resource and cumulative Charges of such fixed pricing. Fees paid under such Fixed Price SOW will count toward Nielsen’s fulfillment of the MCA.

18.12	Most Favored Customer

TCS warrants that the terms (including Rates) of this Agreement are comparable to or better than the terms (including Rates) offered by TCS with respect to comparable or lesser engagements of any of its similarly situated commercial customers for comparable services. It is agreed that similarity and comparison shall be based on essential commercial and economic terms of the engagement including minimum commitments, pricing and charging methodology, volume, geographic spread, nature of services, service level commitments, assets and resources transfer provisions and offshore leverages. If TCS offers more favorable terms to any such commercial customers during the Term of this Agreement, such terms shall also be made available to Nielsen within thirty (30) days from the date of such offer. Upon request by Nielsen, TCS shall provide (no more than once a year) written confirmation of TCS’ compliance with this Section 18.12 from a senior TCS Finance Department official.

Section 19.	EXTENSION TO SUPPLIERS

19.1	General

(a) TCS will cooperate with Nielsen to identify opportunities for Nielsen and its Affiliates to reduce the cost of obtaining technology from their suppliers through the use of TCS. At Nielsen’s request, TCS will perform services in connection with Nielsen’s procurement of Software/systems from Nielsen’s suppliers, and related integration, implementation or customization Services.

(b) Any amounts paid by Nielsen, its Affiliates, or its or their respective suppliers for services provided by TCS pursuant to a statement of work or other agreement entered into between any such supplier and TCS in connection with such supplier’s engagement with Nielsen shall be as provided in Section 19.2.

19.2	Rate Card Variations For Suppliers

(a) If TCS is requested to provide any services to or enter into any statement of work or other agreement with suppliers described in Section 19, then TCS may require different pricing for such services which shall not be more than ten dollars ($10.00) per hour higher than TCS’ Rate Card hereunder.

(b) If the planned Off-Shore Leverage Percentages for the services to be provided to such suppliers of the Nielsen do not meet the Off-Shore Leverage Percentages provided in Schedule F, TCS will work with the relevant suppliers of Nielsen to achieve such Percentages. If, after good faith efforts by TCS and the relevant supplier of Nielsen, the actual Off-Shore percentage is materially less than the targets provided in Schedule F, TCS may separately negotiate rates with such supplier of Nielsen that may be in excess of such limit of ten dollars ($10.00) per hour.

(c) TCS shall ensure that (i) Nielsen will have visibility to those rates, and (ii) TCS’ agreements with Nielsen’s suppliers shall not prohibit disclosure of those rates to Nielsen. Nielsen shall not disclose rates for Services under this Agreement to such suppliers of Nielsen.

Section 20.	COMPLIANCE WITH LAWS

20.1	Compliance with Laws

The Parties are each responsible to comply with all Laws applicable to their respective businesses and cooperate with each other to ensure that all Service contemplated under this Agreement complies with all applicable Laws. During the Term, TCS shall comply with all Laws applicable to the performance and delivery of Services, and shall cooperate and reasonably assist and support Nielsen in complying with, all Laws applicable to the receipt and use of Services and other obligations of Nielsen.

20.2	Equal Employment Opportunity/Affirmative Action

TCS represents that it is, and during the Term shall remain, an equal opportunity affirmative action employer. TCS represents and warrants that TCS does not, and shall not, discriminate against its employees or applicants for employment on any legally impermissible basis and is and shall remain in compliance with all applicable Laws against discrimination, including Executive Orders 11141, 11246, 11375, 11458, 11625, 11701, and 11758 in each jurisdiction where such orders are in force. TCS warrants in accordance with 41 CFR Chapter 60-1.8 that its facilities are not segregated based on any prohibited grounds and that TCS complies with the Equal Opportunity Clause (41 CFR §60-1.4), the Affirmative Action Clause for Handicapped Workers (41 CFR §60-250.4) and the Affirmative Action Clause for Disabled Veterans and Veterans of the Vietnam Era (41 CFR §60-741.4) which are incorporated herein by reference.

20.3	Occupational Safety And Health Act

TCS agrees that all work performed under this Agreement will fully comply with the provisions of the Federal Occupational Safety and Health Act of 1970 and with any rules and regulations promulgated pursuant to the Act and any similar state or local laws.

20.4	Gramm-Leach-Bliley Act and Similar Laws

TCS shall comply with all applicable national, federal, state or local Laws, and rules and regulations of regulatory agencies, protecting the confidential material and privacy rights of Nielsen, its Affiliates, and/or their customers and consumers, including Title V, Subtitle A of the GLB Act and the Economic Espionage Act, 18 USC §1831 et. seq.

20.5	Immigration Laws

TCS shall ensure that all TCS Personnel in the United States possess valid work authorizations in accordance with the Immigration Reform and Control Act and the Immigration and Nationality Act.

20.6	Hazardous Products or Components

TCS agrees to notify Nielsen in writing and to supply an appropriate and complete Material Safety Data Sheet to Nielsen’s Project Manager as well as to the ship-to point, if any materials to be brought onto Nielsen’s premises are toxic or hazardous under applicable Law or if the material is capable of constituting a hazard. TCS shall be responsible to ensure that all materials display all reasonable notices and warnings of foreseeable hazards. If the material is classified under the requirements of the OSHA Hazard Communication Standard, 29 CFR §1910.1200, the name and address of the chemical manufacturer or importer or other responsible parties must be marked on the label. Appropriate hazard warnings specifying target organs must be on the label. If any materials or containers would be or could be classified as hazardous or otherwise regulated waste at the end of its useful life, TCS shall advise Nielsen in writing and provide Nielsen with proper disposal instructions, although TCS shall be responsible for the disposal thereof in compliance with all applicable laws and regulations.

20.7	Labor Disputes

With respect to all labor disputes, jurisdictional or other shutdowns, slowdowns, strikes, or other work stoppages or actions (collectively “Labor Disputes”) of which TCS or a union with which it has a collective bargaining agreement (“CBA”) is a party, TCS shall promptly take all necessary action toward elimination and or settlement of all Labor Disputes. Each Party shall bear the cost of any Labor Dispute where it or a union with which it has a CBA is the target, and the other Party will use Commercially Reasonable Efforts to continue to meet its obligations under this Agreement during such dispute. If TCS, despite such efforts, is unable to meet its obligations under this Agreement due to a Labor Dispute in which Nielsen or one of their unions is a target, TCS shall promptly notify Nielsen in writing. Whether or not Nielsen receives such notice, if such a dispute renders TCS unable to perform in all respects as required by this Agreement, Nielsen may suspend payment to TCS during the period of such non-performance. Notwithstanding the foregoing and for avoidance of doubt, all material changes to TCS’ labor methods and policies shall be subject to Nielsen’s prior review and approval, and TCS shall be responsible for all Labor Disputes in which Nielsen is a target as a result of those TCS methods and policies for which Nielsen has not provided such approval.

20.8	Statutory and Regulatory Changes

TCS shall identify and notify Nielsen of any changes in Laws applicable to performance and delivery of Services. To the extent TCS becomes aware of, TCS will appraise Nielsen of any changes in the Nielsen Regulatory Requirements and any such changes that may relate to Nielsen’s use of the Services. Nielsen agrees to notify TCS of any changes in Laws and the Nielsen Regulatory Requirements that may relate to Nielsen’s use of the Services. To the extent appropriate personnel in Nielsen become aware of the same, Nielsen will inform TCS of any changes in Laws applicable to performance and delivery of Services. As part of the Services, TCS shall be responsible for implementing all of the Nielsen Regulatory Requirements on a timely basis, subject to, as applicable, Section 18.3(h). TCS shall be responsible for any fines and penalties arising from any noncompliance with TCS obligations under this Section 20.8. TCS shall use Commercially Reasonable Efforts to perform the Services regardless of changes in legislative enactments or regulatory requirements, including the Nielsen Regulatory Requirements. If changes to the Nielsen Regulatory Requirements specific to Nielsen prevent TCS from performing its obligations under this Agreement, TCS shall develop and, upon Nielsen’s approval, implement a suitable work around until such time as TCS can perform its obligations under this Agreement without such work around, subject to, as applicable, Section 18.3(h).

Section 21.	TAXES

21.1	Responsibilities for Taxes

The Parties’ respective responsibilities for taxes shall be as follows:

(a) TCS will be responsible for any personal property taxes on property it owns or leases. TCS shall also be responsible for taxes based on its net income or gross receipts.

(b) Any sales, use, value added, service taxes or similar taxes and duties on goods and services procured by TCS as Pass-Through Expenses, shall be the responsibility of Nielsen. Except as aforesaid, TCS will be responsible for any sales, use, excise, value-added, services, consumption, and other similar taxes and duties payable by TCS on any goods or services, that are used or consumed by TCS in providing the Services where the tax is imposed on TCS’ acquisition or use of such goods or services and the amount of tax is measured by TCS’ costs in acquiring such goods or services.

(c) Nielsen acknowledges and agrees that the pricing of Services herein is exclusive of any sales, use, value added, service tax or other similar taxes and duties imposed by any taxing authority based on the Services, Deliverables or goods provided under this Agreement or the Charges thereon, whether such taxes are imposed on Nielsen or TCS (“Service Taxes”).

To the extent any Service Taxes are applicable, TCS shall include the applicable Service Taxes in the invoice for Charges as a separate line item and Nielsen shall pay or reimburse TCS the amount of such Service Taxes. TCS is responsible to remit the amount of Service Taxes collected by it from Nielsen to appropriate taxing authority. If Nielsen has obtained exemption with respect to Services or goods or any portion thereof, Nielsen shall provide the applicable exemption certificate to TCS.

21.2	Cooperation

The following tax provisions apply to all Services provided under this Agreement:

(a) Nielsen may withhold any withholding taxes on cross-border payments to the extent such taxes are lawfully required to be withheld under applicable Law and are attributable to TCS performing (or billing and receiving payment for) Services unless TCS provides appropriate documentation for exemption from such withholding. Where Nielsen withholds the applicable withholding taxes, Nielsen shall provide to TCS the applicable withholding certificates. In no event shall Nielsen be required to “gross-up” or increase any payment to TCS for Services due to such payment being subject to a lawfully levied withholding tax.

(b) The Parties agree to cooperate with each other to enable each to more accurately determine its own tax liability and to minimize such liability to the extent legally permissible. TCS’ invoices shall separately state the amounts of any taxes TCS is collecting from Nielsen. Each Party will provide and make available to the other any resale certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by either Party.

(c) Each Party represents, warrants and covenants that it will file appropriate tax returns, and pay applicable taxes owed arising from or related to the provision of the Services in applicable jurisdictions. TCS represents, warrants and covenants that it is registered to (or will be registered) and will collect and remit applicable Service Taxes in all applicable jurisdictions.

(d) TCS will promptly notify Nielsen of, and coordinate with Nielsen the response to and settlement of, any claim for taxes asserted by applicable taxing authorities for which Nielsen may be responsible hereunder, it being understood that with respect to any claim arising out of a form or return signed by a Party, such Party will have the right to elect to control the response to and settlement of the claim, but the other Party will have all rights to participate in the responses and settlements that are appropriate to its potential responsibilities or liabilities. If Nielsen requests TCS to challenge the imposition of any tax, Nielsen will reimburse TCS for the reasonable legal fees and pre-approved expenses related to the challenge. Nielsen will be entitled to any tax refunds or rebates granted to the extent such refunds or rebates are of taxes that were paid by Nielsen. If TCS requests Nielsen to challenge the imposition of any tax, TCS will reimburse Nielsen for reasonable legal fees and pre-approved expenses related to such challenge. TCS will be entitled to any tax refunds or rebates granted to the extent such refunds or rebates are of taxes that were paid by TCS.

Section 22.	AUDITS

22.1	Processing

(a) Upon notice from Nielsen, TCS and TCS Agents shall provide such auditors and inspectors as Nielsen, its Affiliates or any regulatory authority may, from time to time, designate in writing with reasonable access:

(i) during normal Business Days and hours to the TCS Service Locations and the Software and Hardware; and

(ii) any time to the Nielsen Service Locations, for the purpose of performing audits or inspections of the Services and the business of Nielsen.

(b) In the performance of the audits or inspections provided in Section 22.1(a), such auditors or inspectors may:

(i) verify the integrity of Nielsen Data;

(ii) examine the Systems that process, store, support and transmit that data;

(iii) examine the controls (e.g., organizational controls, input/output controls, System modification controls, processing controls, System design controls, and access controls) and the security, disaster recovery and back-up practices and procedures;

(iv) examine TCS’ performance of the Services;

(v) verify TCS’ reported performance against the applicable Critical Service Levels and Tier One Quality of Service Metrics;

(vi) examine TCS’ measurement, monitoring and management tools;

(vii) verify TCS’ compliance with physical and logical security requirements;

(viii) examine TCS’ audit systems, accounting and administrative processes and procedures for compliance with Nielsen Standards, including Nielsen Standards of Internal Control and applicable data security policies and government regulations; and

(ix) enable Nielsen to meet applicable legal, regulatory and contractual requirements. TCS shall provide, and shall cause TCS Agents to provide, such auditors and inspectors any reasonable assistance that they may require.

22.2	Financial Responsibility for Audit

(a) Nielsen shall bear the expense of audits:

(i) requested by Nielsen or required by a regulatory authority acting to enforce requirements related to Nielsen’s business; and

(ii) necessary due to Nielsen’s noncompliance with any Law or audit requirement imposed on Nielsen.

(b) TCS shall bear the expense of audits:

(i) TCS internal audits initiated by TCS in compliance with any audit requirements under applicable Laws relating to TCS’ business;

(ii) performed by TCS as part of the Services; or

(iii) necessary due to TCS’ noncompliance with any Law.

As part of the Services, upon request from Nielsen and subject to restrictions, if any, under applicable Law or regulations, TCS shall provide to Nielsen the summary of portions of TCS’ and TCS Agents’ internal audit, if any, relating to the Services provided to Nielsen under this Agreement.

22.3	Financial Audit

Upon reasonable notice from Nielsen during the Term and for a period of three (3) years after termination or expiration of the Term, TCS shall, and shall cause its Approved Subcontractors to, provide Nielsen and Nielsen Agents, at TCS’ expense, with access to such financial records and supporting documentation relating to the provision of the Services as may be reasonably requested by Nielsen and Nielsen may audit the Charges charged to Nielsen to determine that such Charges are accurate and in accordance with this Agreement. If, as a result of such audit, Nielsen determines that TCS has overcharged Nielsen, Nielsen shall notify TCS with a copy of the audit report for TCS review of the amount of such alleged overcharge. Unless TCS disputes accuracy of findings of such audit in good faith, TCS shall promptly pay to Nielsen the amount of the overcharge, and, if the overcharge was more than five percent (5%), TCS shall also pay interest at the then-current bank rate calculated from the date of receipt by TCS of the overcharged amount until the date of payment to Nielsen. Additionally, if any such audit reveals an overcharge of more than five percent (5%) of the audited Charges TCS shall promptly reimburse Nielsen in the form of a credit to Nielsen for the actual fees paid to Nielsen’s auditors to be applied against any Charges due from Nielsen to TCS.

22.4	Record Retention

As part of the Services, TCS shall:

(a) retain records and supporting documentation sufficient to document the Services and Charges paid or payable by Nielsen under this Agreement during the Term and for a period of time following the expiration or termination of this Agreement, consistent with Nielsen’s record retention policy but in no event more than three (3) years; and

(b) upon written notice from Nielsen, provide Nielsen and Nielsen Agents with reasonable access to such records and documentation.

22.5	SAS 70 Type II

(a) General. TCS will cause a Statement of Auditing Standards (“SAS”) 70 Type II Audit to be conducted annually by a third party acceptable to both the Parties for each Global Development Center at or from which Services are provided. Nielsen will define what SAS 70 Audits are required and what subjects the Audits should address from each facility (including, where possible, a shared services facility) on an annual basis. Nielsen shall share the cost of the SAS 70 Type II Audits with TCS’ other customers receiving the results of such Audits if there are any other such customers. If there are no other customers to aggregate the cost amongst, then subject to Nielsen’s prior written approval, Nielsen shall pay for the cost of the SAS 70 Type II Type Audit.

(b) Global Delivery Centers. TCS will furnish Nielsen with an annual report based on the SAS 70 Type II Audit provided in Section 22.5(a) above, with respect to Services performed at each Global Delivery Center, prepared in accordance with TCS’ standard certification processes (“SAS 70 Report”). Nielsen will define the time periods to be covered by the SAS 70 Reports upon reasonable notice to TCS. Each SAS 70 Report will be furnished to Nielsen no later than fifteen (15) days after the end of the period covered by such Report. The SAS 70 Reports will set forth the findings of the SAS 70 Type II Audit as a result of its review of the processes and internal controls in the handling of the Services.

(c) Control Objectives. Nielsen will define the control objectives to be reviewed in each Report. Such objectives will address IT application hosting outsourcing, including: (i) application security, (ii) business continuity planning (including backup and recovery procedures), (iii) application change management, (iv) physical security of Hardware and facilities, and (v) problem & incident management. Regarding BPO, such Reports may include: (i) completeness, accuracy and validity of payroll, contracts, orders, billing, credit notes, (ii) appropriate revenue recognition, (iii) completeness, accuracy and validity of fixed assets, accounts receivable, accounts payable, accounting estimates, other assets & liabilities, and (iv) appropriate segregation of duties.

(d) Discovered Deficiencies. During the course of the third party’s work, should a control deficiency be found that could potentially rise to the level of a significant deficiency or material weakness (as defined by PCAOB Auditing Standard No. 5), TCS shall immediately notify Nielsen in order that remediation plans can be implemented. TCS will not wait until the presentation of the SAS 70 Report to report on such items.

(e) Report Recommendations. If Nielsen or the third party provides recommendations for enhancing TCS’ processes, then TCS will give due consideration to any such recommendations. Nielsen acknowledges that the implementation of such recommendations may have a commercial impact and any additional cost incurred by TCS as a result of implementing such recommendations, once such cost is approved by Nielsen, shall be reimbursed by Nielsen on an actual cost basis if Nielsen is the only customer of TCS that benefits from such implementation; provided, however, that Nielsen shall only be responsible for

Nielsen’s proportionate share if such implementation also benefits other customers of TCS and TCS was able to recover proportionate cost from other customers. At Nielsen’s request and subject to restrictions, if any, under applicable Laws or regulations, TCS will make available to Nielsen internal and/or external audit reports pertaining to TCS’ operations and business records relating to this Agreement and the Services hereunder provided to Nielsen or its Affiliates.

22.6	Audit Software

As part of the Services, TCS shall, to the extent permitted under the applicable third party agreements, operate and maintain such audit software as Nielsen or Nielsen Agents may provide to TCS from time to time during the Term if and to the extent that:

(a) such audit software is compatible with the Hardware and Software; and

(b) TCS can perform such activities without adversely affecting the Services or the Critical Service Levels and Tier One Quality of Service Metrics.

22.7	Facilities

TCS shall provide to Nielsen and such auditors and inspectors as Nielsen may designate in writing, on TCS’ premises (or if the audit is being performed of a TCS Agent, the TCS Agent’s premises, if necessary) space, office furnishings (including lockable cabinets), telephone and facsimile service, utilities and office related equipment and duplicating services as Nielsen or such auditors and inspectors may reasonably require to perform the audits described in this Section 22.

22.8	Audit Assistance

Nielsen is subject to regulation and audit by governmental bodies, standards organizations, other regulatory authorities, customers or other parties to contracts with Nielsen under applicable Laws and contract provisions. If required to perform such an audit requiring records and information from TCS, with reasonable notice from Nielsen, TCS shall provide all reasonable assistance requested by Nielsen in responding to such audits or requests for information.

22.9	Confidentiality and other Provisions

Nielsen is responsible to ensure that the Nielsen representatives and Agents performing the audit are bound by confidentiality agreements. All audits conducted under this Section shall occur on reasonable advance notice to TCS, be designed to minimize the impact on TCS’ ongoing operations and be designed to occur during TCS’ normal business hours. Audit personnel shall comply with all reasonable TCS safety and security rules and regulations conveyed in writing at a reasonable time prior to the start of each audit

22.10	Audit Reviews and Responses

The Parties shall meet to review each audit report within ten (10) days after its issuance. TCS will respond to each audit report point or exception in writing within thirty (30) days from receipt of such report, unless a shorter response time is specified in such report. TCS shall develop and Nielsen agree upon an action plan to address and resolve any deficiencies, concerns and/or recommendations in such audit report within ninety (90) days from receipt of such report, or such other period as the Parties may agree, and TCS (to the extent arising from TCS’ non-compliance with the requirements of this Agreement, at its own expense) shall undertake remedial action in accordance with such action plan and the dates specified therein.

22.11	Regulatory and Client Audits

Subject to Section 22.8, TCS acknowledges and agrees that Nielsen may be required to allow its regulators or Nielsen Clients to audit Nielsen services provided to Nielsen Clients and, as part of Nielsen’s obligations to Nielsen Clients, Nielsen may designate in writing any Nielsen Client or such Nielsen Client’s designee to perform an audit relative to the services received by such Nielsen Client. TCS shall reasonably cooperate and assist Nielsen in complying with Nielsen’s obligations to its regulators and Nielsen Clients. Subject to the provisions of Section 22.2, the Parties shall negotiate in good faith an apportionment of TCS’ costs for cooperating in the performance of audits occurring during the Term.

Section 23.	CONFIDENTIALITY

23.1	Confidential Information

The Parties each acknowledge that they may be furnished with, receive, or otherwise have access to information of or concerning the other Party which such Party considers to be confidential, proprietary, a trade secret or otherwise restricted. As used in this Agreement, “Confidential Information” shall mean all information, in any form, furnished or made available, directly or indirectly, by one Party to the other which is marked confidential, restricted, proprietary, or with a similar designation, or which a reasonably prudent business person would deem to be as confidential information considering the nature of the information and the circumstances of its disclosure. The terms and conditions of this Agreement shall be deemed Confidential Information. In the case of TCS, subject to Section 23.3, the TCS Software, TCS Project Tools, TCS Productivity Tools, TCS Intellectual Property material and the TCS Background Technology (whether or not embedded in any Developed Software or Deliverables) shall be deemed TCS Confidential Information whether or not designated “Confidential Information”. Further, any Personally Identifiable Information of TCS Personnel and other Resources shall be deemed TCS Confidential Information whether or not designated “Confidential Information”. In the case of Nielsen, Confidential Information also shall include, whether or not designated “Confidential Information”:

(a) all specifications, designs, documents, correspondence, Nielsen Software, documentation, data and other materials, Developed Software, and Deliverable produced by either TCS or its Approved Subcontractors in the course of performing the Services and any documents, correspondence, documentation, data and other materials that a reasonably prudent business person would deem as confidential considering the nature of the information and circumstances of its disclosure;

(b) all information concerning:

(i) the operations, affairs and businesses of Nielsen, its Affiliates, Nielsen Clients or suppliers (including data suppliers) of Nielsen;

(ii) the financial affairs of Nielsen, its Affiliates, Nielsen Clients or suppliers (including data suppliers) of Nielsen; and

(iii) the relations of Nielsen with Nielsen Clients, employees and service providers (including customer lists, customer information, account information and consumer markets);

(c) Nielsen Software and Nielsen Data;

(d) Personally Identifiable Information of Nielsen employees and customers; and

(e) other information or data stored on magnetic media or otherwise or communicated orally, and obtained, received, transmitted, processed, stored, archived, or maintained by TCS under this Agreement that a reasonably prudent business person would deem as confidential considering the nature of the information and circumstances of its disclosure.

All information described in Section 23.1(a) through 23.1(e) is collectively the “Nielsen Confidential Information”.

23.2	Obligations

(a) Each Party’s Confidential Information shall remain the property of that Party except as expressly provided otherwise by the other provisions of this Agreement. The Parties shall each use at least the same degree of care, but in any event no less than a reasonable degree of care, to prevent disclosing to third parties the Confidential Information of the other as it employs to avoid unauthorized disclosure, publication or dissemination of its own information of a similar nature; provided that the Parties may disclose such information to entities performing services required hereunder where:

(i) use of such entity is authorized under this Agreement;

(ii) such disclosure is necessary or otherwise naturally occurs in that entity’s scope of responsibility; and

(iii) the entity agrees in writing to assume the obligations described in this Section 23. Any disclosure to such entity shall be under the terms and conditions as provided herein.

(b) Except as provided in Section 23.3(d), as required by law or to satisfy any legal requirement of a competent government body, neither Party will release the other Party’s Confidential Information to any third party without the express written consent of the disclosing Party. In the case of such mandated disclosure, the disclosing Party will take all steps available to it to minimize the release of the other Party’s Confidential Information, including the filing of Confidential Treatment Requests with the Securities and Exchange Commission, if applicable. A disclosing Party’s Confidential Information shall not be utilized by the receiving Party for any purpose other than the purpose for which it was disclosed or received and in the case of TCS for any purpose other than that of rendering the Services under this Agreement. TCS shall not possess or assert any lien or other right against or to Nielsen Confidential Information. No Confidential Information of the disclosing Party, or any part thereof, shall be sold, assigned, leased, or otherwise disposed of to third parties by the receiving Party or commercially exploited by or on behalf of the receiving Party, its employees or agents, other than is required or permitted hereunder for the receiving Party’s exercise of its rights and the performance of its obligations hereunder.

(c) As requested by Nielsen during the Term, or upon expiration or any termination of this Agreement (in whole or in part) and completion of TCS’ obligations under this Agreement, TCS shall return or destroy, as Nielsen may direct, all material (including all copies) in any medium that contains, refers to, or relates to Nielsen Confidential Information, so certifying in a writing signed by TCS. Except as necessary for the exercise of its license rights and the use of the Services hereunder, upon the termination or expiration of this Agreement or any Termination-Expiration Period, Nielsen shall return any material containing TCS Confidential Information to TCS.

(d) Each Party shall take reasonable steps to ensure that its employees comply with these confidentiality provisions.

(e) TCS will comply with applicable privacy Laws and data protection regulations with respect to the processing of all Personally Identifiable Information provided to it under this Agreement or collected as part of the Services. TCS shall be Nielsen’s single point of contact regarding the Services, including with respect to payment. TCS shall not disclose Nielsen Confidential Information and Personally Identifiable Information to an Approved Subcontractor unless and until such Approved Subcontractor has agreed in writing to protect the confidentiality of such Confidential Information in a manner substantially equivalent to that required of TCS under this Agreement.

23.3	Exclusions

(a) Excluding Personally Identifiable Information, “Confidential Information” shall not include any particular information which TCS or Nielsen can demonstrate:

(i) was, at the time of disclosure to it, in the public domain;

(ii) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving Party;

(iii) was rightfully in the possession of the receiving Party at the time of disclosure to it without any obligation to restrict its further use or disclosure;

(iv) was received after disclosure to it from a third party who had a lawful right to disclose such information to it without any obligation to restrict its further use or disclosure; or

(v) was independently developed by the receiving Party without reference to Confidential Information of the furnishing Party.

(b) In addition, a Party shall not be considered to have breached its obligations by disclosing Confidential Information of the other Party as required to satisfy any legal requirement of a competent government body provided that, immediately upon receiving any such request and to the extent that it may legally do so, such Party advises the other Party promptly and prior to making such disclosure in order that the other Party may interpose an objection to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information.

(c) Under applicable Law the fact that the Parties have entered into this Agreement, and all or portions of the provisions hereof, may be required to be filed as part of required public disclosure documents of either Party with the Securities and Exchange Commission (or equivalent authority or agency regulating the listing of publicly traded securities). A party required to file a description of this Agreement or all or any such portion of its provisions shall provide prior written notice to the other Party and shall seek approval from the applicable regulatory authority for the confidential treatment of certain Confidential Information identified by the Parties, including all pricing information of TCS. Prior to such filing, such portions of this Agreement that the other Party reasonably requests to be redacted, shall be redacted unless, in the disclosing Party’s judgment based on the advice of internal or external counsel, the disclosing Party concludes that such redaction request is inconsistent with the disclosing Party’s obligations under applicable Laws.

(d) Potential acquirers, investors, lenders, outsourcers, consultants and third parties of each Party may have access to the Confidential Information of the other Party on a need to know basis, provided that such third parties first agree in writing to confidentiality requirements with respect to such Confidential Information at least as restrictive as those included in this Agreement. In addition, Nielsen may disclose this Agreement and information related to TCS’ performance under this Agreement to owners, managers, directors, non-directors and investors as such information relates to the management of Nielsen.

23.4	Loss of Confidential Information

If there is any disclosure or loss of, or inability to account for, any Confidential Information of the disclosing Party, upon becoming aware of such event the receiving Party shall promptly, at its own expense:

(a) notify the disclosing Party in writing;

(b) take such actions as may be necessary or reasonably requested by the disclosing Party; and

(c) otherwise cooperate with the disclosing Party, to minimize the adverse effects to the disclosing Party of such event and any damage resulting from such event.

23.5	No Implied Rights

Nothing contained in this Agreement shall be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to the Confidential Information of the other Party.

23.6	Injunctive Relief

Each Party acknowledges that the other believes that its Confidential Information is unique property of extreme value to the other Party, and the unauthorized use or disclosure thereof would cause the other Party irreparable harm that could not be compensated by monetary damages. Accordingly, each Party agrees that the other may seek, from any court of competent jurisdiction, injunctive and preliminary relief to remedy any actual or threatened unauthorized use or disclosure of the other Party’s Confidential Information.

23.7	Survival

The Parties’ obligations of non-disclosure and confidentiality shall survive the expiration or termination of this Agreement.

Section 24.	REPRESENTATIONS AND WARRANTIES

24.1	By TCS

(a) Deliverables. With respect to Deliverables to be prepared and provided by TCS where TCS is responsible for the management of the Project or such Deliverable, TCS represents and warrants that for a period of ninety (90) days after delivery (unless a different warranty period is provided in the applicable SOW) each such Deliverable, when properly used in accordance with documentation provided by TCS, shall not deviate from the specifications and requirements for such Deliverable provided in the SOW. For the avoidance of doubt, the warranty provided by TCS pursuant to this Section 24.1(a) is not in lieu of any ongoing maintenance that may separately be required for the Project or such Deliverable.

(b) Work Standards. TCS represents and warrants that the Services will be rendered with promptness and diligence and will be executed in a workmanlike manner, in accordance with the practices and professional standards used in well-managed operations performing services similar to the Services and the requirements of this Agreement. TCS represents and warrants that it will use adequate numbers of qualified individuals with suitable training, education, experience, and skill to perform the Services.

(c) Maintenance. TCS represents and warrants that to the extent the maintenance responsibility with respect to any Software or Hardware is included within the scope of the Services, it will maintain the Software and the Hardware so that they operate in accordance with their specifications, including:

(i) maintaining the Software and the Hardware in good operating condition;

(ii) undertaking repairs and preventive maintenance on the Hardware, including, at a minimum, in accordance with applicable manufacturer’s recommendations; and

(iii) performing reasonable maintenance with respect to the Software, including, at a minimum, in accordance with applicable documentation and Third Party Software vendor’s recommendations.

(d) Efficiency and Cost Effectiveness. TCS represents and warrants that it will use Commercially Reasonable Efforts to use efficiently the resources or services necessary to provide the Services. TCS represents and warrants that it will use Commercially Reasonable Efforts to perform the Services in the most cost-effective manner consistent with the required level of quality and performance.

(e) Technology. TCS represents and warrants that it will provide the Services using proven, state of the art technology that will enable Nielsen to take advantage of technological advancements in its industry and support Nielsen’s efforts to maintain competitiveness in the markets in which it competes.

(f) Non-Infringement. TCS represents and warrants that it will perform its responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, copyright, trademark, trade secret, license or other proprietary rights of any third party; provided that TCS shall have no obligation or liability to Nielsen under this warranty to the extent that infringement or misappropriation results from:

(i) use of the Deliverable or Developed Software in a manner materially inconsistent with the specifications and instructions of TCS;

(ii) Nielsen’s failure to use, within a reasonable period of time following their provision by TCS to Nielsen, corrections or enhancements made available by TCS at no additional cost to Nielsen;

(iii) Nielsen’s use of the Deliverable or Developed Software in combination with any product, service or material not provided by TCS and not reasonably necessary for the use of or reasonably anticipated given the nature of such Deliverable or Developed Software;

(iv) modifications to the Deliverable or Developed Software not made, authorized or approved by TCS or TCS Agents; or

(v) Nielsen Software or other material provided by Nielsen.

(g) Software Ownership or Use. TCS represents and warrants that it is either the owner of, or authorized to use, the Software that is utilized or will be utilized in connection with the Services.

(h) Compliance With Laws and Regulations. TCS warrants, represents, and covenants to Nielsen that it will comply with all Laws and regulations of the United States and those of the countries in which Global Delivery Centers and Other Service Locations are located (including Laws relating to health and safety, labor, personal information privacy, law enforcement cooperation and environmental protection) to the extent such Laws and regulations are applicable to TCS’ performance of its obligations under this Agreement. Without limiting the generality of the foregoing, TCS agrees:

(i) Not to knowingly use child labor in providing Services; provided that the term “child” will refer to an individual younger than the age of completing compulsory education, and provided further that in no case will any child younger than 16 years of age be employed in providing Services;

(ii) To provide employees with a safe and healthy workplace in compliance with all applicable Laws and to provide Nielsen with all information Nielsen may request about the facilities from which Services are provided;

(iii) Only to employ individuals whose presence is voluntary and not to use prison labor, or to use corporal punishment or other forms of mental or physical coercion as a form of discipline of employees;

(iv) To comply with all applicable wage and hour Laws, including those pertaining to minimum wage, overtime or maximum hours; and to utilize fair employment practices as provided in applicable Law;

(v) Not to discriminate in hiring or employment practices on grounds of race, religion, national origin, political affiliation, social status, age, sex, or disability;

(vi) To obtain all governmental licenses, approvals, authorizations and permits regulating TCS as a services provider as required from time to time and to pay all fees and Taxes associated with obtaining and maintaining such licenses, approvals, permits and authorizations throughout the Term;

(vii) To take all necessary steps to obtain any approval or registration of this Agreement (the “Required Registrations”) that may be required, either initially or at any time during the Term, in order to give this Agreement legal effect in the countries from which TCS provides Services. Nielsen will reimburse all costs and expenses incurred by TCS in connection with procuring and maintaining such Required Registration, immediately and prior to commencing any activities which are subject to such Required Registration;

(viii) Not to, directly or indirectly, export or re-export, or knowingly permit the export or re-export of any Software or Nielsen Information or any component thereof, or any other items, to any country for which the United States Export Administration Act or any regulation thereunder, or any other similar United States law or regulation, including the United States Arms Export Control Act, requires an export license or other United States governmental notification or approval, unless the appropriate export license, notification or approval has first been obtained (excluding Nielsen Software whereby the appropriate export licenses, notifications and approvals will be acquired by Nielsen);

(ix) Not to, directly or indirectly, make, offer or agree to make, or offer on behalf of Nielsen or any of its Affiliates, any loan, gift, donation or other payment, directly or indirectly, whether in cash or in kind, for the benefit of or at the direction of any candidate, committee, political party, political function, government or government subdivision, or any individual elected, appointed or otherwise designated as an employee or officer thereof, for the purposes of influencing any act or decision of such entity or individual or inducing such entity or individual to do or omit to do anything in order to obtain or retain business or other benefits in violation of the United States Foreign Corrupt Practices Act;

(x) Not to, directly or indirectly, take any action that would cause Nielsen or any of its Affiliates or TCS to be in violation of United States anti-boycott laws under the United States Export Administration Act or the United States Internal Revenue Code, or any regulation thereunder; and

(xi) To comply with the United States Immigration Reform and Control Act, and the Fair Labor Standards Act.

(i) Viruses. TCS represents and warrants that it will not introduce any Viruses or similar items or code or introduce into Nielsen’s systems or into the Systems used to provide the Services any Virus TCS shall use up-to-date virus detection software and apply industry best practice standards to detect the presence of any Viruses and eradicate the same prior to the provision of affected Services to Nielsen. If TCS incorporates into Nielsen’s systems or into the Systems used to provide the Services programs or routines supplied by other vendors, licensors consultants or contactors, TCS shall obtain comparable warranties from such providers or TCS shall take appropriate action to ensure such programs and routines are free of Viruses. TCS agrees to notify Nielsen immediately upon discovery of any Virus that is or may be incorporated into Nielsen’s systems or into the Systems used to provide the Services and, if Nielsen discovers or reasonably suspects any Virus to be present in such Systems TCS agrees to take action immediately, at its own expense, to identify and eradicate such Virus and to carry out any recovery necessary to remedy the impact of such Virus.

(i) If a Virus is found to have been introduced into Nielsen’s systems, other than by virtue of TCS’ breach of the foregoing representation and warranty, TCS will, subject to the provisions of Section 3.6 and 12.2:

(A) assist Nielsen in eradicating the Virus and reducing the effects of the Virus; and

(B) if the Virus causes a loss of operational efficiency or loss of data, assist Nielsen to the same extent to mitigate and restore such losses.

(ii) If a Virus is found to have been introduced into Nielsen’s systems by virtue of TCS’ breach of the foregoing representation or warranty, TCS will indemnify Nielsen for Losses incurred as a result of such breach.

(j) Disabling Code. TCS represents and warrants that, without the prior written consent of Nielsen, the TCS Software or Developed Software do not and will not contain any program, routine, device, code, undisclosed features or instructions (including any such items provided by third parties) that is capable of accessing, modifying, deleting, damaging, disabling, deactivating, interfering with or otherwise harming or otherwise shutting down all or any portion of the Software, Developed Software and/or the Services utilizing them (collectively, “Disabling Code”). If TCS incorporates programs or routines supplied by other vendors, licensors consultants or contactors, TCS shall obtain comparable warranties from such providers or TCS shall take appropriate action to ensure such programs and routines are free of Disabling Code. TCS further represents and warrants that, with respect to any Disabling Code that may be part of the Software and/or Developed Software used to provide the Services, TCS will not invoke such Disabling Code at any time without Nielsen’s prior written consent. TCS agrees to notify Nielsen immediately upon discovery of any Disabling Code that is or may be included in the Software or the Developed Software and, if Nielsen discovers or reasonably suspects any Disabling Code to be present in the Software and/or Developed Software, TCS agrees to take action immediately, at its own expense, to identify and eradicate such Disabling Code and to carry out any recovery necessary to remedy the impact of such Disabling Code. In addition to the foregoing, if any Disabling Code is found to have been included in Nielsen’s system by virtue of TCS’ breach of the foregoing representation of warranty, TCS will indemnify Nielsen for Losses incurred as a result of such breach.

(k) Date-Related Functionality. TCS represents and warrants that, with respect to all date-related data and functions, the Deliverable and the Services will accept input, perform processes, and provide output in a manner that:

(i) is consistent with all applicable specifications;

(ii) prevents ambiguous or erroneous results; and

(iii) does not result in any adverse effect on date related functionality or date related performance of the Deliverable or the Services or other Hardware or Software.

(l) ISO 9000 Certification. TCS represents and warrants that TCS shall perform the Services in such a manner so as to ensure that Nielsen, at all times during the Term, maintain or exceed the level of ISO 9000 certification as applicable to the Services prior to the Transition.

(m) Certification Authority. TCS represents and warrants that TCS shall perform the Services in such a manner so as to ensure that Nielsen, at all times during the Term, maintains or exceeds any requirements of any certification authority as applicable to Nielsen, or to the Services prior to the Transition.

(n) Improved Productivity. TCS commits to ensure not less than three percent (3%) total productivity savings beginning in the second Contract Year and continuing through the end of the fifth Contract Year. The Parties shall work together to come up with productivity improvement proposals. TCS agrees to provide Nielsen with at least one (1) significant proposal regarding productivity savings per year during the relevant period of the Term and to provide Nielsen with annual reports on the productivity savings achieved by TCS.

(o) Pass-Through Warranties and Indemnities. With respect to any Hardware purchased by TCS on Nielsen’s behalf, at Nielsen’s sole option:

(i) TCS shall pass through to Nielsen all available warranties and indemnities and provide all available, including extended, applicable original equipment manufacturer and additional warranties for such Hardware;

(ii) TCS is responsible for the maintenance of all information required to make Claims on such warranties;

(iii) new original equipment, parts and consumables shall be utilized by TCS for warranty repair or replacement throughout the life of the warranty; and

(iv) TCS shall file all warranty Claims.

(p) Interoperability. TCS represents and warrants that the Network Connection and Systems used to provide the Services and the Applications developed and/or maintained pursuant to the Services will be fully interoperable with the Software and Hardware listed in the applicable SOW used by Nielsen or its Clients which may deliver records to, receive records from, or otherwise interact with such Systems or Applications.

(q) TCS Personnel. TCS represents and warrants that the TCS Personnel or its Approved Subcontractors are authorized to work in each of the locations where such personnel are providing Services, and that TCS and its Approved Subcontractors have complied with all obligations under applicable Laws, including those regarding immigration. TCS shall bear all financial responsibility for all matters relating to TCS obtaining any visa, immigration, naturalization or other similar authorizations and requirements under the Laws applicable to visas, immigration, naturalization and other similar authorizations.

(r) Acts and Omissions. TCS represents and warrants that it will be solely responsible for the acts and omissions of TCS, its employees, agents and subcontractors.

24.2	Mutual Representations and Warranties

(a) No Violation. The Parties represent and warrant to each other that its execution, delivery, and performance of this Agreement will not constitute:

(i) a violation of any judgment, order, or decree;

(ii) a material default under any material contract by which it or any of its material assets are bound; or

(iii) an event that would, with notice or lapse of time, or both, constitute such a default as described in (ii).

(b) Authorization. Each Party represents and warrants that:

(i) it has the requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement; and

(ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite action on the part of such Party.

24.3	Disclaimer

EXCEPT AS SET FORTH IN THIS AGREEMENT, NIELSEN AND TCS DISCLAIM ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE AND ALL SUCH OTHER WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

Section 25.	DISPUTE RESOLUTION

25.1	Mutual Discussion

(a) Except as provided in Section 17.3, if any dispute, controversy or Claim of any kind whatsoever shall arise between Nielsen, on the one hand, and TCS, on the other hand, in connection with, or arising out of, this Agreement, or the breach, termination or validity hereof (a “Dispute”), the Parties shall attempt, for a period of thirty (30) days (or such other period of time as the Designated Representatives may agree) after receipt by Nielsen or TCS, as applicable, from the other party of a written notice of the existence of a Dispute, to settle the Dispute by mutual discussion. Two senior executives of the Parties (collectively, the “Designated Representatives”) will negotiate in good faith in an effort to resolve the Dispute over the thirty (30) day period (or such other period of time as the Designated Representatives may agree), unless they conclude earlier that amicable resolution of the Dispute through such efforts does not appear likely. The specific format for such discussions will be left to the discretion of the Designated Representatives.

(b) Section 25.1(a) shall not apply in cases where a Party is seeking an injunction or other equitable relief to prevent an immediate harm, as necessary to prevent the expiration of an applicable statute of limitations period, or to preserve its superior position compared to other creditors.

25.2	Non-binding Mediation

With respect to Disputes not resolved in accordance with this Section 25, either Party may, upon notice, submit any such Disputes to non-binding mediation in accordance with the following:

(a) Either Nielsen or TCS may, by notice to the other Party, demand non-binding mediation, by serving on the other Party a statement of the Dispute, controversy or Claim, and the facts relating or giving rise thereto, in reasonable detail.

(b) Within fifteen (15) days after receipt of such notice, the Parties shall initiate mediation of the dispute by submitting to the arbitration entity JAMS (“JAMS”) and to the other Party a written request for mediation, setting forth the subject of the Dispute and the relief requested.

(c) The non-binding mediation shall be held in the New York office of JAMS before a mutually agreed to mediator and be conducted in accordance with JAMS’ comprehensive practices and procedures. Upon commencement of litigation as permitted under Section 25.4, either Party, upon notice to JAMS and to the other Party, may terminate the mediation process. Each Party shall bear its own expenses in the mediation process and shall share equally the charges of JAMS.

(d) Any Dispute that is not resolved in accordance with the provisions provided in this Section 25 may be instituted before a court of competent jurisdiction in accordance with Sections 25.3 and 31.12.

25.3	Expedited Dispute Resolution

Where there is a dispute that arises out of breaches of Section 9, a party may submit a dispute for expedited dispute resolution in accordance with the following (“Expedited Dispute Resolution”) process:

(a) The party initiating the Expedited Dispute Resolution will:

(i) provide the other Party with notice of the dispute and its intent to initiate the Expedited Dispute Resolution process (“Expedited Dispute Notice”); and

(ii) initiate binding arbitration in JAMS’ New York office.

(b) The arbitration shall be administered using the JAMS Streamlined Arbitration Rules and Procedures, modified as follows:

(i) Each Party will have five (5) days following the issuance of the Expedited Dispute Notice to provide JAMS with a written brief explaining its position on the dispute.

(ii) The JAMS arbitrator shall have ten (10) days to arbitrate the dispute and make an initial determination. Thereafter, each Party will have three (3) days to file replay briefs. The JAMS arbitrator will then issue a final, binding decision within two (2) days of receiving the Parties’ reply briefs.

25.4	Adjudication of Disputes

Subject to the terms of Sections 25.1, 25.2, 25.5 and 25.6, each Party shall have the right to commence legal proceedings for the resolution of all Disputes, controversies or Claims between the Parties hereto arising out of or relating to this Agreement (including Disputes as to the validity, interpretation, performance, breach, or with respect to damages upon termination of this Agreement) which are not settled pursuant to the issue resolution procedures provided in this Section 25.

25.5	Continuity of Services

Except as otherwise directed by the other Party, each Party shall continue performing its obligations under this Agreement while a Dispute is being resolved except (and then only) to the extent the issue in dispute precludes performance (dispute over payment shall not be deemed to preclude performance) and without limiting either party’s right to terminate this Agreement as provided in Section 26. TCS acknowledges that the performance of its obligations pursuant to this Agreement is critical to the business and operations of Nielsen. Accordingly, if there is a Dispute between the Parties, TCS shall continue to perform its obligations under this Agreement in good faith during the resolution of such Dispute unless and until this Agreement is terminated in accordance with the provisions hereof. For clarity, it is agreed that nothing contained in this Section 25.5 shall be construed as requiring TCS to continue to provide the Services other than those Termination – Expiration Assistance Services that may be requested by Nielsen after the effective date of termination of an SOW or this Agreement pursuant to Section 26 and in accordance with Section 27.

25.6	Additional Dispute Resolution Terms

(a) The Parties agree that written or oral statements or offers of settlement made in the course of the Dispute Resolution Process provided in this Section will:

(i) be Confidential Information;

(ii) not be offered into evidence, disclosed, or used for any purpose in any formal proceeding; and

(iii) not constitute an admission or waiver of rights.

(b) The Parties will promptly return to the other, upon request, any such written statements or offers of settlement, including all copies thereof.

Section 26.	TERMINATION

26.1	Termination for Convenience

Nielsen may terminate this Agreement at any time for any reason by giving TCS at least ninety (90) days prior written notice designating the effective date of such termination. There shall be no termination for convenience fees. If Nielsen exercises the right to terminate for convenience in accordance with this Section 26.1, then Nielsen shall pay any remaining portions of the MCA owed in accordance with Section 26.6(b).

26.2	Termination With TCS’ Right to Cure

Nielsen may terminate this Agreement by giving at least ninety (90) days prior written notice of termination to TCS of the occurrence of any of the following events described in Sections 26.2(i) to 26.2(iv) designating the effective date of such termination. TCS shall have the right to cure such an event, and if such event is cured prior to the effective date of termination, TCS shall so notify Nielsen in writing. If Nielsen is satisfied that the breach has been cured to its reasonable satisfaction, Nielsen shall give TCS written notice that such event has been cured, and this Agreement shall not terminate and will continue in full force and effect; provided that if Nielsen is not satisfied that the breach has been cured to its reasonable satisfaction, Nielsen shall provide TCS with written reasons for such determination of Nielsen. If the Parties disagree on TCS having cured the event such Dispute shall be resolved in accordance with Section 25. The events for which Nielsen may terminate subject to TCS’ right to cure are as follows:

(i) TCS commits a material breach or defaults in the performance of this Agreement which is capable of being cured within thirty (30) days, Nielsen provides written notice of such material breach or default and is not cured in such thirty (30) day period; or

(ii) TCS commits a material breach of this Agreement which is not capable of being cured within thirty (30) days after notice of breach from Nielsen to TCS but is capable of being cured within ninety (90) days after such notice and TCS fails to cure the breach within ninety (90) days after such notice; or

(iii) TCS is in such adverse financial condition as to endanger its ability to perform its obligations under this Agreement; or

(iv) TCS fails to meet the Total TCS Target Headcount required in Schedule F for any quarter, less up to a maximum of thirty percent (30%) grace each quarter; provided that TCS has received SOWs requesting Services that necessitate at least the minimum volume of staff required to meet such targets, or specifies at least the minimum volume of staff required to meet such targets, with at least thirty (30) days lead time for TCS to fill Off-Shore requests and ninety (90) days lead time for TCS to fill on-site requests. The Parties acknowledge and agree that Schedule F may only be modified by mutual written agreement of the Parties.

26.3	Termination Without any Right to Cure

Nielsen may terminate this Agreement at any time within ninety (90) days of Nielsen’s discovery of the occurrence of any of the following events, upon thirty (30) days written notice to TCS, designating the effective date of such termination, without TCS having the right to cure:

(i) TCS unreasonably refuses to negotiate, or fails to reach agreement with Nielsen on, one or more SOW requested by Nielsen in accordance with the terms and conditions of this Agreement, and the aggregate amount to be paid for Services pursuant to such SOW would have equaled or exceeded (A) twenty million dollars ($20,000,000) in any rolling twelve (12) month period; or (B) six million dollars ($6,000,000) during any rolling three (3) month period. For the avoidance of doubt, amounts that would have been paid under any SOW that TCS refuses to negotiate or agree to with any supplier of Nielsen based on the results of a credit worthiness of such supplier performed by TCS shall not be included in the calculation of the amounts provided in clause (A) and (B) of this Section; or

(ii) beginning four (4) months after the Agreement Effective Date, TCS fails to meet any single Tier One Quality of Services Metric (A) for three (3) consecutive months or (B) in more than any six (6) months, in a rolling twelve (12) month period, or (C) fails to meet at least seventy percent (70%) of Tier One Quality of Service Metrics in any three (3) months in a rolling twelve (12) month period; or

(iii) a Tier One Restricted Company acquires more than twenty (20) percent of TCSL’s outstanding stock or (b) any entity other than a Controlled Subsidiary or a majority owned direct or indirect subsidiary of Tata Sons Ltd acquires more than fifty (50) percent of TCSL’s outstanding stock; or

(iv) Either TCSL or TCS America files a petition of any type to seek protection against its creditors, is declared bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, goes into liquidation or receivership, has an involuntary petition in bankruptcy filed against it which is not challenged within twenty (20) days after service of notice to TCS or not dismissed within sixty (60) days after service of notice to TCS in the United States or one hundred twenty (120) days outside of United States; or

(v) TCS’ performance of Services under this Agreement at some point is entirely prevented or delayed by a Force Majeure Event or events (other than due to a Force Majeure Event impacting Nielsen), which delay or prevention continues for more than thirty (30) days; provided that if Nielsen elects not to terminate this Agreement, the Term of this Agreement shall be extended by the period of time TCS was prevented or delayed by the Force Majeure Event; or

(vi) Subject to Section 26.2(iv), TCS fails to meet the Total TCS Target Headcount in three (3) out of any four (4) rolling quarters.

Except for Force Majeure Events whose termination and corresponding impact to the MCA shall be determined in accordance with Section 16.3, termination of this Agreement pursuant to this Section 26.3 shall relieve Nielsen of its obligations with respect to the MCA.

26.4	Termination of this Agreement Due to Legal Prohibition

(a) If Nielsen or TCS is prohibited by a regulatory or legal change, or new interpretation of applicable Law or regulation, from continuing to perform under this Agreement in whole, Nielsen if it is prohibited, or TCS if it is prohibited, may terminate this Agreement upon written notice of termination to the other party; provided that:

(i) if TCS is prohibited, Nielsen shall be relieved of any obligation with respect to any unpaid portion of the MCA;

(ii) if Nielsen is prohibited, and the MCA has not been satisfied as of such termination, the Parties shall enter into good faith negotiations with respect to a reasonable amount, if any, that Nielsen shall be required to pay towards fulfillment of the MCA as a result of such termination; provided further that in the event the Parties are unable to reach agreement to their mutual satisfaction, then the ultimate decision as to such reasonable amount payable by Nielsen, if any, as a result of such a termination shall be determined in accordance with the dispute resolution process provided in Section 25.

(iii) The effective date of any such termination shall be designated by the terminating Party in the termination notice, provided that where TCS is the terminating Party, the effective date may not be less than eighteen (18) months after Nielsen’s receipt of such notice, unless continued performance of Services involves violation of law or applicable regulation or otherwise agreed by Nielsen.

26.5	Termination by TCS

(a) TCS may, upon prior written notice to Nielsen given no less than thirty (30) days prior to the effective date of such termination, terminate a SOW, for Nielsen’s failure to pay invoice(s) issued under the SOW that are not disputed in good faith. If any such failure is cured prior to the effective date of termination, then the applicable SOW shall not terminate and will continue in full force and effect. Notwithstanding the foregoing, if Nielsen has not cured its failure to pay any invoice(s) that are not disputed in good faith during the thirty (30) day notice period, such failure to pay shall be escalated to senior executives of the Parties for resolution. If, after such escalation, the Parties are not able to mutually agree to a resolution within thirty (30) days of such escalation, then the applicable SOW shall terminate. Any such termination of a SOW shall not affect this Agreement or any other SOW hereunder except as otherwise provided in Section 26.5(b) below.

(b) TCS may, upon prior written notice to Nielsen given no less than thirty (30) days prior to the effective date of such termination, terminate this Agreement for Nielsen’s failure to pay invoice(s) that are not disputed in good faith; provided that no such written notice may be given unless and until the total amount that is undisputed and unpaid equals or exceeds fifty million dollars ($50,000,000) for more than six (6) months. If any such failure is cured prior to the effective date of termination, then this Agreement shall not terminate and will continue in full force and effect. Notwithstanding the foregoing, if Nielsen has not cured such failure to pay during the thirty (30) day notice period, such failure to pay shall be escalated to senior executives of the Parties for resolution. If such senior executives of the Parties are not able to mutually agree to a resolution within thirty (30) days of such escalation, TCS shall provide Nielsen with a second written notice of default of payment and Nielsen shall have thirty (30) days from receipt of such second notice to cure such failure to pay. If Nielsen has not cured such failure to pay by the end of such second notice period, then this Agreement shall terminate. For clarity, nothing contained in this Section 26.5(b) will restrict TCS’ rights under Section 26.5(a).

(c) Due to the impact any termination of this Agreement would have on Nielsen’s business, other than as provided in Sections 26.4 and 26.5, Nielsen’s failure to perform its responsibilities under this Agreement shall not be deemed to be grounds for termination or suspension of performance by TCS.

26.6	Nielsen’s Payment Obligation Upon Termination or Expiration

Upon termination of this Agreement or any SOW, in addition to any other liability provided in this Agreement, Nielsen shall pay TCS for all Services performed in accordance with this Agreement and such SOW prior to the effective date of such termination. In addition:

(a) If Nielsen terminates this Agreement pursuant to Section 26.2 or 26.3 above (other than as a result of a Force Majeure event), Nielsen shall be relieved of any obligation with respect to any unpaid portion of the MCA.

(b) If Nielsen terminates this Agreement for convenience pursuant to Section 26.1, any outstanding balance of the MCA shall be due and payable within thirty days after the effective date of termination.

(c) If TCS terminates this Agreement pursuant to Section 26.5(b) or 26.5(c), any outstanding balance of the MCA shall be due and payable within thirty (30) days after the effective date of termination.

(d) If Nielsen terminates this Agreement pursuant to Sections 26.4 or 16.3, the effect of such termination on the obligation to pay, if any, any unpaid portion of the MCA shall be as provided in Section 26.4 or 16.3 as applicable and shall be due and payable within thirty (30) days of the effective date of such termination.

(e) If this Agreement expires by its terms before Nielsen has satisfied the MCA, the determination of any balance of the MCA shall be made in accordance with Section 17.4 as of the date of expiration of the Term and any such unpaid portion of the MCA shall be due and payable within thirty (30) days of the effective date of such expiration.

26.7	Effects of Termination

(a) After receipt of a notice of termination and except as otherwise directed by Nielsen, TCS shall:

(i) If no further Services (including Termination – Expiration Assistance) are required by Nielsen, TCS shall transfer title or license to Nielsen (to the extent that title or license is required to be transferred under this Agreement) and deliver in the manner, at the times, and to the extent directed thereby Deliverables, work in progress, completed work, Nielsen paid supplies and other materials produced as a part of, or acquired in respect to the performance of, the Services terminated by the notice of termination; and

(ii) To the extent not required in connection with any Termination – Expiration Assistance, deliver to Nielsen, and cause its employees, agents, or contractors to deliver to Nielsen, all materials relating to Nielsen and Nielsen’s Affiliates, or developed for Nielsen or Nielsen’s Affiliates in the course of performance of this Agreement, or containing or derived from Nielsen Confidential Information (a certificate evidencing compliance with this provision shall, if requested by Nielsen, accompany such material).

(b) Nielsen shall pay the Baseline Service Charges and other Charges provided in Section 18.1 through the effective date of termination (and charges for the Termination – Expiration Assistance if applicable) and any amount due under the MCA.

26.8	Termination of Statements of Work

Nielsen may terminate any SOW in whole or in part, with or without cause, at any time in its sole discretion, upon at least thirty (30) days prior written notice to TCS. Nielsen shall pay all undisputed fees due or owed pursuant to the SOW through the effective date of termination. If a SOW is terminated for TCS’ failure to comply with a staffing or other requirement provided in a specific SOW, Section 17.3 shall apply with respect to such SOW. For the avoidance of doubt, termination of any SOW shall not be a termination of any other SOWs or this Agreement.

Section 27.	TERMINATION-EXPIRATION ASSISTANCE

27.1	Termination-Expiration Assistance

(a) Beginning eighteen (18) months prior to expiration of this Agreement, or such earlier date as Nielsen may request (and continuing for a period of up to eighteen (18) months in Nielsen’s sole discretion), or commencing upon a notice of termination (including notice of termination based upon default by Nielsen), and, if applicable, continuing through the effective date of such termination or expiration (“Termination-Expiration Assistance Period”), TCS shall provide to Nielsen, or at Nielsen’s request to Nielsen’s designee, the reasonable termination-expiration assistance requested by Nielsen to allow the Services to continue without interruption or adverse effect and to facilitate the orderly transfer of the Services to Nielsen or its designee (including a competitor of TCS) (“Termination-Expiration Assistance”).

(b) Charges for Termination–Expiration Assistance Services provided during the Term are provided in Schedule C and Charges for Termination-Expiration Assistance Services and Services under any surviving SOWs performed after the expiration of the Term will be as described in Section 2.1.

(c) Termination-Expiration Assistance shall include the assistance described in Schedule O (“Termination-Expiration Assistance Services”) and the following:

(i) TCS will, at Nielsen’s cost and expense, make Commercially Reasonable Efforts to obtain any necessary rights and thereafter make available to Nielsen or its designee, pursuant to reasonable terms and conditions, any Third Party Services then being utilized by TCS primarily in the performance of the Services including services being provided through third party service or maintenance contracts. Upon Nielsen’s request, TCS shall:

(A) sell to Nielsen or their designee, the TCS-owned Hardware then being used by TCS to provide the Services, free and clear of all liens, security interests or other encumbrances at the greater of:

(a) the fair market value, as shall be determined by an agreed-upon appraisal; and

(b) the net book value; and

(B) assign all leases to TCS-leased Hardware primarily used to provide the Services to Nielsen.

(ii) If, at Nielsen’s request, subject to the willingness of the applicable TCS Personnel and the availability of work authorizations, TCS agrees to assign TCS Personnel who are currently performing the Services then performing the roles of subject matter expert, technical lead or other critical positions in the Nielsen account, by way of staff augmentation on a time and materials basis for up to twelve (12) months after the completion of the Termination-Expiration Assistance Period. The rates that TCS shall be entitled to charge in such cases to Nielsen shall be no less favorable to Nielsen than offered by TCS to its other similar customers.

(d) If this Agreement is terminated by TCS pursuant to Section 26.5, prior to requiring TCS to perform any Termination-Expiration Assistance, Nielsen shall pay all undisputed amounts then due in addition to paying fees for Termination-Expiration Assistance in advance during each month.

Section 28.	LIMITATION OF LIABILITY

28.1	NO CONSEQUENTIAL DAMAGES

EXCEPT AS PROVIDED IN SECTION 28.3 (BUT SUBJECT TO THE PROVISIONS OF SECTION 28.3(d)), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR CONSEQUENTIAL (INCLUDING LOSS OF PROFIT), INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

28.2	DIRECT DAMAGES

EXCEPT AS PROVIDED IN SECTION 28.3, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE AND CUMULATIVE LIABILITY TO THE OTHER PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEED THE AMOUNTS PAID OR PAYABLE BY NIELSEN TO TCS UNDER THIS AGREEMENT IN THE TWENTY-FOUR (24) MONTHS PRIOR TO THE LAST EVENT WHICH THE CLAIMING PARTY CLAIMS HAS GIVEN RISE TO SUCH LIABILITY UNDER THIS AGREEMENT.

28.3	EXCLUSIONS

THE LIMITATIONS SET FORTH IN SECTIONS 28.1 AND 28.2 SHALL NOT APPLY TO:

(a) CLAIMS THAT ARE THE SUBJECT OF A PARTY’S INDEMNIFICATION OBLIGATIONS;

(b) CLAIMS THAT ARE OCCASIONED BY A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT;

(c) DAMAGES OCCASIONED BY A BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS; AND

(d) DAMAGES OCCASIONED BY THE IMPROPER OR WRONGFUL TERMINATION OF THIS AGREEMENT BY A PARTY OR WRONGFUL TERMINATION OF THIS AGREEMENT OR ABANDONMENT OF THIS AGREEMENT BY TCS; PROVIDED THAT IF TCS PROVIDES OR IS WILLING TO PROVIDE TERMINATION—EXPIRATION ASSISTANCE AS PROVIDED IN AND SUBJECT TO SECTION 27 THEN THIS SECTION 28.3(d) SHALL ONLY BE AN EXCEPTION TO SECTION 28.2 AND NOT TO SECTION 28.1.

Section 29.	INDEMNIFICATION

29.1	Indemnity by TCS

TCS agrees to indemnify, defend and hold harmless Nielsen and its respective officers, directors, employees, agents, successors, and assigns, from any and all Losses and threatened Losses arising from third party Claims of any of the following:

(a) TCS’ alleged failure to observe or perform any duties or obligations to be observed or performed on or after the Agreement Effective Date by TCS under any of the contracts assigned to TCS or for which TCS has assumed financial, administrative, or operational responsibility;

(b) TCS’ failure to comply with Process Norms relating to a BPO Service required under a SOW, including failures to report wages, taxes and benefits to the government or failures to make required governmental filings;

(c) TCS’ breach of its obligations with respect to Nielsen Confidential Information;

(d) Nielsen’s use in accordance with this Agreement of any Deliverables or Developed Software that infringes any Intellectual Property Right of a third party, provided that TCS shall have no obligation or liability with respect to any infringement Claims to the extent they arise from:

(i) use of the Deliverable or Developed Software in a manner materially inconsistent with the specifications and instructions of TCS provided in the Documentation;

(ii) Nielsen’s failure to use, within a reasonable period of time following their provision by TCS to Nielsen, corrections or enhancements made available by TCS at no additional cost to Nielsen to the extent that the alleged Loss or threatened Loss would not have occurred if Nielsen had used such corrections or enhancements;

(iii) Nielsen’s use of the Deliverable or Developed Software in combination with any product, service or material not provided or authorized by TCS and not reasonably necessary for the use of, or reasonably anticipated by, given the nature of such Deliverable or Developed Software;

(iv) Nielsen or Nielsen’s Agents modifications to the Deliverable or Developed Software not made, authorized or approved by TCS or TCS Agents;

(v) Nielsen Software or other material provided by Nielsen; or

(vi) TCS compliance with any design, written instruction, Process Norms relating to BPO Services provided by Nielsen (except that this Section 29.1(d)(vi) shall not apply if TCS knew or should have known that compliance would likely violate any Intellectual Property Rights of a third party).

(e) The death or bodily injury of any agent, employee, Nielsen business invitee, or business visitor or other person caused by the negligence or wrongful acts or omissions of TCS, TCS Agents or its employees or subcontractors;

(f) Any Losses resulting from the introduction of Disabling Code in Nielsen’s system by virtue of TCS’ breach of Section 24.1(j);

(g) The damage, loss or destruction of any real or tangible personal property caused by the wrongful acts or omissions of TCS or its employees or agents; and

(h) Any liability for premiums, contributions, or taxes payable under any workers’ compensation, unemployment compensation, disability benefit, old age benefit, or payroll tax withholding or failure to withhold payroll taxes for which Nielsen may be adjudged liable as an employer with respect to any TCS Personnel.

29.2	Additional Obligations for Infringement Claims.

In addition to the requirements provided in Section 29.1(d) above, if any item used by TCS (other than items provided by or on behalf of Nielsen) to provide the Services becomes, or in TCS’ reasonable opinion is likely to become, the subject of an infringement or misappropriation Claim, TCS will, as directed by Nielsen:

(i) promptly at TCS’ expense secure the right to continue using the item, or

(ii) if this cannot be accomplished with Commercially Reasonable Efforts, then at TCS’ expense, replace or modify the item to make it non-infringing or without misappropriation; provided, however, that any such replacement or modification may not degrade the performance or quality of the affected components of the Services or disrupt Nielsen’s business operations, or

(iii) if items 29.2(i) or 29.2(ii) cannot be accomplished with Commercially Reasonable Efforts, remove the infringing item from the scope of Services and reduce the MCA by the amount that the scope of Services has been reduced because of the infringing item.

29.3	Indemnity by Nielsen

Nielsen agrees to indemnify, defend and hold harmless TCS, TCS Group and Approved Subcontractors and their respective officers, directors, employees, agents, successors and assigns from any and all Losses and threatened Losses arising from third party Claims relating to:

(a) Access, use or operation by TCS of any Nielsen Software, Nielsen Third Party Software or other material provided or permitted by Nielsen in connection with the Services which infringes upon or misappropriates any Intellectual Property Rights of any third parties, except to the extent arising from:

(i) use of Nielsen Software, Nielsen Third Party Software or other material provided or permitted by Nielsen by TCS in a manner materially inconsistent with the specifications and instructions of Nielsen;

(ii) TCS’ use of Nielsen Software, Nielsen Third Party Software or other material provided or permitted by Nielsen by TCS in combination with any product, service or material not provided or authorized by Nielsen and not reasonably necessary for the use of, or reasonably anticipated by, given the nature of such Nielsen Software, Nielsen Third Party Software or other material provided or permitted by Nielsen;

(iii) TCS or TCS’ Agents modifications to Nielsen Software, Nielsen Third Party Software or other material provided or permitted by Nielsen not made, authorized or approved by Nielsen or Nielsen Agents;

(iv) TCS Software or other material provided by TCS; or

(v) Nielsen’s compliance with any design, written instruction or Process Norms provided by TCS (except that this Section 29.3(a)(v) shall not apply if Nielsen knew or should have known that compliance would likely violate any Intellectual Property Rights of a third party);

(b) The death or bodily injury of any agent, employee, TCS business invitee, or business visitor or other person caused by the negligence or wrongful acts or omissions of Nielsen, Nielsen Agents or its employees or subcontractors;

(c) TCS’ compliance with any design, written instruction or Process Norms relating to BPO Services provided by Nielsen (except that this Section 29.3(c) shall not apply if TCS knew or should have known that compliance would likely violate any Intellectual Property Rights of a third party) and

(d) Any liability for premiums, contributions, or taxes payable under any workers’ compensation, unemployment compensation, disability benefit, old age benefit, or payroll tax withholding or failure to withhold payroll taxes for which TCS may be adjudged liable as an employer with respect to any employee or contractors of Nielsen or Affiliates of Nielsen other than any such employees of Nielsen or Nielsen Affiliates who TCS actually offered employment or who it was required to offer employment by TCS under the applicable SOW.

29.4	Additional Obligations for Infringement Claims

In addition to the requirements provided in 29.3(a) above, if any Nielsen Software, Nielsen Third Party Software or other material used by TCS to provide the Services becomes, or in TCS’ reasonable opinion is likely to become, the subject of an infringement or misappropriation Claim, Nielsen will, as directed by TCS:

(i) promptly at Nielsen’s expense secure the right to continue using the item, or

(ii) if this cannot be accomplished with Commercially Reasonable Efforts, then at Nielsen’s expense, replace or modify the item to make it non-infringing or without misappropriation; provided, however, that any such replacement or modification may not degrade the performance or quality of the affected components of TCS’ delivery of the Services, or

(iii) if items 29.4(i) or 29.4(ii) cannot be accomplished with Commercially Reasonable Efforts, remove the infringing item from the scope of Services with no effect on the MCA.

29.5	Indemnification Procedures

With respect to any indemnification Claims, the following procedures shall apply:

(a) Notice. Promptly after receipt by any entity entitled to indemnification under this Section of notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving a Claim in respect of which the indemnified Party will seek indemnification pursuant to this Section, the indemnified Party shall notify the indemnifying Party of such Claim in writing. No failure to so notify indemnifying Party shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate that it was materially prejudiced by such failure. Within fifteen (15) days following receipt of written notice from the indemnified Party relating to any Claim, but no later than ten (10) days before the date on which any response to a complaint or summons is due, the indemnifying Party shall notify the indemnified Party, in writing, if the indemnifying Party elects to assume control of the defense and settlement of that Claim (a “Notice of Election”).

(b) Procedure Following Notice of Election. If the indemnifying Party delivers a Notice of Election relating to any Claim within the required notice period, the indemnifying Party shall be entitled to have sole control over the defense and settlement of such Claim; provided that:

(i) the indemnified Party shall be entitled to participate in the defense of such Claim and to employ counsel at their own expense to assist in the handling of such Claim; and

(ii) the indemnifying Party shall obtain the prior written approval of the indemnified Party before entering into any settlement of such Claim or ceasing to defend against such Claim, unless the proposed settlement releases indemnified Party from any and all liability under such Claim.

After the indemnifying Party has delivered a Notice of Election relating to any Claim in accordance with the preceding paragraph, the indemnifying Party shall not be liable to the indemnified Party for any legal expenses incurred by the indemnified Party in connection with the defense of that Claim. In addition, the indemnifying Party shall not be required to indemnify the indemnified Party for any amount paid or payable by the indemnified Party in the settlement of any Claim for which the indemnifying Party has delivered a timely Notice of Election, unless, having delivered such Notice of Election, the indemnifying Party fails to defend, if such amount was agreed to without the written consent of the indemnifying Party.

(c) Procedure Where No Notice of Election Is Delivered. If the indemnifying Party does not deliver a Notice of Election relating to any Claim within the required notice period (or, having delivered such a notice, fails to defend), the indemnified Party shall have the right to defend the Claim in such manner as it may deem appropriate, at the cost, expense, and risk of the indemnifying Party. The Indemnifying Party shall promptly reimburse the indemnified Party for all such costs and expenses.

29.6	Subrogation

If the indemnifying Party shall be obligated to indemnify the indemnified Party pursuant to this Section 29, the indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the indemnified Party with respect to the Claims to which such indemnification relates.

Section 30.	INSURANCE, FIDELITY BOND

30.1	Insurance Coverage

During the Term, TCS shall maintain at its own expense, and require TCS Agents to maintain at their own expense or TCS’ expense, insurance of the type and at least the amounts provided below from insurers which are acceptable to Nielsen and which are rated A / XII or better in the then most recent edition of Best’s Insurance Reports:

(a) Worker’s Compensation & Employer’s Liability Insurance: Maximum statutory limits for and with respect to the personnel performing services for Nielsen, including Employer’s Liability with a $5,000,000 limit including occupational disease;

(b) Commercial General Liability Insurance, including Contractual Liability, Completed Operations, Personal Injury Coverage, Broad Form Property Damage with a combined single limit of at least $5,000,000 on an occurrence basis and $5,000,000 on an aggregate basis;

(c) Comprehensive Automobile Liability Insurance, including non-ownership and hired car coverage as well as owned vehicles, with a combined single limit of at least $1,000,000 and at least $1,000,000 on an aggregate basis;

(d) Professional Liability and Errors and Omissions Insurance in an amount of $5,000,000 per claim, with an aggregate limit of at least $10,000,000; and

(e) Umbrella coverage for (b) and (c) above of $25,000,000.

30.2	Insurance Documentation

Upon Nielsen’s request, TCS shall furnish to Nielsen certificates of insurance or other appropriate documentation (including evidence of renewal of insurance) evidencing all coverages required by in Section 30.1 and, if and to the extent applicable, naming Nielsen as additional insureds. Such certificates or other documentation will include a provision whereby thirty (30) days notice must be received by Nielsen prior to coverage, cancellation or material alteration of the coverage by either TCS or TCS Agents or the applicable insurer. Such cancellation or material alteration shall not relieve TCS of its continuing obligation to maintain insurance coverage in accordance with this Section 30.

30.3	Insurance Provisions

(a) The insurance coverages under Section 30.2 shall be primary, and all coverage shall be non-contributing with respect to any other insurance or self-insurance that may be maintained by Nielsen. All coverage required by Section 30.2 shall include a waiver of subrogation and a waiver of any insured-versus-insured exclusion regarding Nielsen. If any coverage is written on a claims-made basis, it shall have a retroactive date no earlier than the Agreement Effective Date and, notwithstanding the termination of this Agreement, either directly or through ‘tail’ coverage shall allow for reporting of claims until the period of the applicable limitations of actions has expired.

(b) In the case of loss or damage or other event that requires notice or other action under the terms of any insurance coverage specified in this 30.1, TCS shall be solely responsible to take such action. TCS shall provide Nielsen with contemporaneous notice and with such other information as Nielsen may request regarding the event.

(c) TCS’ obligation to maintain insurance coverage shall be in addition to, and not in substitution for, TCS’ other obligations hereunder and TCS’ liability to Nielsen for any breach of an obligation under this Agreement which is subject to insurance hereunder shall not be limited to the amount of coverage required hereunder.

30.4	Fidelity Insurance

During the Term TCS shall carry a fidelity bond or insurance (the “Fidelity Bond”) covering its and its Affiliates’ officers, employees, and subcontractors, with a limit of not less than ten million dollars ($10,000,000) underwritten by an insurer acceptable to Nielsen and licensed to do business in the United States. The Fidelity Bond shall cover theft, fraud, dishonest acts, and computer crime and shall name Nielsen as a loss payee with respect to any loss involving Nielsen. TCS shall provide to Nielsen a certificate evidencing such insurance upon execution of this Agreement. Said certificate shall include a provision whereby thirty (30) days notice must be received by Nielsen prior to coverage cancellation or material alteration of the coverage by TCS or by the applicable insurer.

30.5	Claims Procedures

In the event of any:

(a) loss, theft, damage, destruction, confiscation or other casualty occurrence with respect to any real, personal, tangible or intangible property of Nielsen covered by the above insurance or Fidelity Bond, or

(b) any claim made by, or on behalf of, any third party, including any employee, agent or representative of TCS (and including any party covered by the provisions of any applicable workers compensation law) against Nielsen related to or arising out of the performance or non-performance by TCS hereto of its obligations hereunder (each of the events referred to in the preceding clauses (a) and (b) being hereinafter referred to as an “Insured Event”), in addition to any and all rights and remedies which Nielsen may have under this Agreement or as an additional insured under the foregoing policies or Fidelity Bond, Nielsen shall notify TCS promptly in writing of the occurrence of such Insured Event, setting forth in detail the nature of the occurrence giving rise thereto, and the amount of Nielsen’s estimated loss or liability in respect thereof (such estimated loss or liability being referred to as a “Claim”). Nielsen may update the Claim from time to time as factual circumstances dictate. In connection with any Insured Event, TCS shall not accept payment under any insurance policy described above or under the Fidelity Bond, or settle any payment or claim thereunder, in an amount less than the amount of the Claim without Nielsen’s prior written consent, and TCS hereby assigns to Nielsen, and agrees to pay to Nielsen immediately upon receipt, including by endorsing to Nielsen any instrument representing such proceeds, the amount of any payment received by TCS under such insurance policies or Fidelity Bond in respect of an Insured Event, and further agrees to receive and to hold the same in trust for the benefit of Nielsen until payment in full thereof to Nielsen in accordance herewith and satisfaction of the Claim.

Section 31. MISCELLANEOUS PROVISIONS

31.1	Assignment

This Agreement may not be assigned by TCS without the prior written consent of Nielsen. Nielsen shall have the right to assign this Agreement, or any portion hereof, without TCS’ consent, to an Affiliate or pursuant to an acquisition, merger or the sale of all or substantially all of the assets of Nielsen. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the Parties. Assignment of this Agreement by Nielsen shall not relieve Nielsen from the obligations with respect to MCA.

31.2	Notice

All notices, requests, claims, demands, and other communications (collectively, “Notice”) under this Agreement shall be in writing and shall be given or made by delivery in person (against a signed receipt), by courier service, or by certified mail (postage prepaid, return receipt requested) to the respective Party at the address provided below or at such other address as such Party may hereafter notify the other Party in accordance with this Section 31.2. Because notices by facsimile and email may not be given the appropriate degree of attention and because facsimile numbers and email addresses change regularly, such notices shall not be effective unless responded to by the intended recipient. Each such Notice will be effective when actually received at the respective addresses specified below:

If to TCS:

TCS America	With a copy to:

101 Park Avenue	Natarajan CS
New York, NY 10178	Client Relationship Director
Attn: Satyanarayan Hegde, Esq., General Counsel	Tata Consultancy Services
379 Thornall Street, 11th Floor
Edison, NJ 08837

If to Nielsen:

ACNielsen (US), Inc.	With a copy to:

c/o Mitchell J. Habib	ACNielsen (US), Inc.
Executive Vice President, Global Business Services	c/o Chief Legal Officer
The Nielsen Company	The Nielsen Company
50 W. River Center Blvd.	45 Danbury Road
Suite 600	Wilton, CT 06897
Covington, KY 41011

31.3	Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one single agreement between the Parties.

31.4	Relationship

The Parties intend to create an independent contractor relationship and nothing contained in this Agreement shall be construed to make either Nielsen or TCS partners, joint ventures, principals, agents or employees of the other. No officer, director, employee, agent, affiliate or contractor retained by TCS to perform work on Nielsen’s behalf under this Agreement shall be deemed to be an employee, agent or contractor of Nielsen. Neither Party shall have any right, power or authority, express or implied, to bind, or make representations on behalf of the other.

31.5	Severability

If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, then such provision will be deemed restated, in accordance with applicable Law, to reflect as nearly as possible the original intentions of the Parties, and the remaining provisions of this Agreement, if capable of substantial performance, shall remain in full force and effect.

31.6	Waiver; Approvals

No delay or omission by either Party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any Party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing and signed by the Party waiving its rights. All approvals required hereunder shall be in writing. For the convenience of the Parties a number (but not all) of the places in this Agreement specify that a Party’s approval must be in writing, the absence of such a requirement in any other provision shall not be construed as not requiring such approval as being in writing.

31.7	Publicity

TCS may quote Nielsen as a customer. TCS may publish a Nielsen case study in the TCS brand campaign, including advertisements in leadings newspapers, magazines, and other media. Notwithstanding the foregoing, under no circumstances will TCS use Nielsen’s name or mark without Nielsen’s prior written approval on the content, media and timing of such use. Nielsen will participate in a joint press release with TCS promptly following the Agreement Effective Date. Nielsen will be reasonably available to serve as a reference to prospective TCS customers.

31.8	Headings

The headings of the Sections used in this Agreement are included for reference only and are not to be used in construing or interpreting this Agreement.

31.9	Survival

The following Sections shall survive termination or expiration of this Agreement for any reason: Section 1 (Background, Objectives and Definitions), Section 31.14 (Non-Solicitation), Section 13 (Software and Proprietary Rights), Section 14 (Data Ownership, Protection and Return of Data), Section 17.4 (Payment Upon Termination or Expiration), Section 18.5 (Rights of Set Off), Section 18.6 (Refundable Items); Section 18.7 (Unused Credits), Section 21 (Taxes, to the extent a tax liability is incurred by a Party prior to the later of the termination or expiration of this Agreement or the expiration of any Termination-Expiration Assistance Period), Section 22 (Audits), Section 23 (Confidentiality), Section 24 (Representations and Warranties), Section 25 (Dispute Resolution), Section 26.6 (Nielsen’s Payment Obligation Upon Termination or Expiration), Section 27 (Termination-Expiration Assistance), Section 28 (Limitation of Liability), Section 29 (Indemnification), Section 30 (Insurance, Fidelity Bond) and Section 31 (Miscellaneous Provisions).

31.10	Covenant of Further Assurance

The Parties covenant and agree that, subsequent to the execution and delivery of this Agreement and, without any additional consideration, each of the Parties shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Agreement.

31.11	Negotiated Terms

The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

31.12	Governing Law and Jurisdiction

This Agreement shall be governed exclusively by and construed in accordance with the laws of the State of New York and the Federal laws of the United States of America, excluding conflict of laws provisions. The Parties consent and agree that all legal proceedings arising out of or relating to this Agreement shall be exclusively maintained in either the federal or state courts located in New York County, New York. TCS hereby designates its office at 101 Park Avenue, New York, New York 10178 as the location for service of process in any action or proceeding arising under this Agreement and waives any international treaty provisions with respect to such service of process. Service of process in any action or proceeding arising hereunder shall be by certified U.S. mail only. The Parties agree that all Disputes, controversies or claims arising out of or related to this Agreement will be settled only in accordance with Section 25 hereof; provided, however, that either Party shall not be precluded by the foregoing from seeking equitable relief where appropriate in such court of competent jurisdiction. Further, TCS hereby agrees and covenants not to challenge or dispute the applicability or enforceability of any order, injunction, judgment or other action taken by such court, regardless of the location where such application, enforcement or award is sought and any such relief granted would be considered conclusive and binding between the Parties.

31.13	Permits

The Parties acknowledge that certain Services to be provided under this Agreement may be subject to export controls under the laws and regulations of the United States, India and other countries to the extent such Services are provided from Service Locations outside of the United States and India. TCS will be responsible, as part of the Services, for securing, with Nielsen’s reasonable cooperation, all permits, licenses, regulatory approvals and authorizations, whether domestic or international, and including all applicable import/export control approvals (collectively, “Permits”) required for TCS to provide the Services to Nielsen and will take all lawful steps necessary to maintain such Permits during the term of this Agreement. TCS will have financial responsibility for, and will pay, all fees and taxes associated with obtaining such Permits. TCS shall be solely responsible for compliance with all Laws relating to data protection and privacy and/or trans-border data flow. TCS will pay for and be solely responsible for obtaining and maintaining such visas as may be required for its employees to enter and remain in the country in which Services are rendered in connection with this Agreement.

31.14	Non Solicitation of Employees

(a) Except as provided in Sections 31.14(b) and 31.14(c) below, Nielsen and its Majority Owned Affiliates will be prohibited from soliciting or hiring the employees of TCS and the TCS Group and TCS will be prohibited from soliciting or hiring the employees of

Nielsen or its Majority Owned Affiliates if (i) in the case of TCS Personnel, such employee is performing any Services under this Agreement or, (ii) in the case of Nielsen personnel, such employee is associated with the Services. Such restriction will remain effective for a period of one (1) year after such individual ceases to be performing the Services or associated with the Services.

(b) TCS or a member of TCS Group may hire any employee or contractors of Nielsen or a Majority Owned Affiliate to the extent required or permitted to do so in accordance with Schedule E or an applicable SOW.

(c) In Nielsen’s sole discretion, Nielsen may:

(i) commencing January 1, 2008, hire up to ten (10) TCS Personnel per calendar year at any time. This right shall not carry forward to subsequent years (i.e., Nielsen may not hire more than ten (10) employees per calendar year even if Nielsen hired less than ten (10) employees in the previous year);

(ii) upon termination or expiration of this Agreement, hire any TCS Personnel that were formerly Nielsen employees, provided that such employees are assigned to the Nielsen account at the time Nielsen makes the offer of employment;

(iii) within thirty (30) days after receipt of notice from TCS of its intent to remove a Nielsen Preemption Right Employee, Nielsen may offer to hire the applicable Preemption Right Employee; and

(iv) if, during Contract Years 10 and 11, TCS fails to meet the Tier One Quality of Service Metric for retention of Key Personnel, Nielsen may hire up to twenty-five percent (25%) of the Key Personnel in the aggregate during Contract Year 10 and Contract Year 11.

31.15	Changes In and Relationship of Various Parties

(a) The Parties acknowledge that Tata Sons Limited, which was a party to the Original MSA, transferred its Tata Consultancy Services division to TCSL on August 9, 2004, which assumed Tata Sons Limited’s rights and obligations under the Original MSA. ACNielsen Corporation, which was a party to the Original MSA, has assigned its rights and obligations to Nielsen as of Agreement Effective Date.

(b) TCS America and TCSL shall have joint and several liability with respect to all of the rights and obligations of TCS under this Agreement. Any amendments, notices, consents, approvals, SOWs, Change Orders and any other operative documents pursuant to or under this Agreement may be signed by TCS America or TCSL or both on behalf of TCS and any such document executed only by TCS America or TCSL shall be binding on both TCSL and TCS America.

31.16	Entire Agreement

This Agreement represents the entire agreement between the Parties with respect to its subject matter, and supersedes any prior representations, proposals, understandings, agreements, or contemporaneous discussions, whether oral or written, between the Parties relative to such subject matter.

31.17	Existing SOWs

All SOWs in effect as of the Agreement Effective Date are hereby ratified and remain in full force and effect, and shall be subject to this Agreement, including the provisions of Section 17.1.

31.18	Amendment; No Electronic Signatures; Waiver

This Agreement may be amended or supplemented only by means of a physical writing manually signed by the Parties. This Agreement may only be modified by a written agreement duly signed by the persons authorized to sign agreements on behalf of the Parties. No terms and conditions contained in any “click-wrap” license or similar electronic notification shall be of force or effect, nor shall any terms and conditions contained in any invoice or similar transactional document used by TCS be deemed to amend or supplement this Agreement. Nielsen does not agree to the use of electronic signatures with respect to this Agreement or any amendment, modification or transactional document relating to hereto. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. For avoidance of doubt, amendments to the Schedules to this Agreement shall be adopted in accordance with the procedures provided in Schedule J.

IN WITNESS WHEREOF, the Parties have each caused this Agreement to be signed and delivered by its duly authorized representative.

ACNIELSEN (US), INC.	TATA AMERICA INTERNATIONAL CORPORATION

By:	By:
Name:	Name:
Title:	Title:

TATA CONSULTANCY SERVICES LIMITED

By:
Name:
Title:

As and by way of material inducement for TCS to enter into this Agreement, The Nielsen Company B.V. (“Guarantor”), a Dutch company and the indirect parent company of ACNielsen (US), Inc. (“Nielsen”), for good and valuable consideration the receipt and adequacy of which is hereby acknowledged, hereby unconditionally guarantees Nielsen’s (or its permitted assignee’s and successor’s) performance of its payment obligations as and when become due and payable under this Agreement for a maximum amount of the MCA.

1. This guarantee shall be irrevocable continuing guarantee and enforceable against Guarantor notwithstanding the insolvency of Nielsen or assignment of this Agreement by Nielsen.

2. Guarantor hereby waives any notice or consent requirements with respect to any modification or amendment of this Agreement or any extension of time to perform and Guarantor’s consent shall not be required for, and this guaranty shall continue to apply to, any such modification or amendment to this Agreement made by the Parties in accordance with the terms of this Agreement; provided that if at any time Nielsen (or the assignee or successor) and Guarantor cease to be Affiliates of one another Guarantor may notify TCS in writing of such change in affiliation and thereafter no amendment or any modification or amendment to this Agreement that increases Guarantor’s financial obligations hereunder (including any increase in the MCA, as it may have been reduced) shall not be binding or enforceable against the Guarantor unless such modification or amendment was made with the written consent of the Guarantor. For clarity, it is agreed that a notification of disaffiliation shall not relieve Guarantor of the liability for any MCA owed as of the date of the receipt of such notification by TCS.

3. TCS shall not unreasonably refuse to discharge Guarantor of the obligations hereunder if Nielsen or its assignee or successor provides alternative financial assurances reasonably acceptable to TCS.

THE NIELSEN COMPANY B.V.

By:

Accepted and Agreed to:

TATA AMERICA INTERNATIONAL CORPORATION

By:

TATA CONSULTANCY SERVICES LIMITED

By: